                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Commission Use Only
                                                (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            The Tranzonic Companies
--------------------------------------------------------------------------------
                (Name of Registrant as Specified on Its Charter)

                            The Tranzonic Companies
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                    Common Shares, Without Par Value

     (2)  Aggregate number of securities to which transaction applies: 3,498,288

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $104,958,355, which is the sum of (i) the product of the merger consideration payable per share multiplied by the number of outstanding shares; plus (ii) the aggregate sum of the difference between the merger consideration payable per share and the exercise price of each outstanding share option.

     (4)  Proposed maximum aggregate value of transaction: $104,958,355

     (5)  Total fee paid: $20,992

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, schedule or registration statement no.: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                            THE TRANZONIC COMPANIES
                            30195 CHAGRIN BOULEVARD
                            PEPPER PIKE, OHIO 44124

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            ------------------------


     Notice is hereby given that a Special Meeting of Shareholders of The Tranzonic Companies will be held at Courtyard by Marriott, Cleveland East, 3695 Orange Place, Orange Village, Ohio 44122, on January 22, 1998 at 11:00 a.m., local time, for the purpose of voting on the adoption of the Agreement and Plan of Reorganization by and among The Tranzonic Companies, TZ Acquisition Corp. and TZA Sub Corp. dated October 16, 1997 pursuant to which TZA Sub Corp., a newly-formed subsidiary of TZ Acquisition Corp., will be merged with and into The Tranzonic Companies and each outstanding common share of The Tranzonic Companies will be converted into the right to receive $29.00 in cash (subject to adjustment in certain circumstances as described in the accompanying Proxy Statement).


     Only Shareholders of record at the close of business on December 29, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     You are cordially invited to attend the Special Meeting. Whether or not you expect to be present, you are urged to complete, sign, date and mail the enclosed proxy in the enclosed return envelope to assure that your shares will be represented at the Special Meeting.

                                          By order of the Board of Directors,

                                          JAMES H. BERICK
                                          Secretary

December 31, 1997

      YOUR VOTE IS IMPORTANT -- PLEASE COMPLETE AND RETURN YOUR PROXY CARD

                            THE TRANZONIC COMPANIES
                            30195 CHAGRIN BOULEVARD
                            PEPPER PIKE, OHIO 44124

                                PROXY STATEMENT


     This Proxy Statement is being furnished to Shareholders of The Tranzonic Companies, an Ohio corporation ("Tranzonic" or the "Company"), in connection with the solicitations of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held at Courtyard by Marriott, Cleveland East, 3695 Orange Place, Orange Village, Ohio 44122 on January 22, 1998 at 11:00 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement is first being mailed on or about December 31, 1997.



     At the Special Meeting, Shareholders will be asked to act upon a proposal to adopt the Agreement and Plan of Reorganization dated October 16, 1997 (the "Merger Agreement"), among Tranzonic, TZ Acquisition Corp. ("Acquisition Corp."), which is a newly-formed subsidiary of Linsalata Capital Partners Fund II, L.P. (the "Fund"), and TZA Sub Corp., a newly-formed subsidiary of Acquisition Corp. ("Sub"). Under the Merger Agreement, Sub will be merged with and into Tranzonic (the "Merger") and each common share, without par value, of Tranzonic (the "Shares") will be converted into the right to receive $29.00 per share in cash, except for Shares as to which dissenters' rights are perfected under the Ohio General Corporation Law ("Ohio Law"). In addition, all exercisable options to acquire Shares outstanding on the Effective Date (hereinafter defined) will be converted, upon exercise, into the right to receive, in cash, the positive difference, if any, between $29.00 and the exercise price per Share of each such option. The $29.00 per share cash merger consideration is subject to adjustment in the event that certain reimbursable indemnification claims are made against the Company or the Company's wholly-owned subsidiary, Baxter Tube Company, under the Agreement pursuant to which substantially all of the assets of such subsidiary were sold. See "BACKGROUND AND REASONS FOR THE MERGER -- Baxter Agreement". Such adjustment may reduce the merger consideration by as much as $.55 per share. See the opinion of Carleton, McCreary, Holmes & Co., financial advisor to Tranzonic, attached hereto as Annex II. The adjustment amount may be held in escrow for up to two years from the Effective Date of the Merger. The closing price of the Shares on the American Stock Exchange on December 22, 1997 was $28.375. Receipt of the merger consideration will be taxable to the Company's Shareholders. The Company's Shareholders will not retain an interest in the new company following consummation of the Merger.


     The Board of Directors unanimously has approved the Merger and has found the Merger to be fair to and in the best interests of the Shareholders.

     The Board of Directors has fixed the close of business on December 29, 1997 as the record date for determining the Shareholders entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date there were 3,498,288 Shares issued and outstanding and entitled to vote. Holders of record of Shares on the record date are entitled to one vote per Share.


     The affirmative vote of the holders of a majority of the Shares outstanding on the record date will be required to adopt the Merger Agreement. While not counted as votes for or against the proposal, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement.


     Robert S. Reitman, Chairman, President and Chief Executive Officer of the Company, David J. Golden, Senior Vice President of the Company, Sylvia K. Reitman, a Director of the Company, and Robert S. and Sylvia K. Reitman Family Foundation have entered into a Voting Agreement (the "Voting Agreement") with Acquisition Corp. pursuant to which they have agreed to vote in favor of adoption of the Merger Agreement an aggregate of 1,602,322 Shares beneficially owned by them, or 45.8% of the Shares entitled to vote at the Special Meeting (including 575,493 Shares held by an Estate of which Mr. Golden and Ms. Reitman are co-executors). In addition, the Company has been advised that Mr. Golden and Ms. Reitman, pursuant to the powers granted them by the Louis B. Golden Insurance Trust, will instruct the trustees of said Trust, a holder of 200,293 Shares, to vote such Shares in favor of adoption of the Merger Agreement, and the trustees are obligated so to vote. This will result in 51.5% of outstanding Shares being voted in favor of the Merger Agreement.

     Shares represented by properly executed proxies, and not revoked, will be voted in accordance with the instructions indicated thereon. If no contrary instructions are indicated, the Shares represented by such proxies will be voted FOR adoption of the Merger Agreement. A Shareholder may revoke his proxy at any time before it is voted at the Special Meeting by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the Special Meeting and electing to vote in person.


     Solicitation may be made by mail, personal interview, telephone or facsimile transmission by directors, officers and regular employees of the Company without special compensation. Arrangements have been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the Company's common shares, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for their expenses in connection therewith.


                                    SUMMARY

     The following summary is intended to highlight certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to (i) the more detailed information contained elsewhere in this Proxy Statement, (ii) the documents annexed hereto and (iii) the documents referred to and incorporated herein.

THE MERGER

Terms of Merger............  Sub will be merged with and into Tranzonic, which will be the surviving corporation, and each Share will be converted into the right to receive $29.00 in cash (the "Merger Consideration") (subject to adjustment as described below under "BACKGROUND AND REASONS FOR THE MERGER -- Baxter Agreement"), except for Shares as to which holders perfect dissenters' rights under Ohio Law.

Conditions to the Merger...  The respective obligations of the Company,
                             Acquisition Corp. and Sub to consummate the Merger are subject to the satisfaction of certain conditions, including adoption of the Merger Agreement by the requisite vote of Shareholders of the Company, the continuing accuracy of representations and warranties of each party, performance of obligations by each party, and other conditions customary for a transaction of this nature. See "THE MERGER -- Conditions to Merger."

Vote Required..............  The Merger will not be consummated unless the
                             Merger Agreement is adopted by the affirmative vote of the holders of a majority of the Shares outstanding on the record date. On that date there were 3,498,288 Shares outstanding, of which the directors and executive officers of the Company beneficially own or direct the voting of 1,989,029 Shares or 56.9% of the total number of outstanding Shares, an amount in excess of the majority vote required to adopt the Merger Agreement. Under a Voting Agreement with Acquisition Corp., Robert S. Reitman, Chairman, President and Chief Executive Officer of the Company, David J. Golden, Senior Vice President of the Company, Sylvia K. Reitman, a Director of the Company, and Robert S. and Sylvia
                             K. Reitman Family Foundation, who beneficially own in the aggregate 1,602,322 Shares, have agreed to vote such Shares FOR adoption of the Merger Agreement. In addition, Mr. Golden and Ms. Reitman control the voting of the 200,293 Shares held by the Louis B. Golden Insurance Trust, and have agreed to direct that such Shares be voted FOR adoption of the Merger Agreement.

Termination................  In certain circumstances, if the Merger Agreement is terminated prior to consummation of the Merger, the Company is obligated to pay to the Fund a termination fee in the amount of $3,000,000. See "MERGER -- Termination, Fees and Expenses."

Recommendation of Board of
  Directors................  The Board of Directors of the Company has found the
                             Merger to be fair to and in the best interests of the Shareholders; unanimously has approved the Merger Agreement; and recommends its adoption by Shareholders of the Company. A copy of the Merger Agreement is attached hereto as Annex I.

Opinion of Financial
Advisor....................  On October 16, 1997, Carleton, McCreary, Holmes &
                             Co., a division of Key Capital Markets, Inc., delivered its opinion to the Board of Directors of the Company that, as of the date of such opinion, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the written opinion of Carleton, McCreary, Holmes & Co., which is attached hereto as Annex II and which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is incorporated herein by reference. Shareholders are urged to, and should, read such opinion in its entirety. See "BACKGROUND AND REASONS FOR THE MERGER -- Opinion of Financial Advisor."

Effective Date.............  The Merger will be consummated after receipt of
                             Shareholder and regulatory approval and after satisfaction or waiver of all other conditions under the Merger Agreement. It currently is anticipated that the Merger will be consummated on or before February 27, 1998. See "THE MERGER -- Conditions to Merger."

Payment for Shares.........  If the Merger is consummated, Shareholders will be advised of the procedure to be followed in surrendering their stock certificates in exchange for the cash consideration payable to them under the Merger Agreement. Payment will be made as promptly as practicable following such surrender. No share certificates should be surrendered at this time. See "THE MERGER -- Payment for Shares."

Federal Income Tax
  Consequences.............  A Shareholder will recognize capital gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. See "THE MERGER -- Certain Federal Income Tax Consequences."

Interest of Certain Persons
in the Merger..............  Messrs. Robert S. Reitman, Morton L. Reitman, David
                             J. Golden, Richard J. Sims and Richard J. Pennza, and Ms. Alayne L. Reitman, who are executive officers and/or directors of the Company, have an interest in the Merger. As a result of the Merger and pursuant to certain employment and other benefit agreements with the Company, such officers and directors have the right to receive, in the aggregate, up to $3.1 million, plus certain additional amounts as are not currently determinable. However, Messrs. Robert S. Reitman, Morton L. Reitman and Richard J. Sims are expected to enter into amended or new employment agreements with the surviving corporation in connection with the Merger. See "INTEREST OF CERTAIN PERSONS IN THE MERGER."

Dissenters' Rights.........  The Shareholders of the Company will be entitled to dissenters' rights under Ohio Law by complying with
                             Section 1701.85 of the Ohio Law. Shareholders must vote against the Merger, abstain from voting or withhold their vote in order to exercise their dissenters' rights following the Special Meeting. The text of Section 1701.85 is attached hereto as Annex III. See "THE MERGER -- Dissenters' Rights."

Market Prices..............  Tranzonic's common shares are listed for trading on the American Stock Exchange under the symbol "TNZ". On October 16, 1997, the last full trading day prior to the public announcement of the Merger Agreement, the closing price of Tranzonic's common shares was $29 1/8.

Financial Information......  Certain historical and unaudited pro forma financial information of the Company is set forth on pages F-1 through F-19 of the this Proxy Statement.

                                   THE MERGER

     The following description of the terms of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex I. All Shareholders are urged to read the Merger Agreement.

GENERAL


     The Merger Agreement provides that Sub will be merged with and into Tranzonic and each outstanding Share, other than Shares as to which the holder has perfected dissenters' rights under Ohio Law, will be converted into the right to receive $29.00 in cash (the "Merger Consideration"). The Merger Consideration is subject to possible reduction by as much as $.55 per Share as described under "BACKGROUND AND REASONS FOR THE MERGER -- Baxter Agreement", below and in the opinion of Carleton, McCreary, Holmes & Co. attached hereto as Annex II. On October 15, 1997, Tranzonic completed the sale of substantially all of the assets of its Baxter Tube Company subsidiary. In the event claims are made by the buyer for indemnification in connection with such sale, a portion of the Merger Consideration may be held in escrow pending resolution of such claims, and the amount of Merger Consideration payable for each outstanding Share ultimately may be reduced. See "BACKGROUND AND REASONS FOR THE
MERGER -- Baxter Agreement", below.


     Tranzonic, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Acquisition Corp., which itself is a subsidiary of the Fund, and Sub's separate existence will cease.

EFFECTIVE DATE

     If the Merger Agreement is adopted by the requisite vote of the Shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or, if permissible, waived, the Merger will be effective at the time the parties file a certificate of merger with the Secretary of State of Ohio in accordance with the requirements of Ohio Law (the "Effective Date"). It is currently anticipated that the Merger will be completed on or before February 27, 1998.

PAYMENT FOR SHARES


     Promptly after the Effective Date, Shareholders will receive instructions as to the procedures to be followed in surrendering their Shares in exchange for the Merger Consideration. In order to receive payment, each Shareholder will be required to surrender the certificate or certificates representing Shares to Harris Trust Company of New York, the paying agent selected by Tranzonic and Acquisition Corp. Upon surrender of such certificate or certificates to the paying agent and delivery of other customary documents which may be required by such instructions, a Shareholder will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such certificate or certificates. The Merger Consideration is subject to possible reduction as described under "BACKGROUND AND REASONS FOR THE MERGER -- Baxter Agreement", below. The paying agent will not be obligated to remit payment to a Shareholder until the Shareholder delivers the certificate or certificates representing his Shares or, if any certificate is lost, stolen or destroyed, an appropriate affidavit of loss and indemnity agreement and, if required, the posting of a bond in the amount specified by Acquisition Corp. SHAREHOLDERS SHOULD NOT SURRENDER THEIR SHARE CERTIFICATES AT THIS TIME.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A Shareholder will recognize gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. A Shareholder exercising dissenter's rights under Ohio Law will also recognize gain or loss in an amount equal to the difference between the cash received by him in redemption of his Shares and his aggregate tax basis in such Shares. Whether a Shareholder recognizes capital gain or loss depends upon whether such Shareholder held his Shares as a capital asset. Further, the type of capital gain or loss a Shareholder will recognize depends upon how long such Shareholder held his Shares as a capital asset. Shareholders should consult their own tax advisors as to the income tax consequences to them of the transaction contemplated hereby.

CONDITIONS TO THE MERGER

     Conditions for both the Company and Acquisition Corp. The obligations of each of Tranzonic and Acquisition Corp. to consummate the Merger are subject to the following conditions: (i) adoption of the Merger Agreement by the requisite vote of the Shareholders of Tranzonic, (ii) the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the consummation of the Merger, and (iii) the absence of the enactment or issuance by any governmental authority, agency or court of any law, rule, regulation, order, decree, ruling or injunction which has the effect of making the Merger illegal or prohibiting its consummation.

     Conditions for Acquisition Corp. The obligations of Acquisition Corp. and Sub to consummate the Merger are subject to the following conditions: (i) the making or receipt of all necessary corporate filings or approvals necessary to consummate the Merger; (ii) the representations and warranties of the Company in the Merger Agreement being true and correct in all material respects immediately prior to the Effective Date; (iii) the resignation of each director of Tranzonic, effective as of the Effective Date; (iv) performance by the Company of each obligation and covenant required to be performed by it under the Merger Agreement prior to the Effective Date; (v) there being no material adverse change in the business, operations or assets of the Company; and (vi) the aggregate number of Shares represented by options which are not exercised by the holders thereof, plus issued and outstanding Shares as to which dissenter's rights shall have been perfected, not exceeding 5% of the outstanding Shares on a fully-diluted basis.

     Conditions for Tranzonic. The obligation of the Company to consummate the Merger is subject to the following conditions: (i) the making or receipt of all necessary corporate filings or approvals necessary to consummate the Merger;
(ii) the representations and warranties of Acquisition Corp. and Sub in the Merger Agreement being true and correct in all material respects immediately prior to the Effective Date; and (iii) the performance by Acquisition Corp. and Sub of each obligation and covenant required to be performed by them under the Merger Agreement prior to the Effective Date.

COVENANTS OF TRANZONIC

     In the Merger Agreement, Tranzonic has agreed to convene a meeting of its Shareholders for the purpose of voting on the Merger Agreement and in connection therewith to prepare and file with, and use all reasonable efforts to obtain Securities and Exchange Commission clearance of, and thereafter mail to Shareholders, a proxy statement that includes the recommendation of the Board of Directors that the Shareholders of the Company adopt the Merger Agreement (unless such recommendation would be inconsistent with the fiduciary duties of the directors).

COVENANTS OF ACQUISITION CORP.

     In the Merger Agreement, Acquisition Corp. has covenanted that, on or before the Effective Date, it shall have an amount of capital which is at least sufficient to make payment in full on the Effective Date of the Merger Consideration to each Shareholder. In addition, Acquisition Corp. has covenanted that, after giving effect to the

Merger, it shall have a net worth of not less than $17,500,000 and an aggregate amount of working capital (including cash held at closing by the Company) and current availability under lines of credit of not less than $8,500,000.

MUTUAL COVENANTS OF TRANZONIC AND ACQUISITION CORP.

     In the Merger Agreement, the parties have agreed to file Notification and Report Forms under the HSR Act and to cooperate with each other in the preparation thereof.

     In addition, each party has agreed to use reasonable efforts and cooperate fully with all reasonable requests of the other in connection with the satisfaction by each of the conditions to the Merger.

CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO EFFECTIVE DATE

     General. The Merger Agreement requires the Company to conduct the business of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice and to use reasonable efforts to preserve intact the present business organization of the Company and its subsidiaries, to keep available the services of its current officers, employees and consultants and to preserve the existing relationships with persons having business dealings with which either the Company or any of its subsidiaries. In addition, the Merger Agreement restricts or prohibits the Company from engaging in certain transactions prior to the Effective Date without the prior written consent of Acquisition Corp., including (i) amending its Articles of Incorporation or Code of Regulations; (ii) issuing (except pursuant to the exercise of existing stock options), selling, granting or encumbering any shares of capital stock of the Company or any of its subsidiaries or any options, warrants, convertible securities or other rights to acquire shares of capital stock of the Company;
(iii) selling, encumbering or disposing of any material assets of the Company or any of its subsidiaries, except for sales in the ordinary course of business; or
(iv) declaring or paying any dividend or distribution on its Common Shares, other than the regular quarterly dividend of $0.07 per common share paid on October 15, 1997, or purchasing, redeeming or otherwise acquiring any such shares.

     No Solicitation or Other Acquisition Proposals. The Company has agreed that neither it nor any of its subsidiaries will solicit or initiate any proposals or offers from any person to effect any acquisition of all or a material amount of the assets or equity securities of, or any merger, consolidation or business combination with, the Company or any of its subsidiaries or, except to the extent required by the fiduciary duties of the Board of Directors, participate in any negotiations with, or furnish any information or assistance to, any other person with respect to any such transaction.

CERTAIN CORPORATE AND RELATED MATTERS AFTER THE EFFECTIVE DATE

     The Articles of Incorporation and Code of Regulations of the Company as in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Code of Regulations of the surviving corporation, following the Effective Date, until amended.

     The directors of Sub immediately prior to the Effective Date will become the directors of the Company, as the surviving corporation, following the Effective Date, and such directors will elect new officers for the surviving corporation.

TERMINATION, FEES AND EXPENSES

     Termination. The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after adoption of the Merger Agreement by the Shareholders of the Company:

          (a) by the mutual written consent of the respective Boards of Directors of Sub, the Company and Acquisition Corp.;

          (b) by any of Acquisition Corp., Sub or the Company if (i) the Merger has not been consummated by February 27, 1998, and the party electing to terminate the Merger Agreement is not in material breach of its material obligations thereunder; (ii) the Shareholders of the Company vote against adopting the Merger

     Agreement and approving the Merger; (iii) a final and nonappealable order, decree or ruling shall have been issued or other action taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the Merger; or (iv) if the Company receives an Acquisition Proposal (hereinafter defined) which, in the opinion of the Board of Directors of the Company, is more favorable to the Shareholders of the Company than the transactions contemplated by the Merger Agreement and which offer a majority of the Board has voted to accept and has accepted;

          (c) by the Company if Acquisition Corp. fails to perform in any material respect any of its material obligations under the Merger Agreement or breaches in any material respect any of its material representations or warranties thereunder, which breach is not cured (to the extent susceptible of being cured) within 10 days after written notice from the Company. (See "THE MERGER -- Conditions for Acquisition Corp.");

          (d) by Acquisition Corp. if (i) the Company fails to perform in any material respect any of its material obligations under the Merger Agreement or breaches in any material respect any of its material representations or warranties thereunder, which breach is not cured (to the extent susceptible of being cured) within 10 days after written notice from Acquisition Corp.;
     (ii) the Board of Directors or the Company has (A) failed to call or hold the Shareholders' meeting or failed to conduct the vote to approve the Merger at the Shareholders' meeting as soon as practicable, (B) failed to recommend that its Shareholders approve the Merger, (C) withdrawn, modified (in a manner adverse to Acquisition Corp.) or qualified such recommendation once given or (D) taken any position or action that is inconsistent with such recommendation (including, without limitation, recommending or not opposing any Acquisition Proposal); (iii) a single purchaser or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of purchasers has acquired, after the date of the Merger Agreement, more than 50% of the issued and outstanding Shares; or (iv) following the occurrence of an Acquisition Proposal, the Company shall have breached any covenant or agreement contained in the Merger Agreement such that Acquisition Corp. would be entitled to terminate the Merger Agreement by reason of any event specified in clause (i) of this Paragraph (without regard to any grace period) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the Merger Agreement. See "THE MERGER -- Conditions of Merger -- Conditions for Tranzonic".

     Fees and Expenses. Unless a Nullifying Event (hereinafter defined) exists at the time of termination, the Merger Agreement obligates the Company to pay to the Fund (as assignee of Acquisition Corp.) a fee of $3 million (the "Termination Fee") if the Merger Agreement is terminated by the Company by reason of the occurrence of any of the events set forth in Paragraphs (b)(ii) or
(b)(iv), above. The Merger Agreement also obligates the Company to pay to the Fund (as assignee of Acquisition Corp.) the Termination Fee if the Merger Agreement is terminated by Acquisition Corp. by reason of any of the events specified in Paragraph (b)(iv) above or Paragraphs (d)(iii) or (iv) above, or Paragraphs (b)(ii) or (d)(ii) above following the occurrence of an Acquisition Proposal.

     As used in the Merger Agreement, "Acquisition Proposal" means any (a) publicly-announced proposal, (b) regulatory application or notice (whether in draft or final form), (c) agreement or understanding, (d) disclosure of an intention to make a proposal, or (e) amendment to any of the forgoing, made or filed on or after the date of the Merger Agreement, in each case with respect to any of the following transactions with a counter party other than Acquisition Corp. (or its affiliates): (i) a merger or consolidation, or any similar transaction, involving the Company (other than mergers, consolidations or any similar transactions involving solely the Company and/or one or more wholly-owned subsidiaries of the Company); (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any of its subsidiaries (other than Baxter Tube Company); or (iii) a purchase or other acquisition after the date of the Merger Agreement by a single purchaser or a group (as defined in Section 13(d) of the 1934 Act) of purchasers (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company.

     As used in the Merger Agreement, "Nullifying Event" means an event causing Acquisition Corp. to be in breach of any of its covenants or agreements contained in the Merger Agreement such that the Company shall be entitled to terminate the Merger Agreement as contemplated by Paragraph (c) above, unless such event shall have resulted from or been caused by any act or failure to act of the Company.

DISSENTERS' RIGHTS

     The Shareholders of the Company will be entitled to dissenters' rights. A Shareholder entitled to relief as a dissenting Shareholder must comply with the requirements set forth in Section 1701.85 of the Ohio Law. The following summary is qualified in its entirety by reference to Section 1701.85, the text of which is attached hereto as Annex III.

     A Shareholder who wishes to perfect his rights as a dissenting Shareholder in the event the Merger Agreement is adopted must (a) have been the holder of record of the Shares as to which he seeks relief as of the record date for the Special Meeting, (b) not have voted his Shares in favor of adopting the Merger Agreement and (c) deliver to the Company, not later than ten days after the Special Meeting, a written demand for payment to him of the fair cash value of the Shares as to which he seeks relief. Such written demand must state the name of the Shareholder, his address, the number of Shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

     A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment as described above. Any written demand for payment should be mailed (so that it is received by the Company before the expiration of the ten-day period described above) or delivered to The Tranzonic Companies, 30195 Chagrin Boulevard, Pepper Pike, Ohio 44124,
Attention: James H. Berick, Secretary.

     If the Company sends to a dissenting Shareholder, at the address specified in his written demand, a request for the certificates representing the Shares as to which he seeks relief, the dissenting Shareholder must within fifteen days thereafter deliver the certificates requested. The Company will then endorse the certificates with a legend to the effect that a demand for the fair cash value of the Shares represented thereby has been made and promptly return such certificates to the dissenting Shareholder. Failure on the part of the dissenting Shareholder to deliver such certificates terminates his rights as a dissenting Shareholder, at the option of the Company, exercised by written notice of such termination delivered to him within twenty days after the expiration of the fifteen-day period, unless a court, for good cause shown, otherwise directs. Nevertheless, upon such termination, the Shareholder will be entitled to receive the Merger Consideration (subject to adjustment as described below under "BACKGROUND AND REASONS FOR THE MERGER -- Baxter Agreement") for his Shares.

     Unless the dissenting Shareholder and the Company agree on the fair cash value per Share as to which relief is sought, either may, within three months after service of the Shareholder's written demand, file a complaint in the Court of Common Pleas of Cuyahoga County, Ohio. The Company presently does not intend to initiate any such action. If the court finds that the Shareholder is entitled to be paid the fair cash value of any Shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     Fair cash value will be determined as of the day prior to the Special Meeting, will be the amount a willing seller and willing buyer would accept or pay with neither being under the compulsion to sell or buy, will not exceed the amount specified in the Shareholder's written demand, and will exclude any appreciation or depreciation in the market value resulting from the Merger. The court will make a finding as to the fair cash value of a Share and render judgment against the Company for its payment with interest at such rate and from such date as the court considers equitable. The cost of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting Shareholder will terminate if (a) he has not complied with Section 1701.85 of the Ohio Law, unless the Company by action of its Board of Directors waives such failure; (b) the Company abandons or is finally enjoined or prevented from carrying out the Merger or the Shareholders rescind their adoption of the Merger Agreement; (c) the Shareholder withdraws his demand, with the consent of the Company by action of its Board of Directors; or (d) the Company and the dissenting Shareholder shall not have come to an agreement as to the fair cash value per Share, and neither the Company nor the Shareholder shall have timely filed or joined in a complaint in an appropriate court for a determination of the fair cash value of the Shares.

     Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, a Shareholder who wishes to exercise his dissenters' rights must either not sign or return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on adoption of the Merger Agreement.

     It is a condition to Acquisition Corp.'s obligation to consummate the Merger that the aggregate number of (i) Shares represented by options which are not exercised by the holders thereof and (ii) Shares as to which dissenter's rights are perfected, total less than 5% of the outstanding Shares on a fully-diluted basis.

ACCOUNTING FOR THE MERGER

     The Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. In the application of the purchase method of accounting, all assets and liabilities of the Company will be recorded at their fair value at the Effective Date with a resulting adjustment to Shareholders' equity in an amount equal to the difference between the price paid by Acquisition Corp. and the fair value of the Company's assets minus its liabilities.

COMMON SHARE PRICES


     The Company's common shares are traded on the American Stock Exchange under the symbol "TNZ". At the Company's annual meeting of Shareholders held on August 2, 1996, the Shareholders approved the proposal to convert the Company's Class B Common Shares to Class A Common Shares and to rename the Class A Common Shares as Common Shares. The conversion became effective August 7, 1996. As of December 22, 1997, there were 323 record holders of the Common Shares. The following table sets forth the high and low prices for the common shares of the Company for the periods indicated as reported by the American Stock Exchange and reflects prices in each class, as applicable:


                                                                      HIGH/LOW
                                                                     SALE PRICE
    FISCAL YEAR ENDED                                       ----------------------------
    FEBRUARY 28/29,                                           CLASS A         CLASS B
    ------------------------------------------------------  ------------    ------------
    1995
    First Quarter......................................... $12 1/2  10 7/8  12 3/8  10 3/4
    Second Quarter........................................  14 3/8  11 1/4  13 5/8  10 1/2
    Third Quarter.........................................  22 1/2  13 1/4  20 3/8  12 1/8
    Fourth Quarter........................................  19 1/4  14 3/4  17 3/4  14 3/8
    1996
    First Quarter......................................... $16 1/8  13 3/4  15 1/8  13 1/2
    Second Quarter........................................  15 3/8  13 1/2  15 3/8  13 1/2
    Third Quarter.........................................  15 3/8  13 1/2  14 3/4  13
    Fourth Quarter........................................  14 3/4  11 1/4  14 1/2  11 5/8
    1997
    First Quarter......................................... $12 1/4  10 1/8  12 3/8   9 3/4
    Second Quarter (through August 7, 1996)...............  13      10 7/8  13 1/4  10 3/4
    Second Quarter (after August 7, 1996).................  13 5/8  12
    Third Quarter.........................................  18 1/2  13 3/8
    Fourth Quarter........................................  19 1/8  15
    1998
    First Quarter......................................... $17 3/4  15 3/4
    Second Quarter........................................  24 3/8  16 7/8
    Third Quarter (through October 16, 1997)..............  30 7/8  24 3/8

     On October 16, 1997, the last full trading day prior to the public announcement of the proposed Merger, the high and low sales prices of the Company's common shares were $29 7/16 and $29 1/8, respectively.

DIVIDENDS


     The following table sets forth the dividends declared on the Company's common shares (by class, prior to the third quarter of fiscal 1997) for the last two fiscal years:


                                                                              DIVIDENDS
                                                                         -------------------
                                                                         CLASS A     CLASS B
                                                                         -------     -------
    FISCAL YEAR 1996
    First Quarter......................................................  $0.045      $0.085
    Second Quarter.....................................................  $0.05       $0.09
    Third Quarter......................................................  $0.05       $0.09
    Fourth Quarter.....................................................  $0.05       $0.09
    FISCAL YEAR 1997
    First Quarter......................................................  $0.05       $0.09
    Second Quarter.....................................................  $0.05       $0.09
    Third Quarter......................................................  $0.07
    Fourth Quarter.....................................................  $0.07
    FISCAL YEAR 1998
    First Quarter......................................................  $0.07
    Second Quarter.....................................................  $0.07
    Third Quarter......................................................  $0.07

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     In recent years, the Company's management has been frustrated by the failure of the public market to recognize and value the continuing improvements in the Company's business fundamentals. In fiscal 1997, the Company initiated several strategies in addition to profit improvement to enhance Shareholder value and the marketplace's recognition of the value of the Company. The first strategy involved redefining the Company's business to make it more understandable to investors, and to become known as a resource to the institutional and industrial sectors. This strategy resulted in the sale by the Company of its Housewares Division and of the sale or de-emphasis of several other product lines. Another strategy addressed the relatively limited trading market for the Company's shares by merging the Company's two classes of common shares. This resulted in a reduction in the average quoted spread for the Company's common shares and an increase in average trading volume. Notwithstanding the implementation of these strategies, the Company's Board of Directors and management continued to be concerned by the continuing discount of the Company's share price to popular stock market indices.

     In the fall of 1996, the Company met with Carleton, McCreary, Holmes & Co. to discuss strategies that would enhance the Company's valuation. Following these discussions, the Company, by letter agreement dated December 12, 1996, engaged Carleton, McCreary, Holmes & Co. to prepare a formal analysis of financial alternatives available to the Company. This analysis included separate valuations of the Company's businesses and analyses of a stock buy-back program, a sale to a financial buyer, a going-private transaction and a "status quo" scenario. Carleton, McCreary, Holmes & Co. presented its conclusions to the Board of Directors of the Company at a Special Meeting held on March 15, 1997. Following this meeting, Carleton, McCreary, Holmes & Co. was engaged by the Company to prepare (i) a revised valuation of the individual businesses based on further due diligence, and (ii) a marketing plan and descriptive memoranda for each business unit and for the Company. Carleton, McCreary, Holmes & Co. presented its revised valuation conclusions to the Board of Directors of the Company following the Company's Annual Meeting of Shareholders on June 16, 1997.

     On June 27, 1997, Carleton, McCreary, Holmes & Co. was engaged to act as the Company's financial advisor in connection with various financial alternatives available to the Company, including the possible acquisition of the assets or stock of, or merger, consolidation or other business combination with, another company, or the sale of all or a portion of the assets or stock of the Company. Carleton, McCreary, Holmes & Co. also agreed, if requested, to render an opinion as to the fairness of the financial consideration to be received by the Company or its Shareholders in connection with any transaction involving the sale of the Company. Subsequently, after consulting with Carleton, McCreary, Holmes & Co., management of the Company decided to explore a possible merger or business combination with several potential candidates.

     In July 1997, 138 potential candidates identified by Carleton, McCreary, Holmes & Co. and the Company were contacted by Carleton, McCreary, Holmes & Co. (without identifying the Company) to explore a possible merger or other transaction with the Company or any of its businesses. Of the companies contacted, 71 expressed interest, signed Confidentiality Agreements, and were provided with confidential evaluation material regarding the Company or one or more of its businesses. In addition, these parties were requested to submit preliminary indications of interest on or before August 1, 1997. Of these parties, 25 were private equity funds interested in purchasing all of the outstanding stock of the Company, one of which was the Fund.

     During late July and early August 1997, 23 preliminary proposals were submitted, all of which were subject to the completion of due diligence reviews of the Company. These preliminary proposals included seven from private equity funds for the entire company, with the balance spread among both strategic and private equity funds interested in purchasing certain business units of the Company. One of the proposals for purchasing all of the outstanding stock of the Company was from the Fund for an aggregate purchase price of between $91 million and $96 million, or between $24.28 and $25.62 per share. Due to substantial interest in the Company's Baxter Tube subsidiary by strategic buyers, the Company decided to proceed with a separate, expedited transaction for the sale of Baxter Tube. This decision was communicated to all parties that were interested in acquiring all of the outstanding stock of the Company.

     During middle to late August 1997, Carleton, McCreary, Holmes & Co. arranged facility and management visits for qualified parties, including parties interested in individual businesses and the Company in its entirety. At this time, parties were allowed to visit the Company's facilities, were given presentations by management of the Company on the nature and prospects of the Company's businesses, and were given the opportunity to question management. Principal executive officers of the Fund met with executive management of the Company and with Carleton, McCreary, Holmes & Co. on August 7, 1997. Follow-up meetings were held with executive management of the Company, with Carleton, McCreary, Holmes & Co. and with principal executive officers of the Fund on August 21, 1997 and August 29, 1997.

     Following management presentations, each potential bidder received a form of a proposed merger or asset purchase agreement as appropriate. On August 21, 1997, all parties were provided with an instruction letter requesting that interested parties submit by September 9, 1997 a formal, written proposal, including (i) the proposed terms and price per share offered; (ii) comments on the relevant merger or asset purchase agreements; (iii) copies of formal commitments from proposed financing sources; and (iv) a listing of remaining due diligence issues and a proposed timetable to complete the transaction.

     To facilitate the due diligence process, a data room containing legal and business documents of the Company was established at the offices of the Company's counsel. Principal executive officers of the Fund and their advisors, as well as the other interested parties, visited or requested documents from the data room several times. The Fund engaged an accounting firm to assist its due diligence review, and such firm reviewed data room documents from September 2 to September 4, 1997. All reasonable requests for information and access to management were answered. Several additional meetings with executive management and other interested parties were conducted during August and September 1997.

     On September 9, 1997, three revised proposals to purchase the outstanding stock of the Company were submitted, all by private equity funds, including the Fund. In addition, two offers were received to purchase the assets of the CCP Industries subsidiary, one by a private equity fund and the other from a public corporation. After analysis of all offers by Carleton, McCreary, Holmes & Co. and senior management, the Company decided to proceed with negotiations to clarify and further define the legal, economic and structural nature of the several offers of the three private equity funds.

     All three revised proposals involved leveraging the Company's cash flows and using equity from the purchase along with the cash of the Company that is currently or expected to be available in order to effect the transaction. Similarly, all three proposals assumed that Baxter Tube would be sold in a separate transaction. The three proposals to purchase the stock of the Company included prices per Share of $26.50, $28.35 and $28.68, all of which were subject to adjustment based on the proceeds received from the sale of Baxter Tube and all of which were payable in cash. These adjustments were based on the difference between (i) the actual net, after-tax proceeds received for Baxter Tube and (ii) the various assumed net, after-tax value that each private equity fund had ascribed to Baxter Tube in its proposal. These ascribed values ranged from $9.5 to $11.0 million. In addition, all three proposals included financing contingencies and a description of remaining business and financial due diligence. Finally, all three proposals included a requirement that upon acceptance the Company would grant a period of exclusivity to the proposer to complete its due diligence.

     One of the two proposals for the purchase of the assets of CCP Industries was made by one of the funds that also had proposed to purchase all of the stock of the Company. The other proposal was made by a public corporation. The proposed purchase prices were $41 million and $32 million, respectively. Both proposals included contingencies for business and financial due diligence. In addition, the proposal from the private equity fund included a financing contingency and an adjustment (up or down) for the differences between working capital at the closing date and the average amount of working capital typically held in the business. The public corporation's proposal included a price adjustment for liabilities that were not previously disclosed and which exceeded in the aggregate $200,000, as well as a price adjustment for any decrease in the net worth of CCP Industries from June 30, 1997 through the date of closing. The public corporation proposed to fund any postclosing adjustments to the purchase price from an escrow account in the amount of $3.2 million which would be outstanding for a period of three years.


     The decision to forego pursuing the two proposals for CCP Industries included the Company's assessment of the following factors: (i) Carleton, McCreary, Holmes & Co. had solicited and received indications of interest but had not received any formal proposals to purchase the Hospital Specialty division of the Company; (ii) upon a sale of CCP Industries, the remainder of the Company would be less attractive to investors due to potential indemnification liabilities to the purchasers of two divisions (Baxter Tube and CCP Industries); (iii) CCP Industries was projected to be the primary source of revenue and profit growth for the Company; (iv) the Company's belief that a smaller public Company consisting solely of Hospital Specialty would pose a greater equity risk to its shareholders due to its lower rate of growth, smaller size and lower diversification of income streams than the Company inclusive of CCP Industries; and (v) the Company would pay a significant amount of capital gains tax on the sale of the assets of CCP Industries, negatively affecting the net proceeds from a sale. The Company concluded that a potential sale of CCP Industries, leaving Hospital Specialty as the Company's sole operating unit, would yield less cash value to the shareholders, and create greater economic risk, than an outright sale of all the stock of the Company and would be strategically unsound from an ongoing business point of view.


     On September 13, 1997, the Company reviewed the three bids with Carleton, McCreary, Holmes & Co. Following this meeting, Carleton, McCreary, Holmes & Co. held several phone conversations and face-to-face meetings with the bidders addressing due diligence concerns, transaction mechanics, conditions to closing and their ability to increase their offer price. All three bidders conducted additional due diligence during this period.

     On September 18, 1997, the Board approved the signing of an Asset Purchase Agreement with Caraustar Industries for substantially all of the assets of Baxter Tube. The Asset Purchase Agreement was signed on September 19, 1997. The purchase price for such assets was in excess of values indicated for Baxter Tube by all of the bidders for a merger transaction with the Company. All bidders were notified of the Baxter Tube price, and were thus able to take such transaction into consideration when revising their bids.

     On September 23, 1997, Carleton, McCreary, Holmes & Co. requested all three financial buyers to resubmit final proposals on September 24, 1997. On this date, the Fund increased its offer for the acquisition of all the Company's outstanding shares from $28.80 to $29.00 cash per share, the highest offer received by the Company. The other two offers were for $28.75 and $25.00. All three offers included contingencies for the completion of business and financial due diligence and the requirement for a period of exclusivity to complete such due diligence. Additionally, all three offers included price adjustments for any difference between $11.2 million (the expected net, after-tax proceeds of the sale of Baxter Tube as of September 24,
1997) and the actual net, after-tax proceeds from the sale of Baxter Tube.

     On September 26, 1997, the members of the Company's senior management met with Carleton, McCreary, Holmes & Co., and Berick, Pearlman & Mills Co., L.P.A., the Company's legal advisor, to consider developments with respect to the effort commenced in July 1997. At that meeting, Carleton, McCreary, Holmes & Co. reviewed with the Company the candidates who had indicated an interest and the terms of the proposals received. Following a discussion regarding the terms and conditions of the Fund's proposal, Carleton, McCreary, Holmes & Co. was directed to continue discussions with the Fund.

     Following this meeting, the Company entered into an Exclusivity Agreement with the Fund. The Exclusivity Agreement called for among other things, (i) a seven-day period during which the Fund would negotiate on an exclusive basis with the Company to finalize the terms and conditions of the Merger Agreement;
(ii) a simultaneous fifteen-day period during which the Fund would conclude its due diligence review of the Company on an exclusive basis; (iii) an expense reimbursement obligation payable to the Fund if certain events occurred; and
(iv) the ability of the Company's Board of Directors to consider other proposals to carry out its fiduciary responsibilities.

     Subsequent to the execution of these documents, the Company's management, legal counsel and Carleton, McCreary, Holmes & Co. conducted extensive negotiations with principal executive officers of the Fund and the Fund continued to conduct its due diligence review of the Company.

     Between September 26, 1997 and October 16, 1997, discussions and negotiations regarding due diligence results, price, conditions to closing and other terms continued with the Fund. On October 3, 1997, the Company's Exclusivity Agreement with the Fund expired.

     On October 6, 1997, the Company's Board of Directors met with Berick, Pearlman & Mills Co., L.P.A. and Carleton, McCreary, Holmes & Co. to consider whether to approve the proposed transaction with the Fund on the terms set forth in the Merger Agreement. The Board of Directors reviewed the terms of the transaction set forth in the Merger Agreement and the result of negotiations with respect to the Company's representations and warranties to the Fund and certain conditions precedent to the obligations of the Fund, in each case under the Merger Agreement. In addition, a principal executive officer of the Fund made a presentation to the Board. Carleton, McCreary, Holmes & Co. presented certain financial and other analysis and advised the Board that it substantially had completed its analysis and would be able to render its opinion that the $29.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement (subject to the potential adjustment described under "BACKGROUND AND REASON FOR THE MERGER -- Baxter Agreement", below) was fair, from a financial point of view, to such holders. After discussion, the Board of Directors unanimously appointed a Special Committee, comprised of Mr. Reitman, Ms. Reitman and Mr. Berick, and authorized the Special Committee to continue the negotiations and to approve a merger agreement on terms consistent with those presented to the Board. The Board of Directors unanimously determined to recommend to the Shareholders the adoption of the Merger Agreement as approved by the Special Committee.

     Upon the unanimous agreement of the Special Committee, the Merger Agreement was executed by the Company. On the morning of October 17, 1997, the transaction was announced publicly.

BAXTER AGREEMENT

     On October 15, 1997, the Company's wholly-owned subsidiary, Baxter Tube Company ("Baxter Tube"), sold substantially all of its assets, including the stock of its United Kingdom subsidiary, to Caraustar Industries, Inc. ("Caraustar") pursuant to an Asset Purchase Agreement (the "Baxter Agreement"). Baxter Tube is engaged in the business of manufacturing spiral wound paper tubes and cores, including general purpose tubes, fiberglass forming tubes and layflat sleeves, for use by a variety of industries. In the Baxter Agreement, Baxter Tube made certain customary warranties to Caraustar in connection with the asset sale, including warranties relating to its financial statements, existing contracts, absence of litigation, taxes, the conduct of its business, the collectibility of its receivables, the value of its inventory, the title to its assets, compliance with law, its employees and their wages, employee benefit plans and environmental matters. The Company and Baxter Tube agreed to indemnify

Caraustar against loss or damage incurred by Caraustar as a result of a breach by Baxter Tube of its representations and warranties.

     If Caraustar asserts that it has suffered a loss as a result of a breach by Baxter Tube of any representation or warranty under the Baxter Agreement, Caraustar must make a claim for indemnification in respect thereof prior to the first to occur of (i) January 13, 1998 or (ii) the Effective Date of the Merger. Under the terms of the Baxter Agreement, the first approximately $280,000 of indemnifiable loss will be absorbed by Caraustar before the Company will be required to make any reimbursement to Caraustar pursuant to the indemnity. The Merger Agreement provides that the Merger Consideration shall be reduced to reimburse Acquisition Corp. or Sub to be reimbursed for indemnification claims made by Caraustar pursuant to the Baxter Agreement; provided, however, that the Merger Consideration shall be reduced only to the extent the amount of such reimbursable indemnification claims exceeds $200,000, as Acquisition Corp. and Sub are required under the Merger Agreement to pay the first $200,000 of reimbursable Caraustar indemnification claims. Accordingly, the Merger Consideration shall not be reduced in respect of indemnification claims made by Caraustar under the Baxter Agreement, as a result of such provisions of the Baxter Agreement and the Merger Agreement, until the total amount of reimbursable Caraustar indemnification claims exceeds approximately $480,000 (the "Threshold").


     If reimbursable indemnification claims which exceed the Threshold are made by Caraustar before the Effective Date, a portion of the Merger Consideration in an amount equal to the excess of such reimbursable indemnification claims over the Threshold shall be placed into an escrow account; provided, however, that if such an indemnification claim is predicated upon a breach by Baxter Tube of its representation or warranty relating to certain environmental matters and the amount of such claim has not been specified by Caraustar or agreed upon by the Effective Date, then the amount placed in the escrow account relating to such claim shall be the amount by which fifteen percent (15%) of the purchase price for the assets of Baxter Tube (as determined and adjusted pursuant to the Baxter Agreement) exceeds $200,000, which amount Tranzonic estimates, subject to final audit, to be $1,821,713. Each Shareholder's proportionate share of the escrow account will be withheld from him until the earlier of resolution of such claims or the second anniversary of the Effective Date, at which point any funds remaining in the escrow account will be released to the paying agent for distribution to the Shareholders. If such claims are resolved in such a manner that the Company is obligated to pay to Caraustar an indemnity in excess of the Threshold, the Merger Consideration payable to each Shareholder will be proportionately reduced. If all such claims are resolved for an aggregate amount less than the Threshold, the Merger Consideration will not be so reduced. Claims made by Caraustar after the Effective Date will not reduce the Merger Consideration.


REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

     In the course of reaching its decision to approve the Merger Agreement, the Board of Directors considered a number of factors, including:

          (a) The Company's belief that the Merger Consideration, which approximates the prevailing market price for the Shares as of the date of the Merger Agreement, represents a full and fair valuation of the Company. The market price of the Shares appreciated 81.15% since the beginning of the Company's current fiscal year through the date of the Merger Agreement. While not verifiable, the Company believes this increase was attributable to many factors, including growth in sales, strengthened earnings, and general stock market conditions. However, given the historically thin trading volume for the Shares (even subsequent to the combination of Class A and Class B Common Shares), the Company believes that a majority of the Shareholders would not be able to realize the prevailing market price of the Company's stock, as such market price would be depressed by a large volume of sales. Therefore, the Company believes that the Merger affords the best opportunity for all Shareholders to realize the full value of the Shares.

          (b) The opinion of Carleton, McCreary, Holmes & Co. that the Merger Consideration (subject to the potential adjustment described under "BACKGROUND AND REASON FOR THE MERGER -- Baxter Agreement", above) to be received by the Company's Shareholders pursuant to the Merger Agreement is fair to the Shareholders from a financial point of view.

          (c) The Company's prospects and the likelihood of, and the probable period of time required for, the Company to achieve for its Shareholders, if it remained independent or pursued other alternatives, a level of value equal to the value achieved for them by the Merger. Despite the underlying strength of the Company's business operations, which strength has the potential to impact positively the market price of the Shares, the Company believes that the majority of the Shareholders would not be able to realize the prevailing market price of the Shares, as such market price would be depressed by a large volume of sales. Other than the sale of the entire Company, no alternative was identified which both maximized the value to all Shareholders and addressed the issue of the liquidity of the Shares.

          (d) Notwithstanding the increase in the market price of the Shares during the current fiscal year, the Board of Directors continued to note that the fundamental issues which had contributed to the protracted absence of significant market interest in the Company remained unchanged, and would continue to limit the potential market price of the Shares. These issues include the limited trading volume and consequent lack of liquidity in the Shares. Further, the Board of Directors was cognizant of the opportunities for value realization presented by the overall strength of, and the high earnings multiples currently reflected in stock prices in, the public equity capital markets. The duration of such opportunities can not be predicted, as prevailing stock prices and earnings multiples may decline for reasons unrelated to the Company's performance. In light of these factors, in addition to the other factors and analyses described herein, the Board of Directors did not consider delaying a sale of the Company in order to seek a higher merger price, as the Board of Directors believed that the Merger presents the best opportunity for all Shareholders to realize the full value of the Shares.

     All the factors listed above were considered as a whole by the Board of Directors in reaching its decision, and it is impractical to assign relative weights to the factors considered. The interests of the principal Shareholders, who are (or are beneficially owned by) members of the Board of Directors, are consistent with the interests of all Shareholders. The Board's decision to accept the cash offer for the Shares of the Company was based upon the determination that such offer had the highest probability to maximize value for each Shareholder.

     The Board of Directors believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its Shareholders and recommends that the Shareholders vote FOR adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     On October 16, 1997, Carleton, McCreary, Holmes & Co. delivered its opinion that, as of October 16, 1997, the Merger Consideration (which is subject to the potential adjustment described under "BACKGROUND AND REASON FOR THE
MERGER -- Baxter Agreement", above) to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders, irrespective of whether such Merger Consideration is adjusted as a result of an indemnification claim under the Baxter Agreement.

     THE FULL TEXT OF THE WRITTEN OPINION OF CARLETON, MCCREARY, HOLMES & CO., DATED AS OF OCTOBER 16, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Carleton, McCreary, Holmes & Co. reviewed, among other things, (i) the Merger Agreement; (ii) this Proxy Statement; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Tranzonic for the five years ended February 28, 1997; (iv) certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; (v) certain other communications from Tranzonic to its Shareholders; (vi) certain internal financial analyses and forecasts for Tranzonic prepared by its management. Carleton, McCreary, Holmes & Co. also (i) conducted discussions with members of senior management of the Company concerning its business and prospects; (ii) reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly-traded companies which Carleton, McCreary, Holmes & Co. deemed to be reasonably similar to the Company; (iii) compared the results of operations of the Company with those of certain companies which Carleton, McCreary, Holmes & Co. deemed to be reasonably similar to the Company; (iv) reviewed the Voting Agreement; and (v) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Carleton, McCreary, Holmes &

Co. deemed appropriate, including Carleton, McCreary, Holmes & Co.'s assessment of general economic, market, monetary and other conditions existing on the date the fairness opinion was delivered to the Board.

     Carleton, McCreary, Holmes & Co. relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness for purposes of its opinion. In addition, Carleton, McCreary, Holmes & Co. has not made an independent evaluation or appraisal of the assets and liabilities of Tranzonic or any of its subsidiaries and Carleton, McCreary, Holmes & Co. has not been furnished with any such evaluation or appraisal. Carleton, McCreary, Holmes & Co.'s opinion is based upon the economic and market conditions existing on the date thereof. Carleton, McCreary, Holmes & Co.'s advisory services and opinion are provided for the information and assistance of the Board of Directors of Tranzonic in connection with its consideration of the transaction contemplated by the Merger Agreement.

     The following is a summary of certain of the financial analyses used by Carleton, McCreary, Holmes & Co. in connection with providing its written opinion dated October 16, 1997 to Tranzonic's Board of Directors. In connection with its opinion, Carleton, McCreary, Holmes & Co. performed certain procedures, including each of the financial analyses described below and reviewed with the Company's management the assumptions upon which such analyses were based and other factors, including the current financial results of and future prospects for the Company. Carleton, McCreary, Holmes & Co. did not assign relative weights to any of its analyses in preparing its opinion.

          (i) Discounted Cash Flow Analysis. Carleton, McCreary, Holmes & Co. calculated ranges of equity value for the Company on a stand-alone basis based upon the value, discounted to the present, of estimates of projected financial performance over a five-year period from fiscal year 1999 to 2003 and the Company's fiscal year 2003 terminal value based upon a range of discount rates and an assumed perpetuity growth rate. In conducting its analysis, Carleton, McCreary, Holmes & Co. utilized (i) financial projections provided by the Company's management for fiscal years 1999 through 2002, and (ii) financial projections derived by Carleton, McCreary, Holmes & Co. (and adopted by the Company) for fiscal year 2003 based, in part, upon additional information provided by the Company. These financial projections served as the basis for each of the Base Case and the Upside Case described below. The Base Case projections are based on the existing business growing at a compounded annual rate of 5.0% from $145 million in fiscal 1999 to $176 million in fiscal 2003, while maintaining the operating margin at 7.1% of sales. The Upside Case projections are based on the business growing at a compounded annual rate of 8.4% from $151 million in fiscal 1999 to $209 million in fiscal 2003, and gradually increasing the operating income margin in this same period from 7.2% to 7.6%. The higher assumed growth in the Upside Case was due to an assumed aggressive acquisition program at the Company's CCP Industries subsidiary. Carleton, McCreary, Holmes & Co. applied discount rates ranging from 14.5% to 15.5% and a perpetuity growth rate of 5%. Based upon this analysis, Carleton, McCreary, Holmes & Co. calculated implied per share equity values for the Company on a fully-diluted basis ranging from $23.67 to $25.69 utilizing the Base Case, and from $24.61 to $27.07 utilizing the Upside Case.

          (ii) Leveraged Buyout Analysis. Carleton, McCreary, Holmes & Co. performed an analysis of a leveraged buyout ("LBO") of the Company. In conducting its analysis, Carleton, McCreary, Holmes & Co. utilized financial projections based on the Upside Case ("Financial Buyer Case"), and also assumed lower corporate overhead expense in fiscal years 1999 through 2003 due to the reconfiguration of the management structure following such a transaction. The calculations assumed that a leveraged financial buyer would maximize borrowings against the Company's current assets, estimated to be $35.4 million net of cash after the sale of Baxter Tube, and other assets, including the Company's fixed assets. These borrowings also were maximized based on the ability of the Company to repay debt through internal cash flow and the Company's working capital position of approximately $25 million. Further, the calculations assumed that the leveraged financial buyer would pay dollar-for-dollar for the Company's cash at closing, estimated to be $21.0 million. The calculations were based upon certain assumptions, including required (i) projected internal rate of return on equity of at least 35%; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest payments ratios of at least 2.5 times; (iii) EBITDA less capital expenditures to interest payments ratios of at least 1.75 times; (iv) EBITDA to interest payments, principal payments and capital expenditures ratios of at least 1.25 times;
     (v) senior debt to EBITDA ratios of no more than 4 times; and (vi) total debt to equity ratios of no more than 3.5 times. These calculations resulted in Carleton, McCreary, Holmes & Co.'s assumption that the financial buyer could borrow 70% to 80% of the purchase price (net of cash) at interest rates between 8.25% and 12.5%. The analysis also included the assumption that a leveraged financial buyer would provide the balance of the purchase price through an equity investment of at least 20% of the purchase price (net of cash). Based upon this analysis, Carleton, McCreary, Holmes & Co. calculated an implied per share equity value for the Company on a fully-diluted basis of $26.50 utilizing the Financial Buyer Case.

          (iii) Comparable Trading Analysis. Carleton, McCreary, Holmes & Co. also compared certain historical and projected operating and financial information for the Company to the corresponding publicly-available operating and financial information for seven publicly-traded North American paper-based and janitorial product companies that Carleton, McCreary, Holmes & Co. considered reasonably comparable to the Company for purposes of its analysis (the "Comparable Companies"). The Comparable Companies included TUFCO Technologies, Applied Industrial Technologies, National Sanitary Supply, Lawson Products, Inc., Paragon Trade Brands, Inc., Dryper's Corporation, Wyant Corporation and Barnett, Inc. With respect to each of the Comparable Companies, Carleton, McCreary, Holmes & Co. analyzed, among other things, market value, market capitalization, and certain historical and forecasted operating and financial data, including
     (i) latest twelve months ("LTM") earnings per share; (ii) 1997 and 1998 earnings per share estimates; (iii) Last Fiscal Quarter ("LFQ") equity;
     (iv) LTM EBITDA; (v) LTM earnings before interest and taxes ("EBIT"); and
     (vi) LTM sales. Estimated results for the Comparable Companies were based on recent equity analyst reports and compilations of analysts' earnings estimates. The analysis indicated that (i) market capitalization price as a multiple of the latest twelve months ("LTM") earnings, estimates of 1997 earnings, estimates of 1998 earnings and Last Fiscal Quarter ("LFQ") book value ranged from 15.3 times to 27.9 times, 15.3 times to 23.3 times, 10.7 times to 19.4 times and 0.9 times to 5.6 times, respectively, with an average of the means, medians and means excluding the highs and lows (the "adjusted means") (collectively, the "Valuation Multiples") of 16.5 times,
     15.2 times, 12.2 times and 1.8 times, and (ii) leveraged market capitalization as a multiple of LTM EBITDA, LTM EBIT and LTM sales ranged from 4.1 times to 15.2 times, 4.1 times to 15.8 times and 0.5 times to 2.1 times, respectively, with Valuation Multiples of 6.8 times, 9.3 times, and
     0.7 times. Carleton, McCreary, Holmes & Co. then calculated the aggregate imputed equity value of $105.9 million for the Company by applying the Valuation Multiples of LTM earnings, 1997 and 1998 earnings estimates, LFQ book value, LTM EBITDA, LTM EBIT, and LTM sales of the Comparable Companies derived from the analysis described above to the Company's corresponding actual and forecasted financial results of $6.0 million $6.1 million, $6.8 million, $68.0 million, $13.1 million, $10.0 million, and $130.0 million, respectively. Based upon the aggregate imputed equity value, Carleton, McCreary, Holmes & Co. calculated implied per share equity value for the Company on a fully-diluted basis of approximately $28.26.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Carleton, McCreary, Holmes & Co.'s opinion. In arriving at its fairness determination, Carleton, McCreary, Holmes & Co. considered the results of all such analyses.

     No company or transaction used in the above analyses as a comparison is directly comparable to Tranzonic or Acquisition Corp. or the contemplated transaction. The analyses were prepared solely for purposes of Carleton, McCreary, Holmes & Co. providing its opinion to the Tranzonic Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tranzonic, Acquisition Corp., Carleton, McCreary, Holmes & Co. or any other person assumes responsibility if future results are materially different from those forecast. As described above, Carleton, McCreary, Holmes & Co.'s opinion to the Board of Directors of

Tranzonic was one of many factors taken into consideration by the Tranzonic Board of Directors in making its determination to approve the Merger Agreement. Carleton, McCreary, Holmes & Co.'s opinion to the Board addresses only the fairness, from a financial point of view, of the consideration to be received by such Shareholders pursuant to the Merger Agreement and does not constitute a recommendation to any Shareholder of the Company with respect to the approval of the transactions contemplated by the Merger Agreement. The foregoing description is a complete summary of the analysis performed by Carleton, McCreary, Holmes & Co. and is qualified by reference to the written opinion of Carleton, McCreary, Holmes & Co. set forth in Annex II hereto.

     Carleton, McCreary, Holmes & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Tranzonic selected Carleton, McCreary, Holmes & Co. as its financial advisor because it has substantial experience in transactions similar to the Merger. Carleton, McCreary, Holmes & Co. is familiar with Tranzonic having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and having participated as investment banker for previous transactions involving the Company and the disposition in 1996 of the Company's Housewares Division.

     Pursuant to the terms of its engagement of Carleton, McCreary, Holmes & Co., Tranzonic has agreed to pay Carleton, McCreary, Holmes & Co. upon consummation of the Merger a transaction fee based on 2.0% of the aggregate consideration paid in the Merger. Tranzonic has agreed to reimburse Carleton, McCreary, Holmes & Co. for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Carleton, McCreary, Holmes & Co. against certain liabilities, including certain liabilities under the federal securities laws.

                               SECURITY OWNERSHIP

     The following table sets forth information as of October 16, 1997 with respect to each person known to the Company to be beneficial owners of more than five percent of the Company's outstanding common shares.

                                                                 NUMBER OF           PERCENT OF
                     NAME AND ADDRESS                              SHARES              CLASS
    ---------------------------------------------------    ----------------------    ----------
    David J. Golden....................................     1,293,230(1)(2)(3)(4)       37.0%
      30195 Chagrin Boulevard
      Pepper Pike, Ohio 44124
    Robert S. Reitman..................................     1,250,280(4)(5)             35.7%
      30195 Chagrin Boulevard
      Pepper Pike, Ohio 44124
    Sylvia K. Reitman..................................     1,250,280(2)(4)(6)          35.7%
      30195 Chagrin Boulevard
      Pepper Pike, Ohio 44124
    Estate of Miriam G. Golden.........................       575,493(7)                16.5%
      David J. Golden and
      Sylvia K. Reitman, Co-executors
      30195 Chagrin Boulevard
      Pepper Pike, Ohio 44124
    Dimensional Fund Advisors, Inc.....................       201,550(8)                 5.8%
      1299 Ocean Avenue, Suite 650
      Santa Monica, California 90401

---------------
(1) Includes 5,775 Shares held as trustee for the benefit of Mr. Golden's son.

(2) Includes 575,493 Shares in respect of which David J. Golden and Sylvia K. Reitman share voting and dispositive power as co-executors of the estate of Miriam G. Golden; and 200,293 Shares in respect of which David J. Golden and Sylvia K. Reitman, acting in concert, share the right to direct the voting and disposition pursuant to the terms of the Louis B. Golden Insurance Trust u/a/d October 20, 1980.

(3) Includes 2,500 Shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1989 Incentive Stock Option Plan (the "1989 Plan").

(4) Subsequent to approval of the Merger by the Shareholders and prior to the consummation of the Merger, the Company intends to vest all outstanding options granted under the 1989 Plan, the Company's 1995 Incentive Stock Option Plan (the "1995 Plan") and the employment agreements of Messrs. Spira and Sims. In the event all such options are so vested, the following individuals will have the right to purchase the corresponding number of Shares upon the exercise of options, in addition to the number of Shares set forth in this table: Robert S. Reitman -- 2,500; and David J.
    Golden -- 1,000.

(5) Includes 348,193 Shares owned by Sylvia K. Reitman, Mr. Reitman's wife, and the Shares described in Note (2), above, as to all of which shares Mr. Reitman disclaims beneficial ownership. Also includes 12,000 Shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the 1989 Plan and the 1995 Plan.

(6) Includes 114,301 Shares owned by Robert S. Reitman, Mrs. Reitman's husband, as to which shares Mrs. Reitman disclaims beneficial ownership. Excludes the Shares described in Note (4), above, in respect of Mr. Reitman.

(7) The estate of Miriam G. Golden is the record owner of the Shares shown; however, each co-executor is deemed to own beneficially all of such Shares, as reported above.

(8) Information based solely upon Schedule 13F filed by such shareholder with the Securities and Exchange Commission on August 21, 1997. As of June 30, 1997, Dimensional Fund Advisors Inc. ("Dimensional"), an institutional investment manager, was deemed to have beneficial ownership of 201,550 Shares are held in portfolios as to which Dimensional serves as investment manager.

     The following table sets forth information as of December 22, 1997 with respect to the common shares of the Company beneficially owned by each director, the chief executive officer and the four other most highly compensated executive officers and all directors and executive officers as a group.



                                                                   NUMBER OF       PERCENT OF
                               NAME                                SHARES(1)(2)      CLASS
    -----------------------------------------------------------    ---------       ----------
    James H. Berick............................................       11,655              (3)
    Joseph A. Campanella.......................................        9,625              (3)
    David J. Golden............................................    1,293,230(4)(5)    37.0%
    Robert S. Reitman..........................................    1,250,280(6)       35.7%
    Morton L. Reitman..........................................       84,610(6)        2.4%
    Sylvia K. Reitman..........................................    1,250,280(4)(8)    35.7%
    Thomas S. Robertson........................................        8,925              (3)
    James C. Spira.............................................       43,755           1.2%
    Steven W. Percy............................................        5,295              (3)
    Richard J. Sims............................................       34,280           1.0%
    Richard J. Pennza..........................................        3,000              (3)
    Alayne L. Reitman..........................................       21,525              (3)
    Executive Officers, Directors and Nominees as a Group (12
      persons).................................................    1,990,394          56.9%

---------------
(1) Includes the following number of Shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1989 Plan and 1995 Plan (and in the case of Mr. Spira, under his former employment agreement and in the case of Mr. Sims, under his existing employment agreement): Robert S. Reitman -- 12,000; Morton L. Reitman -- 15,300; David J. Golden -- 2,500; James C. Spira -- 34,000; Richard J. Sims18,000; Alayne L. Reitman -- 3,000; Richard J.
    Pennza -- 3,000; and all executive officers and Directors as a group -- 89,800.


(2) Subsequent to approval of the Merger by the Shareholders and prior to the consummation of the Merger, the Company intends to vest all outstanding options granted under the 1989 Plan, the 1995 Plan and the employment agreements of Messrs. Spira and Sims. In the event all such options are so vested, the following individuals will have the right to purchase the corresponding number of Shares upon the exercise of such options, in addition to the number of Shares set forth in this table: Robert S. Reitman -- 2,500; Morton L. Reitman -- 22,400; David J. Golden -- 1,000; Richard J. Sims -- 24,200; Alayne L. Reitman -- 16,500; Richard J.
    Pennza -- 6,250; and all executive officers and Directors as a group -- 71,050.


(3) Less than 1%

(4) Includes 575,493 Shares in respect of which David J. Golden and Sylvia K. Reitman share voting and dispositive power as co-executors of the estate of Miriam G. Golden; and 200,293 Shares in respect of which David J. Golden and Sylvia K. Reitman, acting in concert, share the right to direct the voting and disposition pursuant to the terms of the Louis B. Golden Insurance Trust u/a/d October 20, 1980.

(5) Includes 5,775 Shares held as trustee for the benefit of Mr. Golden's son.

(6) Includes 348,193 Shares owned by Sylvia K. Reitman, Mr. Reitman's wife, and the Shares described in note (3), above, as to all of which shares Mr. Reitman disclaims beneficial ownership.

(7) Includes 2,730 Shares held as custodian for the benefit of Morton L. Reitman's adult child. Also includes 1,800 Shares owned by Mr. Reitman's wife, as to which shares Mr. Reitman disclaims beneficial ownership.

(8) Includes 114,301 Shares owned by Mr. Robert S. Reitman, Mrs. Reitman's husband, as to all of which shares Mrs. Reitman disclaims beneficial ownership.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The executive officers and directors of the Company have certain interests in the Merger as a result of certain employment agreements, consulting agreements, benefit agreements and retirement benefit plans. Some of these agreements contain provisions which are triggered, or become effective, upon the sale or a change in control of the Company.

     Employment Agreements With Tranzonic. The Company has Employment Agreements with Robert S. Reitman, Morton L. Reitman and David J. Golden. Pursuant to the terms of the Employment Agreements, each such officer has agreed to be bound by certain non-competition, non-solicitation and non-disparagement covenants following a termination of his employment with the Company. By their terms, the Employment Agreements are terminable only with the officer's consent, upon the Permanent Disability (as defined therein) of the officer, or for cause. Therefore, if the employment of Robert S. Reitman, Morton L. Reitman or David J. Golden is terminated as a consequence of the Merger prior to the expiration date of such officer's Employment Agreement, such officer will be entitled to his annual compensation for the balance of the term of the Employment Agreement. Robert S. Reitman's Employment Agreement, which expires in June 1999, will be amended in connection with the Merger to provide for (i) Mr. Reitman's waiver of his right to receive (x) his bonuses payable on or after the closing of the Merger and (y) his salary (which currently is an annual amount of $490,000) payable in respect of periods after February 28, 1998; and (ii) payment to Mr. Reitman of salary in the amount of $430,000 on each of December 31, 1998 and 1999. Robert S. Reitman will serve as Chairman Emeritus of Sub through the expiration of the term of his Employment Agreement in June 1999 and will serve as a Director of Sub for an initial one-year term. Morton L. Reitman's Employment Agreement, which expires in June 1998, will be amended in connection with the Merger to provide that Mr. Reitman shall be paid monthly payments at an annual rate of $272,333 for a period of three years commencing July 1, 1998, in lieu of all other payments (except bonuses, if any, in respect of the fiscal year ending February 28, 1998) due from and after July 1, 1998. Morton L. Reitman has agreed to serve as an employee of Sub, in the capacity of consultant to the President of Sub's Personal Care Division, for a five-month transitional period following the consummation of the Merger. Neither Robert S. Reitman nor Morton L. Reitman will be an executive officer or Shareholder of either Acquisition Corp. or Sub. David J. Golden's Employment Agreement, which expires in June 1999, provides for an annual salary of $59,000. Mr. Golden will retire, and his employment will terminate, in February 1998.

     The Company also has an Employment Agreement with Richard J. Sims which expires in June 1998. However, upon a sale of the Company, Mr. Sims will be entitled only to the benefits described below under "Benefit Agreements", and the Company will be released from all obligations to him under such Employment Agreement. Acquisition Corp. expects to enter into a new employment agreement with Mr. Sims. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Proposed Acquisition Corp. Employment Agreement with Richard J. Sims."

     Consultant Agreement. Morton L. Reitman has a Consultant Agreement with the Company providing for payments to him for consulting services in the amount of $72,000 per year, for a term of three years, commencing upon termination of his employment with the Company for any reason.

     Benefit Agreements. Pursuant to separate Benefit Agreements (the "Agreements") dated June 17, 1997, the Company has agreed to provide to Richard
J. Sims, Alayne L. Reitman and Richard J. Pennza certain benefits upon the sale of (i) in the case of Ms. Reitman and Mr. Pennza, all of the Company's businesses; or (ii) in the case of Mr. Sims, the Company's Industrial Textile business.

     The Agreements entitle each of the officers to two benefits. The first is in an amount equal to up to 50% of such officer's base salary as of the date of such Agreement. The amount of this first benefit, if any, is determined by the Company's Board of Directors, and is based on the Board's evaluation of such officer's cooperation with the Company's efforts to increase the value of the Company's stock. In addition, under the Agreements each officer is entitled to an amount equal to 50% of such officer's annual base salary (as of the date of the Agreements) if the Company (or the relevant business, in the case of Mr.
Sims) is sold for more than the target value therefor established by the Company and its investment bankers. The Merger Consideration exceeds such target value. Mr. Sims' then-current base salary was $245,000, Ms. Reitman's then-current base salary was $165,00 and Mr. Pennza's then-current base salary was $100,000.

     The Agreements also provide for certain employment-related benefits which vary as between the individual officers. The Agreement with Mr. Sims provides that if, during the first twelve months after the sale of the relevant business, such officer is not retained either directly or indirectly by the purchaser of such business upon terms that are substantially similar to such officer's current employment, such officer will be entitled to receive continued compensation from the Company for the unexpired current term of his Employment Agreement plus ten months' additional base salary (exclusive of performance bonuses and fringe benefits). In no event will this benefit be less than twelve months' base salary as of the date of such Agreement (exclusive of performance bonuses), or $252,000, nor more than eighteen months' base salary as of the date of such Agreement (exclusive of performance bonuses), or $378,000. Any compensation received by the officer from the purchaser will be offset dollar for dollar against the amount of this benefit. The Agreements with Ms. Reitman and Mr. Pennza provide that if either officer remains in the Company's or purchaser's employ following a sale of all of the Company's businesses (which would result from the Merger) until the Company no longer needs the officer's services, then, upon termination of such officer's employment, the officer will be entitled to receive twelve months' of such officer's then-current base salary.

     The aforementioned benefits constitute the total benefits, exclusive of any profits from the exercise of stock options, to which each named officer will be entitled in the event of the sale or merger of the Company.

     Proposed Acquisition Corp. Employment Agreement with Richard J.
Sims. Acquisition Corp. expects to enter into an employment agreement with Mr. Sims, to be effective as of the Effective Date, pursuant to which Mr. Sims will become Chief Operating Officer and President of Acquisition Corp. Pursuant to the employment agreement, Mr. Sims will receive an annual salary of $270,000 and will participate in an incentive bonus arrangement which has not yet been structured. In addition, pursuant to such agreement, Mr. Sims will exchange his existing Shares (and options to acquire Shares) in the Company for an approximate 4% equity interest in Acquisition Corp. As part of such employment arrangements with Acquisition Corp., Mr. Sims will receive options to purchase up to an additional 2.5% of Acquisition Corp., which will vest over a period of years that is not yet determined.

     Retirement Benefit Plans. Pursuant to the Company's 1992 Supplemental Benefit Plan (the "Supplemental Benefit Plan"), certain key employees of the Company will become eligible for retirement, disability and death benefits upon the vesting of each such employee's rights in that Plan. Vesting occurs under a number of circumstances including where the effective control of the Company changes from that management in control at the date of the adoption of the Supplemental Benefit Plan. The Merger would constitute such a change of control, resulting in the vesting of rights to receive future benefits. Under the Supplemental Benefit Plan, Messrs. Robert S. Reitman, Morton L. Reitman and David J. Golden will receive $116,000, $84,000 and $40,000, respectively, in annual benefits for a term of fifteen years following their retirement, disability or death.

     In October 1996, the Corporation adopted and established the Supplemental Retirement and Nonqualified Deferred Compensation Plan (the "Supplemental Retirement Plan") which provides for supplemental retirement income and deferred compensation on a pre-tax basis to certain key employees. Participants in the Supplemental Retirement Plan may elect to defer up to fifteen percent (15%) of his or her annual federal taxable wages. Distribution of amounts deferred by a participant will be made upon the termination of such participant's employment with the Company. Pursuant to the Supplemental Retirement Plan, a participant's employment with the Company shall be deemed terminated in the event of a Change of Control (defined therein to include a merger approved by the Shareholders of the Company and with respect to which persons who were Shareholders of the Company immediately prior to such merger do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of the directors of the merged Company's then outstanding securities). Richard J. Sims, a participant in the Supplemental Retirement Plan, deferred $15,000 pursuant to such Plan in November 1996, in respect of calendar 1996 and deferred $20,000 pursuant to such Plan in May 1997 in respect of calendar 1997.

     Stock Option Plans. The following table sets forth, for each executive officer of the Company as of October 16, 1997: (a) the number of common shares of the Company subject to options (both exercisable and unexercisable) held by the executive officers under the Company's Incentive Stock Option Plans, and (b) the per share price or range of prices at which those options are exercisable:

                                                                                PER SHARE
                                                      NUMBER OF SHARES      EXERCISE PRICE OR
                         NAME                        SUBJECT TO OPTIONS      RANGE OF PRICES
    -----------------------------------------------  ------------------    --------------------
    Robert S. Reitman..............................        14,500          $13.0625 --  $16.775
      Chief Executive Officer, Chairman of the
      Board of Directors, and President
    David J. Golden................................         3,500          $13.0625 --  $16.775
      Senior Vice President
    Morton L. Reitman..............................        37,700          $ 11.375 --  $17.125
      Executive Vice President
    Alayne L. Reitman..............................        19,500          $13.0625 -- $18.8375
      Senior Vice President
    Richard J. Sims................................        42,400          $ 11.875 --  $17.125
      Vice President
    Richard J. Pennza..............................         9,250          $ 11.875 --  $17.125
      Vice President

     The Merger Agreement provides that, upon the exercise of any outstanding exercisable options, such options will be converted into the right to receive, in cash, the positive difference between $29.00 and the per Share exercise price of each such option.

                            BUSINESS OF THE COMPANY

     The Tranzonic Companies was incorporated under the laws of the State of Ohio on September 26, 1946. Tranzonic adopted its current name on December 13, 1983.

     The Company and its subsidiaries are engaged principally in the distribution (and in certain instances, designing, processing, producing and manufacturing) of (i) personal care products, including feminine napkins, children's disposable diapers, adult incontinent products, toilet seat covers and baby and adult wipes; (ii) industrial textiles; and (iii) cleaning and safety products. In addition, the Company is the exclusive distributor of Tampax(R) tampons through vending machines in the United States and Canada. The Company distributes its products throughout the United States and Canada from manufacturing and distribution facilities located in Ohio, Kentucky, Arizona, Nevada, Tennessee and Florida. The Company also sells industrial textiles in Canada and sells a limited amount of personal care products in foreign markets.

     The Company operates in one industry segment which is the conversion of paper, textile and allied materials. The majority of the Company's products are produced from large rolls of cellulose pulp, textile or allied products purchased directly from the mills where such materials are manufactured. These raw materials make up a significant amount of the total product cost of the Company's products. As a result, each of the Company's divisions displays similar purchasing characteristics, such as bulk purchasing of raw materials at discount prices from similar manufacturers, and similar manufacturing, converting and processing characteristics of those raw materials. In addition, the end use customer of many of the Company's products is similar, as many of the Company's sales are of disposable products that are used for personal hygiene and cleaning.

     The Company, through its Personal Care Division, markets and distributes through independent sales representatives various products, including feminine napkins such as Maxithins(R), Tampax(R) tampons, children's disposable diapers, adult incontinence briefs, toilet seat covers, condoms and related items, as well as restroom deodorant systems, washroom accessories and supplies. The Company manufactures all of the feminine napkins, children's diapers, adult incontinence products and toilet seat covers which it distributes, and manufactures machines which dispense feminine napkins, Tampax(R) tampons, condoms and other similar products.

     Through its wholly-owned subsidiary CCP Industries, Inc., the Company processes, packages and distributes a varied range of industrial textiles and related products. These products include industrial wiping materials, cleaning chemicals, restroom supplies, disposable and durable work clothing, floor mats and safety products. This subsidiary markets such products through a nationwide sales force and through distributors to industrial, commercial and institutional users in every state of the continental United States and in portions of Canada.

     The Company maintains its corporate offices at 30195 Chagrin Boulevard, Pepper Pike, Ohio 44124. Its telephone number at that location is (216) 831-5757.

                         CERTAIN FINANCIAL INFORMATION


     Certain historical and unaudited pro forma financial information of the Company is set forth on pages F-1 through F-29 of this Proxy Statement.


                CERTAIN INFORMATION REGARDING ACQUISITION CORP.

     Acquisition Corp. is a newly-formed, wholly-owned subsidiary of the Fund, which is an Ohio limited partnership organized to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. The Fund received original capital commitments from its investors of approximately $45 million. The Fund's acquisitions to date include:
(1) Liberty Safe and Security Products, Inc., a leading manufacturer of gun safes; (2) Diversco, Inc., a supplier of maintenance and janitorial personnel to a wide variety of businesses; (3) The Horsburgh & Scott Co., a manufacturer of industrial gears and distributor of wear parts to the mining industry; and (4) Hartzell Manufacturing, Inc., a contract manufacturer with capabilities in both plastic molded products and castings in a variety of metals.

     Acquisition Corp. maintains its principal offices at 23200 Chagrin Boulevard, Suite 445, Beachwood, Ohio 44022. Its telephone number at that location is (216) 831-8272.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP is the independent auditor for the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions at the Special Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). All reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The following documents filed with the SEC are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997.

          (b) Current Report on Form 8-K, dated October 15, 1997, as amended on December 11, 1997, reporting the sale of the Company's Baxter Tube subsidiary.

          (c) The Company's Quarterly Report on Form 10-Q for the three-month periods ended May 31, 1997 and August 31, 1997 (as the August 31, 1997 Form 10-Q was amended on December 22, 1997).

          (d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since February 28, 1997.

     A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day after receipt of such request, a copy of any or all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to The Tranzonic Companies, 30195 Chagrin Boulevard, Pepper Pike, Ohio 44124, telephone number
(216) 831-5757.

                         INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS OF THE COMPANY
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................  F-2
Selected Financial Data for the years ended February 28, 1997, February 29, 1996,
  February 28, 1995 and for the six-month period ended August 31, 1997...............  F-6
Consolidated Statements of Operations for the years ended February 28, 1997, February
  29, 1996 and February 28, 1995.....................................................  F-7
Consolidated Balance Sheets as of February 28, 1997 and February 29, 1996............  F-8
Consolidated Statements of Cash Flows for the years ended February 28, 1997, February
  29, 1996 and February 28, 1995.....................................................  F-9
Consolidated Statements of Shareholders' Equity for the years ended February 28,
  1997, February 29, 1996 and February 28, 1995......................................  F-10
Notes to Consolidated Financial Statements for the years ended February 28, 1997,
  February 29, 1996 and February 28, 1995............................................  F-11
Independent Auditors' Report.........................................................  F-20
Condensed Consolidated Balance Sheets as of August 31, 1997 and February 28, 1997....  F-21
Condensed Consolidated Statement of Earnings for the six- and three-month periods ended August 31, 1997 and 1996.....................................................  F-22
Condensed Consolidated Statements of Cash Flows for the six-month periods ended
  August 31, 1997 and 1996...........................................................  F-23
Notes to Condensed Consolidated Financial Statements for the six- and three-month periods ended August 31, 1997 and 1996.............................................  F-24
Independent Auditors' Review Report..................................................  F-25
UNAUDITED PRO FORMA FINANCIAL STATEMENTS AS FILED WITH THE COMPANY'S CURRENT REPORT
  ON FORM 8-K DATED OCTOBER 15, 1997
The Tranzonic Companies Pro Forma Financial Information, Unaudited...................  F-26
Condensed Consolidated Balance Sheet as of August 31, 1997...........................  F-27
Condensed Consolidated Statement of Earnings for the year ended February 28, 1997....  F-28
Condensed Consolidated Statement of Earnings for the six-month period ended August
  31, 1997...........................................................................  F-29

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT

     With the exception of historical information, the matters discussed in this Annual Report to Shareholders are forward-looking statements that involve risks and uncertainties and actual results could differ materially from those discussed.

NOTE ON FORWARD-LOOKING INFORMATION

     Certain statements herein and in future filings by the Company with the Securities and Exchange Commission and in written and oral statements made by or with the approval of any authorized executive officer of the Company constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbors created by such Acts. The words and phrases "looking ahead", "we are confident", "should be", "will be", "predicted", "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company's current views in respect of future events and financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to, changes in customer demand and requirements; fluctuations in prices for raw materials; changes in supplier relationships or agreements; interest rate fluctuations, changes in Federal income tax laws and regulations; competition; changes in labor contracts; any changes in the Company's financial condition or operating results due to acquisitions or dispositions of businesses; unanticipated expenses and delays in the integration of newly-acquired businesses; industry-specific factors; and worldwide and regional economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the paper and allied products industry, or the markets in which the Company operates. The Company undertakes no obligations to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OPERATING RESULTS: FISCAL 1997 COMPARED TO FISCAL 1996

     Sales from continuing operations for the fiscal year ended February 28, 1997 were a record $139.7 million, up $2.5 million, or 1.8% above the $137.2 million record in fiscal 1996. Our Industrial Textile Division (CCP Industries) added $2.7 million in sales overall. This increase was primarily attributable to a series of small acquisitions which added $3.8 million in revenues, offset by an approximate $1.1 million drop in volume revenues resulting in part, from increased salesforce turnover. The Personal Care Division's (Hospital Specialty Company) volume increase in sales of $0.1 million reflected the benefit of product line extension which more than replaced sales from the douche and enema product lines, divested in the prior year fourth quarter. The decline in sales in the Industrial Packaging Division (Baxter Tube Company) of $0.3 million reflects quality improvements to forming tubes which depressed order frequency somewhat.

     Cost of goods sold for continuing operations declined to 65.3 percent of sales in fiscal 1997 from 68.6 percent in fiscal 1996. The improvement was primarily the result of a significant decrease in the costs of paper and paper-related products, used as raw material in or in connection with many of the products sold by the Company. To a minor extent, a shift in sales mix to lower-margin products diluted the impact of raw material price reductions.

     Selling, general and administrative expenses increased in fiscal 1997 to
27.1 percent of sales from 26.1 percent for the prior year. This increase should be viewed recalling two significant one-time events which helped reduce fiscal 1996 like expenses: the gain on the sale of certain assets comprising the Company's douche and enema lines of business and the gain on the sale of stock held by the Company's health and welfare benefit plan. A reduction in marketing cost as a strategy to redirect sales efforts away from lower-margin products and improvements in administrative efficiencies at Hospital Specialty were offset by increased costs at CCP Industries as they absorbed several acquisitions made during the fiscal year. Programs designed to maximize efficiency through the use of technology and management information remain a priority at each of the Company's operating units.

     Net interest income of $345 thousand in fiscal 1997 compares to net interest expense of $594 thousand in fiscal 1996 and resulted from increased investment levels utilizing the proceeds from the sale of the Housewares Division in the first month of this fiscal year. The weighted-average debt outstanding associated with the Company's revolving credit facility for fiscal 1997 was $537 thousand as compared with $9.9 million in the last fiscal year. The weighted-average interest rate was 4.51 percent, as compared to 6.96 percent in fiscal 1996.

     Earnings from continuing operations before income taxes improved to $10.9 million in fiscal 1997 from $6.6 million in fiscal 1996. Consistent with the higher earnings, income taxes for fiscal 1997 rose to $3.9 million from $2.2 million for the prior fiscal year. The effective tax rate also increased to 35.7 percent from 32.9 percent in fiscal 1996. This increase resulted from the absence of the one-time tax-exempt gain on the sale of stock in fiscal 1996 as noted above. Net earnings from continuing operations improved 59.3 percent to $7.0 million in fiscal 1997 compared to $4.4 million in fiscal 1996.

     Net earnings for fiscal 1997 were unaffected by discontinued operations. The fiscal 1996 loss from discontinued operations, which resulted from the Housewares Division divestiture, was $6.8 million or $1.94 per share, leading to a net loss of $2.4 million, or 69 cents per share. Net earnings per common share from continuing operations were $2.00 in fiscal 1997 as compared to $1.25 in fiscal 1996. The per share increase was insignificantly impacted by share repurchases during fiscal 1997.

OPERATING RESULTS: FISCAL 1996 COMPARED TO FISCAL 1995

     Sales from continuing operations for fiscal 1996 were $137.2 million, up $10.3 million, or 8.1% above the $126.9 million of fiscal 1995. Each of the operating units contributed to this sales gain. At CCP Industries, sales increased $5.3 million from the addition of Plezall Wipers, acquired at the beginning of fiscal 1996. Additionally, sales gains of $0.7 million from new product introductions and $0.4 million in volume increases resulting from improvements in sales force effectiveness, were also recorded. Finally, price increases during the year at CCP Industries added $0.6 million to the unit's sales gains. Baxter Tube's sales increase of $2.3 million resulted from $0.7 million volume sales gains through improved market penetration and $1.6 million through selective price increases. Sales gains at Hospital Specialty of approximately $1.0 million were primarily the result of expanded product offerings to industrial and janitorial customers.

     The cost of goods sold from continuing operations increased to 68.6 percent of sales in fiscal 1996 from 65.8 percent for fiscal 1995. This increase was the result of a combination of forces including the dramatic increase in the price of fluff pulp and paper. Other factors influencing cost of goods as a percent of sales include competitive pricing in consumer markets and the increase in lower gross margin wholesale sales.

     Selling, general and administrative expenses decreased as a percent of sales to 26.1 percent for fiscal 1996 from 28.2 percent for fiscal 1995. Two one-time events, which occurred during the fourth quarter of fiscal 1996, added to this favorable decline. First was the gain recorded by Hospital Specialty on the sale of certain assets comprising its douche and enema line of business. Second, was the gain on the sale of stock acquired when the insurance company which administers the Company's health and welfare benefit plan converted from a mutual company to a stock company. The proceeds were used to fund health claims in 1996.

     Earnings from continuing operations declined to $4.4 million in fiscal 1996 from $4.5 million in fiscal 1995. Highly competitive and price sensitive customers forced the Company to absorb rapidly escalating raw material costs in several product categories. As a result, net margins from continuing operations fell to 3.2 percent from 3.6 percent in fiscal 1995.

     Net interest expense increased to $594 thousand in fiscal 1996, as compared to $317 thousand in fiscal 1995. This 87.2 percent increase was the result of higher borrowing levels related to the acquisition of Plezall Wipers and forward purchases of raw material, and higher interest rates which raised the cost of borrowing interest coverage, calculated as operating earnings divided by net interest expense, fell to 12.1 times for fiscal 1996 from 24.0 times for fiscal 1995.

     Earnings from continuing operations before income taxes for fiscal 1996 declined to $6.6 million from $7.3 million in the preceding fiscal year. Consistent with the lower earnings, income taxes fell to $2.2 million from $2.8 million for fiscal 1995. The effective tax rate also declined to 32.9 percent for fiscal 1996 versus 38.0 percent for the prior fiscal year. This improvement resulted from the elimination of the negative tax impact of good will amortization from the Housewares Division.

     As a result of the Housewares Division divestiture, the Company recorded a loss from discontinued operations in fiscal 1996 of $6.8 million or $1.94 per share. This compares to earnings from discontinued operations, in fiscal 1995 of $754 thousand or 22 cents per share. As a result of the combination of continued and discontinued operations the Company reported a fiscal 1996 net loss of $2.4 million, or 69 cents per share, compared with prior fiscal year earnings of $5.3 million, or $1.51 per share.

FINANCIAL CONDITION: SIX-MONTH PERIOD ENDED AUGUST 31, 1997 COMPARED TO AUGUST 31, 1996.

     The Company's financial position remains strong. At August 31, 1997, the current ratio was 3.6:1 as compared to 3.3:1 at February 28, 1997, and working capital increased to $33.8 million as compared to $31.2 million at fiscal year-end.

     On March 3, 1997, the Company acquired for $4.8 million substantially all the assets and assumed certain liabilities of Unity Paper Tubes, a manufacturer and distributor of spiral-wound paper tubes and cores, located in the United Kingdom. The acquisition was financed through the use of the Company's $30.0 million revolving line of credit. Existing cash and cash generated from operations have since been used to repay this borrowing.

     Subsequent to the second fiscal quarter close, the Company entered into a definitive agreement to sell substantially all of the assets and business of Baxter Tube Company to Caraustar Industries, Inc. The Company expects to record a one-time gain once the transaction closes, which is expected in October 1997.

RESULTS OF OPERATION: SIX MONTH PERIOD ENDED AUGUST 31, 1997 COMPARED TO THE SIX-MONTH PERIOD ENDED AUGUST 31, 1996.

     Revenues in the current year's second fiscal quarter increased 10.1 percent to $39.0 million, up from $353.4 million recorded a year ago. Each of the Company's operating divisions participated in the revenue increase. Revenue gains recorded by CCP Industries and Baxter Tube Company resulted principally from recent acquisitions. Revenue gains from the extension of existing product lines continued into the second fiscal quarter for Hospital Specialty Company. Revenues in the six-month period ended August 31, 1997 increased 8.8 percent to $76.3 million compared to $70.2 million of the prior year like period.

     Operating margins were down slightly during the current year second fiscal quarter to 8.3 percent from 8.5 percent of a year ago. Continued focus on reducing selling, general and administrative expenses have nearly offset the increase in cost of goods sold as sales mix, particularly at CCP Industries, and strong price competition have put pressure on gross margins. Operating margins for the six-month period of 8.1 percent reflected improvement over the 7.6 percent of a year ago.


     Borrowings used to finance the acquisition of Unity Paper Tubes at the beginning of the current fiscal year, as noted earlier, caused an unfavorable change in net interest. During the prior year first quarter the Company received approximately $10.0 million in cash from the sale of its Housewares Division.


     A change in the estimated tax effect resulting from the divestiture of the Company's Housewares Division, which occurred in the prior fiscal year, caused a one-time tax credit of $1.5 million, or 42 cents per share applied to discontinued operations.

     Net earnings in the six-month period ended August 31, 1997 were $5.5 million, or $1.55 share, compared to $3.5 million, or $1.01 per share, recorded in the like prior year period. Net earnings for the current year's second fiscal three-month period were $3.7 million, or $1.02 per share, compared to $2.0 million, or 57 cents per share, recorded in the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's financial position remains strong. Current assets are 3.3 times current liabilities at February 28, 1997, compared to 3.2 times at February 29, 1996. Working capital at fiscal year end of $31.2 million is down slightly from the prior year's $33.2 million.

     The Company's primary source of cash continues to be that provided by operating activities and amounted to $7.3 million in fiscal 1997, $9.7 million in fiscal 1996, and $3.9 million in fiscal 1995. During the year the Company used cash from operations to make strategic forward inventory purchases to take advantage of favorable buying opportunities in paper prices. Cash generated from operations also was used to make several small asset acquisitions of $3.4 million, purchase property, plant and equipment of $2.0 million, pay cash dividends of $.9 million and purchase treasury shares of $.8 million.

     Cash received of $9.8 million in the first quarter of the current fiscal year, as a result of the Housewares Division divestiture, repaid $7.0 million in long-term debt.

     In fiscal 1997, the Company increased its dividend payout to shareholders
5.3 percent as compared to the previous year's 7.7 percent increase. the Company will continue to consider dividend increases periodically consistent with free cash flow.

     Expenditures for property plant and equipment over the past three years have supported routine business activities, averaging $2.6 million a year over that period. The Company anticipates fiscal 1998 expenditures to be consistent with prior years.

     The Company maintains a $30.0 million line of credit to finance working capital requirements and finance acquisitions, as needed. The Company made no draw on this line during fiscal 1997. In March 1997, the Company acquired the net assets of Unity Paper Tubes, a division of Wyndeham Press Group PLC, located in Leyland, Lancashire, England for $4.8 million. The line of credit was used to finance this acquisition.

ACCOUNTING CHANGES

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information about Capital Structure". Both Statements are effective for periods ending after December 15, 1997. The Company expects that neither Statement will have a material impact on the calculation, presentation or disclosure required by these Statements as compared to current practices.

INFLATION

     Inflation, in general, had little effect upon the Company's sales, gross margins or operating expenses in fiscal 1997. A significant downturn in paper and paper-related raw material prices experienced by the Company in fiscal 1997 was in scale to the dramatic price rise experienced in fiscal 1996. Neither change correlated to inflation, and both made dramatic impacts in operating results and could do so in the future should like changes occur. The Company attempts to adjust prices to reflect changes in raw material costs as appropriate and consistent with competitive conditions.

                            THE TRANZONIC COMPANIES


                            SELECTED FINANCIAL DATA


                                                                                                                       SIX-MONTH
                                                                                                                         PERIOD
                                                      AS OF OR FOR THE YEAR ENDED FEBRUARY 28/29,                        ENDED
                                      ----------------------------------------------------------------------------     AUGUST 31,
                                          1993            1994            1995            1996            1997            1997
                                      ------------     -----------     -----------     -----------     -----------     ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATIONS
  Sales.............................  $110,187,909     115,919,011     126,940,765     137,215,521     139,664,413     76,324,575
  Operating earnings................     6,543,941       4,018,590       7,621,726       7,179,566      10,604,059      6,145,851
  Earnings from continuing
     operations before income
     taxes..........................     6,514,297       3,759,432       7,304,342       6,585,310      10,948,700      6,188,350
  Income Taxes......................     2,413,000       1,428,000       2,773,000       2,169,000       3,914,000      2,178,000
  Earnings from continuing
     operations.....................     4,101,297       2,331,432       4,531,342       4,416,310       7,034,700      4,010,350
  Earnings from discontinued
     operations (net of income
     taxes).........................       112,685         467,833         754,054         410,032              --      1,500,000
  Loss on disposal of Housewares
     Division (net of income
     taxes).........................            --              --              --      (7,250,000)             --             --
  Net earnings (loss)...............     4,213,982       2,799,265       5,285,396      (2,423,658)      7,034,700      5,510,350
  Net earnings (loss) per Common
     Share
     From continuing operations.....          1.15             .67            1.29            1.25            2.00           1.13
     From discontinued operations...           .04             .13             .22           (1.94)             --            .42
  Cash dividends per common share...           .22             .24             .24            .255             .27            .14
BALANCE SHEET DATA
  Total assets......................    63,675,545      73,537,946      80,279,466      75,021,643      72,387,507     77,337,718
  Long-term debt....................     2,900,000       9,000,000       7,600,000       7,000,000              --             --
  Shareholders' equity..............    46,328,637      47,479,072      52,236,347      49,154,116      54,719,546     60,062,015
  Shareholders' equity per common
     share..........................         13.21           13.75           15.03           14.03           15.77          17.17
Common Shares outstanding...........     3,507,838       3,452,038       3,474,338       3,503,388       3,469,338      3,498,288


     Effective August 7, 1996, all Class B Common Shares were converted into Class A Common Shares to form a single class designated as Common Shares. Cash dividends per common share have been restated for dividends paid prior to that date based on the weighted average dividend paid on the combined classes.

     Fiscal year 1996 includes a $931,800 gain in operating earnings ($640,000 after tax or 18 cents per share) from the sale of the Company's douche and enema lines of business and a $604,500 gain in operating earnings ($604,500 after tax or 17 cents per share) from the sale of stock in the Company's health and welfare benefits plan trust.

     Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.


     Discontinued operations for the six-month period ended August 31, 1997 includes a $1,500,000 credit for a change in the estimated tax effect on the sale of the Housewares Division

                            THE TRANZONIC COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED FEBRUARY 28/29
                                                     --------------------------------------------
                                                         1997            1996            1995
                                                     ------------     -----------     -----------
Sales..............................................  $139,664,413     137,215,521     126,940,765
Costs and expenses:
  Cost of goods sold...............................    91,240,529      94,171,671      83,580,232
  Selling, general and administrative expenses
     (note N)......................................    37,819,825      35,864,284      35,738,807
                                                     ------------     ------------    ------------
                                                      129,060,354     130,035,955     119,319,039
                                                     ------------     ------------    ------------
  Operating earnings...............................    10,604,059       7,179,566       7,621,726
Interest income....................................       383,033          91,386          70,236
Interest expense...................................       (38,392)       (685,642)       (387,620)
                                                     ------------     ------------    ------------
Earnings from continuing operations before income
  taxes............................................    10,948,700       6,585,310       7,304,342
Income taxes (note I)..............................     3,914,000       2,169,000       2,773,000
                                                     ------------     ------------    ------------
Earnings from continuing operations................     7,034,700       4,416,310       4,531,342
Discontinued operations (note O):
  Earnings from discontinued operations, net of
     income taxes of $400,000 in 1996 and $581,000
     in 1995.......................................            --         410,032         754,054
  Loss on disposal of discontinued operations, net
     of income tax benefit of $1,250,000...........            --      (7,250,000)             --
                                                     ------------     ------------    ------------
  Earnings (loss) from discontinued operations.....            --      (6,839,968)        754,054
                                                     ------------     ------------    ------------
  Net earnings (loss)..............................  $  7,034,700      (2,423,658)      5,285,396
                                                     ============     ============    ============
Net earnings (loss) per Common Share:
  From continuing operations.......................  $       2.00            1.25            1.29
  From discontinued operations.....................            --           (1.94)            .22
                                                     ------------     ------------    ------------
     Net earnings (loss) per Common Share..........  $       2.00            (.69)           1.51
                                                     ============     ============    ============

          See accompanying notes to consolidated financial statements.

                            THE TRANZONIC COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           FEBRUARY 28/29
                                                                     --------------------------
                                                                        1997            1996
                                                                     -----------     ----------
                                            ASSETS
Current assets:
  Cash (including cash equivalents of $7,484,200 in 1997 and
     $4,673,200 in 1996)...........................................  $ 9,310,479      6,610,933
  Receivables, less allowance for doubtful receivables of $298,700
     in 1997 and $290,500 in 1996..................................   14,554,312     13,752,460
  Inventories (note C).............................................   19,490,165     15,338,665
  Deferred income taxes (note I)...................................      606,434      1,804,106
  Prepaid expenses and other current assets........................      873,143      1,219,235
  Net assets of discontinued operations (note O)...................           --      9,274,244
                                                                     -----------     -----------
          Total current assets.....................................   44,834,533     47,999,643
Property, plant and equipment, net (note D)........................   18,475,743     19,376,208
Other noncurrent assets............................................    3,170,213      2,477,913
Intangible assets (note E).........................................    5,907,018      5,167,879
                                                                     -----------     -----------
                                                                     $72,387,507     75,021,643
                                                                     ===========     ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...........................................  $ 6,920,955      8,337,445
  Accrued compensation.............................................    2,827,939      2,943,971
  Other payables and accrued expenses..............................    3,917,822      3,489,484
                                                                     -----------     -----------
          Total current liabilities................................   13,666,716     14,770,900
Long-term debt, noncurrent portion (note F)........................           --      7,000,000
Deferred gain......................................................    1,752,630      1,912,230
Deferred income taxes (note I).....................................      550,042        935,573
Other noncurrent liabilities.......................................    1,698,573      1,248,824
Shareholders' equity (notes F, G and L):
  Serial preferred shares without par value
     Authorized 200,000; no shares issued..........................           --             --
  Common Shares, no par value; shares at stated value
     Authorized 12,000,000; issued 3,995,539 in 1997 and 1996......      998,885        998,885
  Additional paid-in capital.......................................    5,845,141      5,780,774
  Retained earnings................................................   52,573,602     46,471,200
                                                                     -----------     -----------
                                                                      59,417,628     53,250,859
  Less cost of shares held in treasury -- Common Shares -- 526,201
     in 1997 and 492,151 in 1996...................................    4,698,082      4,096,743
                                                                     -----------     -----------
          Total shareholders' equity...............................   54,719,546     49,154,116
                                                                     -----------     -----------
Commitments and contingencies (notes K and P)......................           --             --
                                                                     -----------     -----------
                                                                     $72,387,507     75,021,643
                                                                     ===========     ===========

          See accompanying notes to consolidated financial statements.

                            THE TRANZONIC COMPANIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                YEARS ENDED FEBRUARY 28/29
                                                         -----------------------------------------
                                                            1997            1996           1995
                                                         -----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)..................................  $ 7,034,700     (2,423,658)     5,285,396
  Adjustments to reconcile net earnings (loss) to net
     cash provided by continuing operations:
     (Earnings) loss from discontinued operations......           --      6,839,968       (754,054)
     Depreciation and amortization.....................    3,297,744      3,517,521      3,616,163
     Gain on sale of assets............................           --       (910,637)            --
     Deferred income taxes.............................      812,000       (246,000)       170,000
     Other, net........................................      307,576         38,122       (132,103)
     Change in assets and liabilities, net of effects
       of acquisitions:
       Receivables, net................................      129,625       (136,600)    (1,174,977)
       Inventories.....................................   (2,648,548)     2,904,762     (5,292,712)
       Prepaid expenses and other current assets.......      531,034        546,861        430,586
       Trade accounts payable..........................   (1,797,119)      (668,092)     2,083,258
       Accrued compensation............................     (118,357)       158,733        637,717
       Other payables and accrued expenses.............      (21,068)       541,811        284,393
                                                         -----------     ----------     ----------
          Net cash provided by continuing operations...    7,527,587     10,162,791      5,153,667
          Net cash (used in) discontinued operations...     (190,942)      (455,770)    (1,291,739)
                                                         -----------     ----------     ----------
          Net cash provided by operating activities....    7,336,645      9,707,021      3,861,928
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit.......................           --      6,400,000      3,400,000
  Repayments of long-term debt.........................   (7,000,000)    (7,000,000)    (4,900,000)
  Cash dividends.......................................     (932,298)      (885,305)      (821,833)
                                                         -----------     ----------     ----------
          Net cash (used in) financing activities......   (7,932,298)    (1,485,305)    (2,321,833)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from sale of Housewares Division........    9,777,070             --             --
  Payments for acquisitions, net of cash acquired......   (3,423,353)    (2,909,735)            --
  Purchase of treasury shares..........................     (822,900)            --             --
  Proceeds on exercise of share options................      245,670        217,626        276,775
  Non-compete payments.................................           --             --       (180,000)
  Proceeds from sale of property, plant and
     equipment.........................................           --      1,992,513        248,981
  Purchases of property, plant and equipment...........   (2,025,639)    (3,163,078)    (2,586,894)
  Other, net...........................................     (455,649)      (135,649)      (214,608)
                                                         -----------     ----------     ----------
          Net cash provided by (used in) investing
            activities.................................    3,295,199     (3,998,323)    (2,455,746)
                                                         -----------     ----------     ----------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) during the year..................    2,699,546      4,223,393       (915,651)
  Beginning balance....................................    6,610,933      2,387,540      3,303,191
                                                         -----------     ----------     ----------
  Ending balance.......................................  $ 9,310,479      6,610,933      2,387,540
                                                         ===========     ==========     ==========
Supplemental schedule of non-cash investing and
  financing activities:
  Acquisition of businesses (note B):
     Fair value of assets acquired.....................  $ 3,943,829      3,091,802             --
     Liabilities assumed...............................      520,476        182,067             --
                                                         -----------     ----------     ----------
     Cash paid.........................................  $ 3,423,353      2,909,735             --
                                                         ===========     ==========     ==========
Supplemental disclosures of cash flow information:
  Income taxes paid....................................  $ 3,542,148      2,351,618      1,599,723
  Interest paid........................................  $    47,033        689,440        393,797
                                                         ===========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                            THE TRANZONIC COMPANIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            ADDITIONAL
                                                COMMON       PAID-IN       RETAINED       TREASURY
         YEARS ENDED FEBRUARY 28/29             SHARES       CAPITAL       EARNINGS        SHARES
---------------------------------------------  --------     ---------     ----------     ----------
Balance at February 28, 1994.................  $992,597     5,514,568     45,316,600     (4,344,693)
Net earnings.................................        --            --      5,285,396             --
Cash dividends, $.24 per Common Share........        --            --       (821,833)            --
Exercise of 22,300 Common Share options......     1,600       112,200             --        162,975
Tax benefit associated with incentive share
  options....................................        --        16,937             --             --
                                               --------     ---------      ---------      ---------
Balance at February 28, 1995.................   994,197     5,643,705     49,780,163     (4,181,718)
Net (loss)...................................        --            --     (2,423,658)            --
Cash dividends, $.255 per Common Share.......        --            --       (885,305)            --
Exercise of 29,050 Common Share options......     4,688       127,963             --         84,975
Tax benefit associated with incentive share
  options....................................        --         9,106             --             --
                                               --------     ---------      ---------      ---------
Balance at February 29, 1996.................   998,885     5,780,774     46,471,200     (4,096,743)
Net earnings.................................        --            --      7,034,700             --
Cash dividends, $.27 per Common Share........        --            --       (932,298)            --
Exercise of 25,150 Common Share options......        --        24,109             --        221,561
Acquisition of 59,200 Common Shares for
  treasury...................................        --            --             --       (822,900)
Tax benefit associated with incentive share
  options....................................        --        40,258             --             --
                                               --------     ---------      ---------      ---------
BALANCE AT FEBRUARY 28, 1997.................  $998,885     5,845,141     52,573,602     (4,698,082)
                                               ========     =========      =========      =========

          See accompanying notes to consolidated financial statements.

                            THE TRANZONIC COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

A  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional and consumer sectors through its three operating divisions. The principal market for the Company's products is the continental United States. Tranzonic's Personal Care Division, Hospital Specialty, provides personal care and other washroom-related products. Its Industrial Textiles Division, CCP Industries, distributes industrial wiping cloths, washroom supplies, specialty chemicals, and safety and work apparel. Baxter Tube, its Industrial Packaging Division, manufactures paper tubes, cores and sleeves used in a wide variety of industrial applications.

  (1) Principles of Consolidation

     All of the Company's subsidiaries are wholly-owned and their accounts are included in the accompanying consolidated financial statements. All material inter-company balances and transactions have been eliminated.

  (2) Inventories

     Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  (3) Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets.

  (4) Intangibles

     Goodwill, the excess of cost over net assets of acquired companies, is being amortized over periods not exceeding 40 years. The Company re-evaluates goodwill and other intangibles based on fair values or undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded costs, and writes down recorded costs of these assets to fair value when recorded costs are higher.

  (5) Income Taxes

     Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     The Company files a consolidated Federal income tax return with its subsidiaries.

  (6) Share Option Plan

     Prior to January 1, 1996, the Company accounted for its share option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying share exceeded the exercise price. On March 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits the Company to recognize as expense over the vesting period the fair value of all stock-based

                            THE TRANZONIC COMPANIES
awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee share option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     Upon the exercise of Common Share options granted under the Company's incentive share option plans, the Company, at its discretion, can either distribute newly issued shares or shares from treasury. Additional paid-in capital is adjusted to reflect the balance of the option price.

  (7) Net Earnings Per Common and Common

     Equivalent Share

     Net earnings per common and common equivalent share have been calculated based on the weighted-average Common Shares outstanding during the period plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered common share equivalents. Weighted-average common and common equivalent shares used in the calculation were 3,512,703, 3,525,457, and 3,508,467 in 1997, 1996 and 1995, respectively.

  (8) Cash Equivalents

     The Company considers all highly liquid short-term investments, with maturities when purchased of three months or less, to be cash equivalents.

  (9) Revenue Recognition

     The Company recognizes revenue as goods are shipped to customers.

  (10) Deferred Gain

     The deferred gain recorded on the books of the Company which resulted from a sale and leaseback of certain real property is being amortized in proportion to rental payments over 20 years, the life of the lease.

  (11) New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure." Both statements are effective for financial statements issued for periods ending after December 15, 1997. The Company expects that neither statement will have a material impact on the calculations, presentations or disclosures required by these statements as compared to current practices.

  (12) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (13) Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                            THE TRANZONIC COMPANIES

B  ACQUISITIONS SUBSEQUENT EVENT

     On March 3, 1997, subsequent to the current fiscal year end, the Company, through its Industrial Packaging Division (Baxter Tube Company and newly formed wholly-owned subsidiary Baxter Tube Company (U.K.) Ltd.) agreed to acquire substantially all the assets and assume certain liabilities of Unity Paper Tubes, a division of Wyndeham Press Group PLC for $4.8 million in cash. Located in Leyland, Lancashire, England, Unity Paper Tubes manufactures and distributes spiral-wound paper tubes and cores primarily within the United Kingdom. The acquisition will be recorded under the purchase method of accounting.

     In July 1996, and in September 1996 the Company's Industrial Textiles Division acquired for $1.4 million and $2.0 million respectively, substantially all the assets and assumed certain liabilities of several companies whose activities involved the converting and selling of non-woven and woven textile wiping cloths. These acquisitions were accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the dates of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant. The excess of purchase price and related acquisition costs over the fair value of net assets acquired of $952,577 has been recorded as goodwill, which is being amortized on a straight line basis over 30 years.

     On March 1, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc., a Miami, Florida, distributor of woven textile wipers for $2.9 million in a cash transaction. The acquisition was accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the date of acquisition. The excess of purchase price and related acquisition costs over the fair value of net assets acquired of $2.1 million has been recorded as goodwill which is being amortized over 30 years.

C  INVENTORIES

     The components of inventories are summarized below:

                                                                1997            1996
                                                             -----------     ----------
        Raw materials......................................  $ 9,199,517      7,182,278
        Finished goods.....................................   10,290,648      8,156,387
                                                             -----------     ----------
                                                             $19,490,165     15,338,665
                                                             ===========     ==========

D  PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment, net, are summarized below:

                                                                1997            1996
                                                             -----------     ----------
        Land, buildings and improvements...................  $14,196,467     14,084,556
        Machinery and equipment............................   29,508,326     27,925,060
                                                             -----------     ----------
                                                              43,704,793     42,009,616
        Accumulated depreciation and amortization..........   25,229,050     22,633,408
                                                             -----------     ----------
                                                             $18,475,743     19,376,208
                                                             ===========     ==========

E  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill. Amortizable goodwill included therein of $6,748,662 and $4,396,697 in 1997 and 1996, respectively, is shown net of accumulated amortization of $1,588,404 and $1,399,388 in those years. In fiscal 1997, goodwill increased $952,577 resulting from certain acquisitions (note B).

                            THE TRANZONIC COMPANIES

F  LONG-TERM DEBT

     A description of the long-term debt follows:

                                                                  1997          1996
                                                                ---------     ---------
        Revolving credit......................................  $      --     7,000,000
                                                                =========     =========

     The Company has a $30 million revolving credit facility maturing June 30, 1999. Funds borrowed may be used for working capital and/or acquisition purposes. In lieu of a compensating balance requirement, the agreement requires an annual fee of 3/10 of 1% on the unused portion. At the Company's option, borrowings under the agreement bear interest at either the bank's prime rate or at 1/2 of 1% above an adjusted LIBOR rate, subject to certain conditions in the rate structure.

     The debt agreements contain restrictions on the Company with respect to investments, maintenance of working capital, net worth, use of cash for payments of dividends, and purchase of treasury shares. Capital distributions during any fiscal year are limited to 50% of average consolidated net earnings over a three-year period. The Company was in compliance with all debt agreement restrictions or has obtained waivers.

G  SHARE OPTIONS

     The Company has three performance share option plans in effect for key employees. Under these plans 580,000 Common Shares were reserved for issuance at a per share option price of not less than 100% of the market price on the dates these options were awarded. Additionally, 60,000 Common Shares were reserved for issuance at a per share option price from 10% to 95% of the market price on the date these options were awarded, and 95,000 Common Shares were granted as part of certain employment contracts at 100% of market price at the date of grant. Generally, share options have 10-year terms from the fiscal year within the date of the grant and vest and become fully-exercisable after a 3-year vesting period. At February 28, 1997, there were 144,150 Common Shares available for grant.

     The Company applies APB Opinion No. 25 in accounting for its incentive plans and, accordingly, no compensation cost has been recognized for its share options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its share options under SFAS No. 123, the Company's net earnings (loss) would have been the pro forma amounts indicated below:

                                                                 1997           1996
                                                              ----------     ----------
        Net earnings (loss)
          As reported.......................................  $7,034,700     (2,423,658)
          Pro forma.........................................  $7,034,700     (2,458,117)
        Net earnings (loss) per common share
          As reported.......................................  $     2.00           (.69)
          Pro forma.........................................  $     2.00           (.70)

     Pro forma net earnings (loss) reflects only options granted after March 1, 1995.

     The per share weighted-average fair value of share options granted during fiscal 1996 and 1995 was $5.19 and $4.13 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions used in both fiscal 1996 and 1995-expected dividend yield 2.0%, risk-free interest rate of 6.4%, and an expected life of 7 years.

                            THE TRANZONIC COMPANIES

     Details pertaining to the Company's plans are as follows:

                                                             1997        1996        1995
                                                           --------     -------     -------
    Options unexercised at beginning of year.............   260,335     309,285     307,200
      Weighted-average exercise price....................  $  13.06       12.49       12.58
    Options granted during the year......................        --      38,250      35,950
      Weighted-average exercise price....................  $     --       14.75       12.04
    Options exercised during the year....................    25,150      29,050      22,300
      Weighted-average exercise price....................  $   9.77        7.49       12.41
    Options canceled during the year.....................    20,850      58,150      11,565
      Weighted-average exercise price....................  $  14.41       13.91       13.61
    Options unexercised at end of year...................   214,335     260,335     309,285
      Weighted-average exercise price....................  $  13.32       13.06       12.49
    Options exercisable at end of year...................   144,485     138,350     135,200
      Weighted-average exercise price....................  $  13.10       12.33       10.45

     At February 28, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $5.08 -- $15.26 and 3.5 years.

H  RETIREMENT PLANS

     Late in fiscal 1996, the Company received a favorable determination by the IRS and the PBGC to terminate and make final distributions of pension benefits from its General Employee's Retirement Plan of the Personal Care Division. As of fiscal 1997 year end, all pension benefits were distributed and the Plan officially terminated.

     The Salary Savings and Profit-sharing Plan of The Tranzonic Companies is a defined contribution plan covering all employees who qualify under the Plan. The Company's contributions to The Salary Savings and Profit-sharing Plan were $401,213 in 1997, $385,311 in 1996 and $363,690 in 1995.

I  INCOME TAXES

     The provision for income taxes from continuing operations consists of the following:

                                                          1997          1996          1995
                                                       ----------     ---------     ---------
    Current:
      Federal........................................  $2,581,000     2,127,000     2,332,000
      State and local................................     521,000       288,000       271,000
                                                       ----------     ---------     ---------
                                                        3,102,000     2,415,000     2,603,000
    Deferred:
      Federal........................................     864,000      (213,000)       92,000
      State and local................................     (52,000)      (33,000)       78,000
                                                       ----------     ---------     ---------
                                                          812,000      (246,000)      170,000
                                                       ----------     ---------     ---------
                                                       $3,914,000     2,169,000     2,773,000
                                                       ==========     =========     =========

                            THE TRANZONIC COMPANIES

     The Company's effective tax rate from continuing operations differs from the statutory Federal income tax rate as follows:

                                                                     1997     1996     1995
                                                                     ----     ----     ----
    Computed income taxes at statutory rate........................  35.0%    35.0%    35.0%
    State and local income taxes, net of federal income tax
      benefit......................................................   2.7      2.6      3.1
    Tax-exempt income..............................................  (1.2)    (3.5)    (0.3)
    General business tax credit....................................  (0.9)    (1.1)    (1.0)
    Lower rate benefit.............................................  (1.0)    (1.0)    (1.0)
    Other..........................................................   1.1      0.9      2.2
                                                                     ----     ----     ----
                                                                     35.7%    32.9%    38.0%
                                                                     ====     ====     ====

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      1997          1996
                                                                   ----------     ---------
    Deferred tax assets:
      Inventory valuation........................................  $  145,379       299,848
      Deferred compensation......................................     492,222       480,165
      Deferred book gain.........................................     713,262       772,793
      Package design costs.......................................     108,385       166,551
      Deferred tax losses........................................   1,723,454     2,491,925
      Other......................................................     586,565       524,200
                                                                   ----------     ---------
      Total gross deferred tax assets............................   3,769,267     4,735,482
      Less valuation allowance...................................   1,510,598     1,506,995
                                                                   ----------     ---------
      Net deferred tax assets....................................   2,258,669     3,228,487
    Deferred tax liabilities:
      Depreciation...............................................   1,815,920     1,994,855
      Other......................................................     386,357       365,099
                                                                   ----------     ---------
      Total deferred tax liabilities.............................   2,202,277     2,359,954
                                                                   ----------     ---------
    Net deferred tax assets......................................  $   56,392       868,533
                                                                   ==========     =========

     The valuation allowance for deferred tax assets represents the Federal tax effect of a net capital loss carryforward created through the divestiture of the Housewares Division. The capital loss carryforward is available to offset future net capital gains, if any, through fiscal year 2002.

J  SEGMENT DATA

     The industry segment in which the Company operates is primarily the conversion of paper and allied products. The majority of the Company's products originate from large rolls of paper or allied products purchased directly from mills where such materials are manufactured. As such, each of the Company's divisions displays similar purchasing function characteristics. Also, the end-use of many of the Company's products is similar, as the majority of sales are of disposable products used for personal hygiene and cleaning.

     The Company's foreign operations and export sales are immaterial.

K  LEASE COMMITMENTS

     The Company conducts operations at certain facilities under various non-cancellable operating leases.

                            THE TRANZONIC COMPANIES

     Rent expense charged to continuing operations was $1,656,872, $1,515,572 and $1,328,365 in fiscal years 1997, 1996 and 1995, respectively.

     Rental commitments at February 28, 1997 for noncancellable operating leases with initial terms greater than one year are as follows:

                1998............................................  $ 1,654,937
                1999............................................    1,603,509
                2000............................................    1,562,051
                2001............................................    1,526,615
                2002............................................    1,452,336
                after 2002......................................    4,818,138
                                                                  -----------
                                                                  $12,617,586
                                                                  ===========

L  COMMON SHARE CONVERSION

     At the annual meeting of shareholders held on August 2, 1996, shareholders approved the proposal to convert all of the Company's Class B Common Shares to Class A Common Shares and to rename the Class A Common Shares as Common Shares. The conversion became effective August 7, 1996. All share and per share amounts reflected in the financial statements have been combined and/or recalculated as if the shares had been converted for the periods reported.

                            THE TRANZONIC COMPANIES

M  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                           -----------     -----------     -----------     -----------
1997
Sales....................................  $34,715,109      35,446,653      35,023,605      34,479,046
Cost of goods sold.......................   23,400,738      23,021,601      22,475,424      22,342,766
Earnings from continuing operations
  before income taxes....................    2,376,578       3,095,445       2,959,076       2,517,601
Income taxes.............................      842,000       1,083,000       1,093,000         896,000
Earnings from continuing operations......    1,534,578       2,012,445       1,866,076       1,621,601
Earnings from discontinued operations,
  net of income taxes....................           --              --              --              --
Net earnings.............................    1,534,578       2,012,445       1,866,076       1,621,601
Per Common share amounts:
  From continuing operations.............          .44             .57             .53             .46
  From discontinued operations...........           --              --              --              --
Net earnings.............................          .44             .57             .53             .46
Cash dividends paid......................         .065            .065             .07             .07
1996
Sales....................................  $34,427,872      35,406,029      34,558,178      32,823,442
Cost of goods sold.......................   23,132,588      24,251,306      23,781,598      23,006,179
Earnings from continuing operations
  before income taxes....................    1,566,002       1,419,458       1,267,185       2,332,665
Income taxes.............................      521,571         463,855         453,074         730,500
Earnings from continuing operations......    1,044,431         955,603         814,111       1,602,165
Discontinued operations:
  Earnings from discontinued operations,
     net of income taxes.................       (3,658)        225,492          99,751          88,447
  Loss on disposal of Housewares
     Division, net of income tax
     benefit.............................           --              --              --      (7,250,000)
Earnings (loss) from discontinued
  operations.............................       (3,658)        225,492          99,751      (7,161,553)
Net earnings (loss)......................    1,040,773       1,181,095         913,862      (5,559,388)
Per Common share amounts:
  From continuing operations.............          .30             .27             .23             .45
  From discontinued operations...........           --             .06             .03           (2.04)
  Net earnings (loss)....................          .30             .33             .26           (1.58)
  Cash dividends paid....................          .06            .065            .065            .065

N  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     In the prior fiscal year fourth quarter the Company realized a gain of $931,800 from the sale of its Personal Care Division's douche and enema product lines. In addition, the Company realized a gain of $604,500 from the sale of stock received when the Company's health and welfare benefits plan administrator converted from a mutual company to a stock company. Both of these transactions are included in selling, general and administrative expense.

                            THE TRANZONIC COMPANIES

O  DISCONTINUED OPERATIONS

     On February 29, 1996, the Company signed a definitive agreement to sell for cash substantially all operating net assets of its Housewares Division. Accordingly, its operations are segregated in the accompanying consolidated financial statements. The Company closed the sale on March 29, 1996. A reserve for loss on discontinued operations was established for expected transaction costs, estimated adjustment to purchase price based on final audited numbers, and estimated contingencies. Sales from discontinued operations were $1,925,054, $24,110,273 and $21,957,298 for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

     The components of net assets of discontinued operations included in the accompanying consolidated balance sheet as of February 29, 1996 is as follows:

                                                                                 1996
                                                                              -----------
    Current assets:
      Receivables, net......................................................  $ 4,793,777
      Inventories...........................................................    5,815,190
      Prepaid expenses and other current assets.............................      458,789
                                                                              -----------
         Total current assets...............................................   11,067,756
    Current liabilities:
      Trade accounts payable................................................      671,490
      Accrued compensation..................................................      235,909
      Other payables and accrued expenses...................................      146,955
                                                                              -----------
         Total current liabilities..........................................    1,054,354
                                                                              -----------
         Total..............................................................   10,013,402
    Noncurrent assets:
      Property, plant and equipment.........................................      314,276
      Other noncurrent assets...............................................      113,691
      Intangibles...........................................................       29,661
                                                                              -----------
         Total noncurrent assets............................................      457,628
                                                                              -----------
         Net assets.........................................................   10,471,030
      Reserve for loss on disposal of discontinued operations...............    1,196,786
                                                                              -----------
         Net assets of discontinued operations..............................  $ 9,274,244
                                                                              ===========

     The reserve for loss on disposal of discontinued operations consisted of brokerage fees which were paid subsequent to year end and purchase price accruals involving contingent inventory and accounts receivable adjustments. Actual results recorded during the current fiscal year approximated our fiscal 1996 estimate.

P  CONTINGENCIES

     The Company is plaintiff in certain litigation involving contractual disputes with former employees. Counter claims have been filed by the former employees in these actions. The Company believes that these counter claims are without merit and intends to defend itself vigorously. The Company believes that the outcome of these proceedings will not have a material adverse affect on the financial condition of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Tranzonic Companies:

     We have audited the accompanying consolidated balance sheets of The Tranzonic Companies and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tranzonic Companies and subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Cleveland, Ohio
March 31, 1997

                            THE TRANZONIC COMPANIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     AUGUST 31, 1997 AND FEBRUARY 28, 1997


                                                                                      FEBRUARY
                                                                     AUGUST 31,         28,
                                                                        1997            1997
                                                                     -----------     ----------
                                                                     (UNAUDITED)
ASSETS
Current assets
  Cash (including cash equivalents of $4,287,700 at August 31, 1997
     and $7,484,200 at February 28, 1997)..........................  $ 7,980,238      9,310,479
  Receivables, net.................................................   16,595,225     14,554,312
  Inventories
     Raw materials.................................................    9,750,660      9,199,517
     Finished goods................................................   10,907,161     10,290,648
  Deferred income taxes............................................      633,043        606,434
  Prepaid expenses and other current assets........................    1,026,615        873,143
                                                                     -----------     ----------
          Total current assets.....................................   46,892,942     44,834,533
Property, plant and equipment, net.................................   18,901,031     18,475,743
Other noncurrent assets............................................    3,291,343      3,170,213
Intangible assets..................................................    8,252,402      5,907,018
                                                                     -----------     ----------
                                                                     $77,337,718     72,387,507
                                                                     ===========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable...........................................  $ 8,511,182      6,920,955
  Accrued compensation.............................................    2,109,848      2,827,939
  Other payables and accrued expenses..............................    2,514,648      3,917,822
                                                                     -----------     ----------
          Total current liabilities................................   13,135,678     13,666,716
Deferred gain......................................................    1,672,830      1,752,630
Deferred income taxes..............................................      471,612        550,042
Other noncurrent liabilities.......................................    1,995,583      1,698,573
Shareholders' equity
  Serial preferred shares without par value; authorized 200,000, no
     shares issued.................................................           --             --
  Common Shares, no par value; shares at stated value, authorized
     12,000,000, issued 3,995,539 at August 31, 1997 and February
     28, 1997......................................................      998,885        998,885
  Additional paid-in capital.......................................    5,902,555      5,845,141
  Retained earnings................................................   57,600,132     52,573,602
                                                                     -----------     ----------
                                                                      64,501,572     59,417,628
  Less cost of shares held in treasury
     Common Shares -- 497,251 at August 31, 1997 and 526,201 at
      February 28, 1997............................................    4,439,557      4,698,082
                                                                     -----------     ----------
          Total shareholders' equity...............................   60,062,015     54,719,546
                                                                     -----------     ----------
                                                                     $77,337,718     72,387,507
                                                                     ===========     ==========


     See accompanying notes to condensed consolidated financial statements.

                            THE TRANZONIC COMPANIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
          SIX- AND THREE-MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996
                                  (UNAUDITED)


                                                SIX MONTHS ENDED             THREE MONTHS ENDED
                                                   AUGUST 31,                    AUGUST 31,
                                           --------------------------     -------------------------
                                              1997            1996           1997           1996
                                           -----------     ----------     ----------     ----------
Sales....................................  $76,324,575     70,161,762     39,012,247     35,446,653
Cost and expenses
  Cost of goods sold.....................   50,386,388     46,422,339     25,768,963     23,021,601
  Selling, general, and administrative
     expenses............................   19,792,336     18,413,372     10,010,694      9,426,152
                                           -----------     ----------     ----------     ----------
                                            70,178,724     64,835,711     35,779,657     32,447,753
                                           -----------     ----------     ----------     ----------
     Operating earnings..................    6,145,851      5,326,051      3,232,590      2,998,900
Interest income..........................      215,716        176,443        115,364         99,037
Interest expense.........................     (173,217)       (30,471)       (66,581)        (2,492)
                                           -----------     ----------     ----------     ----------
     Earnings from continuing operations
       before income taxes...............    6,188,350      5,472,023      3,281,373      3,095,445
Income taxes.............................    2,178,000      1,925,000      1,131,000      1,083,000
                                           -----------     ----------     ----------     ----------
     Earnings from continuing
       operations........................    4,010,350      3,547,023      2,150,373      2,012,445
Discontinued operations..................    1,500,000             --      1,500,000             --
                                           -----------     ----------     ----------     ----------
     Net earnings........................  $ 5,510,350      3,547,023      3,650,373      2,012,445
                                           ===========     ==========     ==========     ==========
Net earnings per Common Share
     From continuing operations..........  $      1.13           1.01            .60            .57
     From discontinued operations........          .42             --            .42             --
                                           -----------     ----------     ----------     ----------
                                           $      1.55           1.01           1.02            .57
                                           ===========     ==========     ==========     ==========
Dividends per Common Share...............  $       .14            .13            .07           .065
                                           ===========     ==========     ==========     ==========
Average common and common equivalent
  shares outstanding.....................    3,546,071      3,507,044      3,572,622      3,506,328
                                           ===========     ==========     ==========     ==========
Shares outstanding at end of period......    3,498,288      3,469,188      3,498,288      3,469,188
                                           ===========     ==========     ==========     ==========

     See accompanying notes to condensed consolidated financial statements.

                            THE TRANZONIC COMPANIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                SIX-MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996
                                  (UNAUDITED)

                                                                       1997            1996
                                                                    -----------     -----------
Cash flows from operating activities
  Net earnings....................................................  $ 5,510,350       3,547,023
  Adjustments to reconcile net earnings to net cash provided by operations
     Depreciation and amortization................................    1,706,596       1,647,480
     Deferred income taxes........................................     (105,039)        446,873
  Changes in assets and liabilities, net of effects of
     acquisitions
     Receivables, net.............................................     (938,206)       (441,802)
     Inventories..................................................     (781,551)       (200,875)
     Prepaid expenses and other current assets....................     (153,472)          3,308
     Trade accounts payable.......................................    1,590,227         165,911
     Accrued compensation.........................................     (718,091)       (560,001)
     Other payables and accrued expenses..........................   (1,403,174)        562,495
     Other, net...................................................      173,353          (5,492)
                                                                    -----------     -----------
          Net cash provided by operating activities...............    4,880,993       5,164,920
Cash flows from financing activities
  Proceeds from revolving credit..................................    7,300,000              --
  Repayments of long-term debt....................................   (7,300,000)     (7,000,000)
  Cash dividends..................................................     (483,820)       (450,566)
                                                                    -----------     -----------
          Net cash used in financing activities...................     (483,820)     (7,450,566)
Cash flows from investing activities
  Net proceeds from sale of Housewares Division...................           --       9,742,367
  Payments for acquisitions, net of cash acquired.................   (4,766,288)             --
  Purchase of treasury shares.....................................           --        (421,650)
  Proceeds on exercise of share options...........................      315,939              --
  Purchases of property, plant and equipment......................     (923,063)       (844,292)
  Other...........................................................     (354,002)       (933,382)
                                                                    -----------     -----------
          Net cash provided by (used in) investing activities.....   (5,727,414)      7,543,043
Cash and cash equivalents
  Increase (decrease) during the year.............................   (1,330,241)      5,257,397
  Beginning balance...............................................    9,310,479       6,610,933
                                                                    -----------     -----------
  Ending balance..................................................  $ 7,980,238      11,868,330
                                                                    ===========     ===========
Supplemental schedule of noncash investing and financing
  activities
  On March 3, 1997, the Company purchased substantially all the assets and assumed certain liabilities of Unity Paper Tubes; in conjunction with the acquisition, liabilities were assumed as follows:
     Fair value of assets acquired................................  $ 4,800,328              --
     Liabilities assumed..........................................      (34,040)             --
                                                                    -----------     -----------
     Cash paid....................................................  $ 4,766,288              --
                                                                    ===========     ===========
Supplemental disclosure of cash flow information
  Income taxes paid...............................................  $ 2,335,866       2,161,224
  Interest paid...................................................  $   180,087          39,708

     See accompanying notes to condensed consolidated financial statements.

                            THE TRANZONIC COMPANIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SIX- AND THREE-MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996

Note A In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain such adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position of The Tranzonic Companies and subsidiaries (Company) at August 31, 1997 and the results of operations for the six- and three-month periods ended August 31, 1997 and 1996. The statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report for the fiscal year ended February 28, 1997.

Note B Net earnings per Common Share have been calculated based on the weighted average Common Shares outstanding during the periods plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered equivalent shares and have a dilutive impact on net earnings per Common Share.

Note C The table below depicts the average Common Shares used in the calculation of net earnings per share for the reported periods and the outstanding:

                  SIX MONTHS ENDED               THREE MONTHS ENDED
                     AUGUST 31,                      AUGUST 31,
              ------------------------        ------------------------
                 1997          1996              1997          1996
              ----------    ----------        ----------    ----------
              3,546,071     3,507,044         3,572,622     3,506,328
              =========     =========         =========     =========

        The number of Common Shares outstanding at August 31, 1997 and 1996 was 3,498,288 and 3,469,188, respectively.

Note D On September 19, 1997, the Company entered into a definitive agreement to sell substantially all of the assets and business of Baxter Tube Company to Caraustar Industries, Inc. for approximately $14 million in cash and the assumption of certain liabilities. The transaction is expected to close during the Company's third quarter and is expected to result in a one-time gain.

        Identifiable assets to be sold at Baxter Tube Company were $8,444,531 and $3,664,490 at August 31, 1997 and February 28, 1997, respectively.

        Baxter Tube Company had sales of $8,215,383 and $6,213,879 through the six-month period and $4,239,622 and $2,997,915 through the three-month period ended August 31, 1997 and 1996, respectively. Baxter Tube Company's contribution to operating earnings before interest and taxes were $756,630 and $540,893 through the six-month period and $472,067 and $250,555 through the three-month period ended August 31, 1997 and 1996, respectively.


Note E A change in the estimated tax effect resulting from the divestiture of the Company's Housewares Division, which occurred in the prior fiscal year, caused a one-time $1.5 million tax credit. This tax credit has been classified as "discontinued operations" as was the related loss. The related loss was recognized during the year ended February 29, 1996.

                      INDEPENDENT AUDITORS' REVIEW REPORT

The Board of Directors
The Tranzonic Companies:

     We have reviewed the condensed consolidated balance sheet of The Tranzonic Companies and subsidiaries as of August 31, 1997, and the related condensed consolidated statements of earnings for the six- and three-month periods ended August 31, 1997 and 1996, and cash flows for the six-month periods ended August 31, 1997 and 1996. These condensed consolidated financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The Tranzonic Companies and subsidiaries as of February 28, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 31, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 28, 1997, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                          /s/ KPMG PEAT MARWICK LLP


                                          KPMG PEAT MARWICK LLP

September 25, 1997

                            THE TRANZONIC COMPANIES

                        PRO FORMA FINANCIAL INFORMATION
                                   UNAUDITED

     On September 19, 1997, The Tranzonic Companies entered into a definitive agreement to sell substantially all of the assets and business of its wholly-owned subsidiary Baxter Tube Company to Caraustar Industries, Inc.

     The following unaudited financial statements set forth the pro forma condensed consolidated balance sheet of The Tranzonic Companies as if the divestiture had been consummated on August 31, 1997 and the pro forma condensed statement of earnings for the year ended February 28, 1997 and for the six-month period ended August 31, 1997 as if the divestiture had been consummated at March 1, 1996 and March 1, 1997 respectively.

     The following pro forma data are not necessarily indicative of the results of operations which would have been reported had the divestiture taken place during those periods or which may be reported in the future. The statements should be read in conjunction with the respective historical statements and notes thereto of The Tranzonic Companies.

                            THE TRANZONIC COMPANIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF AUGUST 31, 1997

                                              THE                                            PRO FORMA
                                           TRANZONIC      DIVESTITURE OF      PRO FORMA      TRANZONIC
                                           COMPANIES       BAXTER TUBE       ADJUSTMENTS     COMPANIES
                                          -----------     --------------     -----------     ----------
ASSETS
Current assets
  Cash..................................  $ 7,980,238                0        10,648,086(1)  18,628,324
  Receivables...........................   16,595,225       (1,792,397)                0     14,802,828
  Inventory.............................   20,657,821       (1,601,157)                0     19,056,664
  Other current assets..................    1,659,658          (79,624)                0      1,580,034
                                          -----------      -----------       -----------     ------------
          Total current assets..........   46,892,942       (3,473,178)       10,648,086     54,067,850
Property plant and equipment............   18,901,031       (2,741,479)                0     16,159,552
Other non-current assets................   11,543,745       (2,256,055)                0      9,287,698
                                          -----------      -----------       -----------     ------------
          Total assets..................  $77,337,718       (8,470,712)       10,648,086     79,515,092
                                          ===========      ===========       ===========     ============
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable......................  $ 8,511,182       (1,446,443)                0      7,064,739
  Other current liabilities.............    4,624,496         (169,338)                0      4,455,158
                                          -----------      -----------       -----------     ------------
          Total current liabilities.....   13,135,678       (1,615,781)                0     11,519,897
Other non-current liabilities...........    4,140,025          (30,665)          (28,032)(2)  4,081,328
Shareholders' equity
  Common shares.........................      998,885                0                 0        998,885
  Additional paid in capital............    5,902,555                0                 0      5,902,555
  Retained earnings.....................   57,600,132                0         3,851,852(3)  61,451,984
                                          -----------      -----------       -----------     ------------
                                           64,501,572                0         3,851,852     68,353,424
  Less treasury shares..................    4,439,557                0                 0      4,439,557
                                          -----------      -----------       -----------     ------------
          Total liabilities and
            shareholders' equity........  $77,337,718       (1,646,446)        3,823,820     79,515,092
                                          ===========      ===========       ===========     ============

---------------
(1) Represents the net after-tax cash proceeds on the sale as follows:

                Cash Proceeds...................................  $13,528,376
                Estimated Divestiture Costs.....................     (350,000)
                Estimated Tax...................................   (2,530,290)
                                                                  -----------
                                                                  $10,648,086
                                                                  ===========

(2) Represents the deferred tax effects of the sale.

(3) Represents the net after-tax gain on the sale as follows:

                Estimated Book Gain.............................  $ 6,382,142
                Estimated Tax...................................   (2,530,290)
                                                                  -----------
                                                                  $ 3,851,852
                                                                  ===========

                            THE TRANZONIC COMPANIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED FEBRUARY 28, 1997

                                                         THE                              PRO FORMA
                                                      TRANZONIC       DIVESTITURE OF      TRANZONIC
                                                      COMPANIES        BAXTER TUBE        COMPANIES
                                                     ------------     --------------     -----------
Sales..............................................  $139,664,413        (12,322,053)    127,342,360
Costs and expenses
  Cost of goods sold...............................    91,240,529        (10,108,398)     81,132,131
  Selling, general and administrative expenses.....    37,819,825           (943,889)     36,875,936
                                                     ------------        -----------     -----------
                                                      129,060,354        (11,052,287)    118,008,067
                                                     ------------        -----------     -----------
     Operating earnings............................    10,604,059         (1,269,766)      9,334,293
Interest income....................................       383,033                  0         383,033
Interest expense...................................       (38,392)                76         (38,316)
                                                     ------------        -----------     -----------
                                                          344,641                 76         344,717
                                                     ------------        -----------     -----------
     Earnings before taxes.........................    10,948,700         (1,269,690)      9,679,010
Income taxes.......................................     3,914,000           (463,000)      3,451,000
                                                     ------------        -----------     -----------
          Net earnings.............................  $  7,034,700           (806,690)      6,228,010
                                                     ============        ===========     ===========
          Net earnings per common and common
            equivalent share.......................  $       2.00                               1.77
                                                     ============                        ===========

                            THE TRANZONIC COMPANIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 FOR THE SIX-MONTH PERIOD ENDED AUGUST 31, 1997

                                                           THE                            PRO FORMA
                                                        TRANZONIC      DIVESTITURE OF     TRANZONIC
                                                        COMPANIES       BAXTER TUBE       COMPANIES
                                                       -----------     --------------     ----------
Sales................................................  $76,324,575       (8,215,383)      68,109,192
Costs and expenses
  Cost of goods sold.................................   50,386,388       (6,689,930)      43,696,458
  Selling, general and administrative expenses.......   19,792,336         (768,823)      19,023,513
                                                       -----------       ----------       ----------
                                                        70,178,724       (7,458,753)      62,719,971
                                                       -----------       ----------       ----------
     Operating earnings..............................    6,145,851         (756,630)       5,389,221
Interest income......................................      215,716          (50,382)         165,334
Interest expense.....................................     (173,217)           1,828         (171,389)
                                                       -----------       ----------       ----------
                                                            42,499          (48,554)          (6,055)
                                                       -----------       ----------       ----------
     Earnings before taxes...........................    6,188,350         (805,184)       5,383,166
Income taxes.........................................      678,000         (291,000)         387,000
                                                       -----------       ----------       ----------
          Net earnings...............................  $ 5,510,350         (514,184)       4,996,166
                                                       ===========       ==========       ==========
          Net earnings per common and common
            equivalent share.........................  $      1.55                              1.41
                                                       ===========                        ==========

                                                                         ANNEX I
================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF OCTOBER 16, 1997

                                    BETWEEN

                            THE TRANZONIC COMPANIES

                                      AND

                              TZ ACQUISITION CORP.
                                      AND

                                 TZA SUB CORP.

================================================================================

                               TABLE OF CONTENTS


                                        SECTION                                           PAGE
----------------------------------------------------------------------------------------  ----
                                          ARTICLE I
                              TERMS AND CONDITIONS OF THE MERGER
  1.1  THE MERGER.......................................................................    1
  1.2  SURVIVING CORPORATION............................................................    1
  1.3  ARTICLES OF INCORPORATION........................................................    1
  1.4  REGULATIONS......................................................................    1
  1.5  EFFECTIVE DATE...................................................................    2

                                          ARTICLE II
                               STATUS AND CONVERSION OF SHARES
  2.1  T CORP. STOCK....................................................................    2
  2.2  X SUB CORP. SHARES...............................................................    2
  2.3  PROCEDURES.......................................................................    2
       (a)  Exchange Agent..............................................................    2
       (b)  Additional agreements.......................................................    2
       (c)  Surrender of shares.........................................................    2
       (d)  Cancellation of shares......................................................    3
       (e)  Transmittal letter..........................................................    3
       (f)  Lost certificates...........................................................    3
  2.4  TREATMENT OF STOCK OPTIONS.......................................................    3
  2.5  ADJUSTMENT OF MERGER CONSIDERATION...............................................    4
       (a)  Retained Merger Consideration...............................................    4
       (b)  Disbursement of Retained Merger Consideration...............................    4
                                         ARTICLE III
                                          COVENANTS
  3.1  COVENANTS OF T CORP..............................................................    5
       (a)  Ordinary operation of business..............................................    5
       (b)  Upkeep and insurance of property............................................    5
       (c)  Record keeping compliance with laws.........................................    5
       (d)  Changes in Articles or Regulations..........................................    5
       (e)  Issuance of shares and options..............................................    5
       (f)  Dividends; share purchases..................................................    6
       (g)  Banking arrangements........................................................    6
       (h)  Conditions precedent........................................................    6
       (i)  Shareholders' meeting and proxy statement...................................    6
       (j)  Compliance with laws........................................................    6
       (k)  Government authorizations...................................................    7
       (l)  No solicitation.............................................................    7
       (m)  Purchase of assets..........................................................    7
       (n)  Material changes............................................................    7
       (o)  Litigation..................................................................    7
       (p)  Certificate of Merger.......................................................    7
       (q)  Hart-Scott-Rodino Act.......................................................    7
       (r)  Access......................................................................    7
  3.2  COVENANTS OF X CORP AND X SUB CORP...............................................    8
       (a)  Compliance with laws........................................................    8
       (b)  Government authorizations...................................................    8

                                        SECTION                                           PAGE
----------------------------------------------------------------------------------------
       (c)  Return of information; confidentiality......................................    8
       (d)  Conditions precedent........................................................    8
       (e)  Public announcements........................................................    8
       (f)  Hart-Scott-Rodino Act.......................................................    8
       (g)  Capitalization..............................................................    8

                                          ARTICLE IV
                                REPRESENTATIONS AND WARRANTIES
  4.1  REPRESENTATIONS AND WARRANTIES OF T CORP.........................................    9
       (a)  Due incorporation, good standing and qualification..........................    9
       (b)  Due authorization; no conflict..............................................    9
       (c)  Authorized capitalization...................................................    9
       (d)  Options, warrants, rights, etc. ............................................   10
       (e)  SEC filings.................................................................   10
       (f)  Conduct of Business.........................................................   10
       (g)  List of documents...........................................................   10
       (h)  No material defaults........................................................   11
       (i)  Litigation..................................................................   11
       (j)  Taxes.......................................................................   11
       (k)  Absence of questionable payments............................................   11
       (l)  ERISA and related matters...................................................   11
       (m)  Brokers.....................................................................   13
       (n)  Officers and Directors......................................................   13
       (o)  Financial statements........................................................   13
       (p)  Authorized signatories; officers and banks..................................   13
       (q)  Insider interests...........................................................   13
       (r)  Customers, distributors and suppliers.......................................   13
       (s)  Proxy statement.............................................................   13
       (t)  Environmental Compliance....................................................   14
       (u)  No Other Representations....................................................   14
  4.2  REPRESENTATIONS AND WARRANTIES OF X CORP AND X SUB CORP..........................   15
       (a)  Due incorporation and good standing.........................................   15
       (b)  Due authorization; no conflict..............................................   15
       (c)  Litigation..................................................................   15
       (d)  No prior activities.........................................................   15
       (e)  Representations and warranties..............................................   15
       (f)  Proxy statement.............................................................   15
       (g)  Financing...................................................................   16
                                          ARTICLE V
                                          CONDITIONS
  5.1  CONDITIONS TO THE OBLIGATIONS OF X CORP..........................................   16
       (a)  Filings and approvals.......................................................   16
       (b)  Litigation..................................................................   16
       (c)  Shareholder approvals.......................................................   16
       (d)  Representations and warranties..............................................   16
       (e)  Material failure to perform obligations.....................................   16
       (f)  Resignation of directors....................................................   16

                                        SECTION                                           PAGE
----------------------------------------------------------------------------------------
       (g)  Hart-Scott-Rodino Act.......................................................   17
       (h)  Material Adverse Change.....................................................   17
       (i)  Dissenters Rights...........................................................   17
  5.2  CONDITIONS TO THE OBLIGATIONS OF T CORP..........................................   17
       (a)  Filings and approvals.......................................................   17
       (b)  Shareholder approvals.......................................................   17
       (c)  Representations and warranties..............................................   17
       (d)  Injunction..................................................................   17
       (e)  Material failure to perform obligations.....................................   17
       (f)  Hart-Scott-Rodino Act.......................................................   17
  5.3  TERMINATION......................................................................   17
       (a)  Termination.................................................................   17
       (b)  Notice of termination.......................................................   18
       (c)  Termination fee.............................................................   18
  5.4  EXPENSES.........................................................................   18

                                          ARTICLE VI
                                      GENERAL PROVISIONS
  6.1  REASONABLE EFFORTS...............................................................   19
  6.2  CERTIFICATION OF SHAREHOLDER VOTES...............................................   19
  6.3  DEFINITION OF SUBSIDIARY.........................................................   19
  6.4  EXECUTION IN COUNTERPARTS........................................................   19
  6.5  NOTICES..........................................................................   19
  6.6  WAIVERS..........................................................................   20
  6.7  AMENDMENTS, SUPPLEMENTS, ETC. ...................................................   20
  6.8  CLOSING..........................................................................   20
  6.9  ASSIGNMENT.......................................................................   20
 6.10  GOVERNING LAW....................................................................   20
 6.11  SEVERABILITY.....................................................................   20
 6.12  INDEMNIFICATION..................................................................   20
 6.13  NO PERSONAL LIABILITY............................................................   21
       (a)  T Corp......................................................................   21
       (b)  X Corp. and X Sub Corp......................................................   21
       (c)  Effect of Best Knowledge; T Corp's "knowledge"..............................   21
       (d)  Definition of Material Adverse Change and Material Adverse Effect...........   21
 6.14  HEADINGS.........................................................................   21
 6.15  EXHIBITS AND SCHEDULES...........................................................   21

                                    EXHIBITS

A.       Certificate of Merger
B.       Agreement of Merger
C.       Articles of Incorporation of T Corp.
D.       Regulations of T Corp.

                                     DISCLOSURE SCHEDULES
4.1(a)   Due incorporation, good standing and qualification
4.1(c)   Authorized capitalization
4.1(d)   Options, warrants, rights, etc.
4.1(f)   Conduct of Business
4.1(g)   List of documents
4.1(i)   Litigation
4.1(j)   Taxes
4.1(l)   ERISA and related matters
4.1(n)   Directors and officers records
4.1(p)   Authorized signatories; officers and banks
4.1(q)   Insider interests
4.1(r)   Customers, distributors and suppliers

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 16, 1997 (the "Agreement"), by and between THE TRANZONIC COMPANIES ("T Corp."), an Ohio corporation, TZ ACQUISITION CORP. ("X Corp."), an Ohio corporation, and TZA SUB CORP. ("X Sub Corp."), an Ohio corporation, said three corporations being hereinafter sometimes collectively called the "Constituent Corporations".

     WHEREAS, the authorized capital stock of T Corp. consists of 12,000,000 common shares, without par value ("T Corp. Shares"), of which 3,498,288 shares are issued and outstanding, and 200,000 serial preferred shares without par value, of which none is issued and outstanding;

     WHEREAS, the authorized capital stock of X Sub Corp. consists of 1,000 common shares, without par value ("X Sub Corp. Shares"), of which 100 shares are issued and outstanding;

     WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and generally to its welfare and advantage, and to the welfare and advantage of all of the several and respective holders of its shares, to merge T Corp. and X Sub Corp. under and pursuant to Section 1701.78 of the Ohio General Corporation Law ("OGCL"), upon the terms and subject to the conditions contained herein;

     WHEREAS, simultaneously with the execution hereof, certain shareholders of
T. Corp. have executed and delivered to X Corp. a Voting Agreement of even date herewith pursuant to which such shareholders agree to vote for the Merger described herein which Voting Agreement has been relied upon by X Corp. in its decision to execute this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained relating to said merger (the "Merger"), and intending to be legally bound hereby, the parties hereby adopt the following plan of merger and agree, in accordance with the OGCL, as follows:

                                   ARTICLE I

                       TERMS AND CONDITIONS OF THE MERGER

     1.1 THE MERGER. At the Effective Date (as defined in Section 1.5 hereof), in accordance with this Agreement and the OGCL, X Sub Corp. shall be merged with and into T Corp., the separate corporate existence of X Sub Corp. shall cease and T Corp. shall be the surviving corporation (the "Surviving Corporation") in the Merger.

     1.2 SURVIVING CORPORATION. The name of the Surviving Corporation after the Effective Date shall be "T Corp.". The Surviving Corporation shall continue to exist as a corporation under the OGCL and shall succeed to, possess and enjoy all the property, rights, privileges, immunities, powers, purposes and franchises, both of a public and a private nature, and be subject to all the restrictions, disabilities and duties, of X Sub Corp. and T Corp., all in accordance with the OGCL. At any time, or from time to time, after the Effective Date, the officers of the Surviving Corporation may, in the name of T Corp. and/or X Sub Corp., and the officers of the Constituent Corporations shall, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of T Corp.'s and/or X Sub Corp.'s property, rights, privileges, immunities, powers, purposes and franchises, and otherwise to carry out the purposes of this Agreement.

     1.3 ARTICLES OF INCORPORATION. Subject to the provisions of Section 6.12 hereof, the Amended Articles of Incorporation of T Corp., as in effect immediately prior to the Effective Date, shall from and after the Effective Date be and continue to be the articles of incorporation of the Surviving Corporation until amended as provided therein or by law.

     1.4 REGULATIONS. Subject to the provisions of Section 6.12 hereof, the Amended Code of Regulations of T Corp., shall from and after the Effective Date be and continue to be the regulations of the Surviving Corporation until amended or repealed as provided therein or as provided by the articles of incorporation of the Surviving Corporation or by law.

     1.5 EFFECTIVE DATE. The Merger (unless this Agreement is earlier terminated) shall become effective on the date and time, no later than February 27, 1998, when a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") has been duly filed with the Secretary of State of the State of Ohio. The date and time of such effectiveness is referred to herein as the Effective Date. Each of the parties hereto agrees to use its reasonable efforts to cause the Merger to become effective as soon as practicable.

                                   ARTICLE II

                        STATUS AND CONVERSION OF SHARES

     At the Effective Date, the manner of converting or exchanging the T Corp. Shares and the X Sub Corp. Shares shall be as follows:

     2.1 T CORP. STOCK. Except for those T Corp. Shares the holders of which have properly exercised their rights of dissent and appraisal (the "Dissenter Shares") under Section 1701.85 of the OGCL, each T Corp. Share issued and outstanding immediately prior to the Effective Date or issued on or after the Effective Date upon exercise of options exercised pursuant to the Plans (as hereinafter defined in Section 2.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and the Surviving Corporation shall, in accordance with the procedures specified in
Section 2.3 hereof, pay to each record holder of T Corp. Shares as of the Effective Date $29.00 net cash per share (subject to possible adjustment and delayed payment as to a portion thereof pursuant to Section 2.5 hereof) (the "Merger Consideration"), and pay to each holder of options upon exercise thereof the amount payable pursuant to Section 2.4, below. A vote cast against approval of the Merger and the Agreement and adoption of the Merger Agreement, by proxy or in person, will not in itself be considered an exercise of the holder's right of dissent. The rights of holders of each of the Dissenter Shares shall be governed by the provisions of Section 1701.85 of the OGCL. Each T Corp. Share held in treasury, if any, shall be canceled, and no consideration shall be paid therefor.

     2.2 X SUB CORP. SHARES. Each X Sub Corp. Share issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation.

     2.3  PROCEDURES.

          (a) Exchange Agent. T Corp. shall authorize one or more banks or trust companies reasonably acceptable to X Corp. to act as exchange agent (the "Exchange Agent") hereunder pursuant to an agreement or agreements satisfactory to T Corp.

          (b) Additional agreements. X Corp. and T Corp. shall have the right to make additional agreements not inconsistent with the terms of this Agreement, governing the payment for T Corp. Shares being canceled in connection with the Merger. All such additional agreements shall be final and binding on all holders of T Corp. Shares.

          (c) Surrender of shares. X Corp. shall make appropriate arrangements with the Exchange Agent to wire transfer the aggregate Merger Consideration (less the aggregate Merger Consideration payable to the Reitman/Golden Group (hereinafter defined)) to the Exchange Agent on the Effective Date and so as to provide, commencing as soon as practicable after the Effective Date, that each holder of record as of the Effective Date of one or more T Corp. Shares (other than Dissenter Shares and treasury shares) and each holder of options who, prior to the Effective Date, exercises such options pursuant to the Plans, upon surrender to the Exchange Agent of one or more certificates for such T Corp. Shares (the "Certificates") for cancellation, together with a duly executed transmittal letter and such other documents, information or assurances as may be required in accordance with Section 2.3(e) hereof, shall be paid the Merger Consideration per each share surrendered, subject, however, to any adjustment required pursuant to
     Section 2.5, below. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. On or before the Effective Date, X Corp. shall make available to the Exchange Agent such funds as may be necessary for this purpose. If so requested by the Surviving Corporation and subject to Section 2.5, below, any funds remaining with the Exchange Agent nine months after the Effective Date shall be released and repaid by the Exchange Agent to the Surviving Corporation, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving Corporation for payment thereof.

          In addition to the foregoing and subject to the provisions of this
     Article II, X Corp. shall make appropriate arrangements with each of Robert
     S. Reitman, Sylvia K. Reitman, David G. Golden, Alayne L. Reitman and Scott
     A. Reitman; Sylvia K. Reitman and David J. Golden as co-executors of the estate of Miriam G. Golden; and Key Trust Company of Ohio, N.A. as co-trustee of the Louis B. Golden Insurance Trust u/a/d October 20, 1980 (collectively, the "Reitman/Golden Group") to wire transfer (against a duly executed transmittal letter and endorsed stock certificates for their shares) and shall pay to each such member of the Reitman/Golden Group on the Effective Date all Merger Consideration to which such member is entitled; provided, however, that any Merger Consideration to be retained pursuant to Section 2.5, below, to which the Reitman/Golden Group otherwise is entitled, shall be wire-transferred to the Exchange Agent as provided above.

          (d) Cancellation of shares. All holders of Certificates shall cease on the Effective Date to have any rights as shareholders of T Corp., or any interest in T Corp., X Corp., X Sub Corp. or any subsidiary or affiliate of any of the foregoing, by reason of the Merger (except such rights, if any, as such shareholders may have as holders of Dissenter Shares), and, in full satisfaction of all rights pertaining to their T Corp. Shares, their exclusive right shall be to receive cash in accordance with this Article II, without regard to any delay in surrender of any Certificate or appropriate accompanying documentation hereunder.

          (e) Transmittal letter. As soon as practicable after the Effective Date, but in any event not later than 14 days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates
     (1) a form letter of transmittal which, without limitation, shall include a representation to be signed by such holder to the effect that the T Corp. Shares represented by such Certificate(s) are owned by such holder free and clear from any liens, claims or other encumbrances and shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent and (2) instructions for use in effecting the surrender of the Certificate(s), which shall specify what, if any, other documents, information or assurances may be reasonably required by the Surviving Corporation to effect a surrender of any Certificate or to be presented in the absence of a Certificate.

          (f) Lost certificates. The holders of Certificates representing T Corp. Shares shall not be entitled to receive the amount of cash payable pursuant to Section 2.3(c) until such holders have surrendered such Certificates. If such Certificates are lost, stolen or destroyed, the Surviving Corporation shall determine the amount of the bond, if any, and the type of additional documents, information or assurances as shall be reasonably required to protect the Surviving Corporation from other claimants with respect to the T Corp. Shares represented thereby in conformity with applicable law. The Surviving Corporation shall have no obligation to pay or to recognize the claim of any holder of T Corp. Shares who was not the holder of record thereof as of the Effective Date.

     2.4 TREATMENT OF STOCK OPTIONS. All options granted under the 1995 Incentive Stock Option Plan, the 1989 Incentive Stock Option Plan, that certain Employment Agreement, dated July 1, 1992, between T Corp. and Richard J. Sims, and that certain Employment Agreement, dated December 2, 1991, between T. Corp. and James C. Spira (collectively, the "Plans"), the holders of which exercise their options on or after the Effective Date shall, without the necessity of any further action by the holders thereof, be converted into the right to receive, upon exercise, in cash, the positive difference, if any, between (x) an amount equal to the Merger Consideration payable (after any adjustment required by Section 2.5 hereof) minus (y) the exercise price per share of each such option. T Corp. represents and warrants that it has no other obligation under the terms of the Plans or any related agreement with any holder, by law or otherwise, to holders of any such options as such in connection with the Merger.

     2.5  ADJUSTMENT OF MERGER CONSIDERATION.

     (a) Retained Merger Consideration. Notwithstanding anything to the contrary in this Article II, in the event that prior to the Closing (as defined in Section 6.8 below) Caraustar Industries, Inc. ("Caraustar") shall have made a claim for indemnification (an "Indemnification Claim") pursuant to the terms and provisions of that certain Asset Purchase Agreement dated September 19, 1997, by and among Baxter Tube Company, T Corp. and Caraustar (the "Baxter Agreement"),
(i) T Corp. promptly shall notify X Corp. of the existence of the Indemnification Claim together with the amount claimed and (ii) the Exchange Agent shall deposit an amount equal to the Retained Amount (hereinafter defined) in an escrow account (the "Escrow Account") for the benefit of the holders of T Corp. Shares and holders of options issued pursuant to the Plans. Such deposit shall be made in accordance with the provisions of an escrow agreement in a form reasonably acceptable to T Corp. and X Corp. For purposes of this Section 2.5, "Retained Amount" shall mean the difference between (i) the amount of the Indemnification Claim properly computed in accordance with the Baxter Agreement (including the reasonable out-of-pocket expenses and fees ("Expenses") which T Corp. and X Corp. reasonably estimate will be incurred by the Surviving Corporation in connection with such Indemnification Claim (the "Agreed Expenses")) minus (ii) $200,000; provided, however, that if Caraustar shall have asserted an Indemnification Claim predicated in whole or in part upon an alleged breach of a representation or warranty contained in Section 4(x) of the Baxter Agreement and Baxter and Caraustar shall have failed to agree upon the definitive amount of such Indemnification Claim (including Expenses) prior to the Closing hereof, then "Retained Amount" shall mean the difference between (i) fifteen percent (15%) of the Purchase Price (as defined in and adjusted pursuant to the Baxter Agreement), minus (ii) $200,000. T Corp. and X Corp. shall attempt, in good faith, for a period of seven (7) days following the receipt of any Indemnification Claim, to agree on the amount of the Indemnification Claim (if the amount of such Indemnification Claim is not specified by the claimant) and the amount of the Agreed Expenses. In the event that T Corp. and X Corp. are unable to reach agreement within the seven-day period, the amount of the Indemnification Claim and/or the Agreed Expenses shall be determined by a mutually agreed upon so-called "Big Five" accounting firm which has not performed significant services for T Corp. or X Corp. or their respective affiliates during the three-year period prior to the date of this Agreement.

     (b) Disbursement of Retained Merger Consideration. Upon final resolution of all Indemnification Claims, the Surviving Corporation shall so notify the Exchange Agent and the escrow agent responsible for the Escrow Account (the "Escrow Agent") and the Escrow Agent promptly shall repay to the Surviving Corporation from the Escrow Account the amount by which (i) the amount payable to Caraustar by reason of final resolution of all Indemnification Claims, plus an amount equal to the lesser of the Surviving Corporation's actual Expenses or Agreed Expenses, shall exceed (ii) $200,000. The Surviving Corporation shall have sole responsibility for payment of the first $200,000 of all Indemnification Claims and for the full amount of any Indemnification Claim not finally resolved on or before the second anniversary of the Closing. As used in this Section 2.5, an Indemnification Claim shall be deemed to have been finally resolved when (i) Caraustar and the Surviving Corporation shall have agreed upon the amount payable by reason thereof or (ii) the amount payable shall have been determined beyond any further right of appeal in accordance with the procedures set forth in the Baxter Agreement. Further, Robert S. Reitman and Alayne L. Reitman shall have right to participate in the resolution of any and all Indemnification Claims.

     Funds, if any, remaining in the Escrow Account after such repayment to the Surviving Corporation promptly shall be paid to the Exchange Agent for distribution to the holders of shares and options who theretofore surrendered their shares or exercised their options in accordance with Section 2.3(c) or 2.4, above (including those holders to whom the Surviving Corporation directly distributed Merger Consideration). Such distribution shall be made to such former holders of shares and options in the same proportions as the portion of the Merger Consideration which theretofore was distributed to each such holder pursuant to Section 2.3(c) or Section 2.4, above, as the case may be.

     Notwithstanding anything to the contrary in this Section 2.5, in the event that any funds remain in the Escrow Account after the second anniversary of the Closing, such funds promptly shall be paid to the Exchange Agent and shall be distributed to the holders of shares and options pursuant to this Section 2.5(b). Any holder of shares or options who surrenders their shares or exercises their options after distribution of the retained Merger Consideration by the Exchange Agent to the Surviving Corporation pursuant to this Section 2.5(b) may, subject

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

to applicable escheat and similar laws, look only to the Surviving Corporation for payment of the Merger Consideration.

                                  ARTICLE III

                                   COVENANTS

     3.1 COVENANTS OF T CORP. During the period commencing on the date hereof and continuing until the Effective Date (or such earlier time as this Agreement shall terminate), T Corp. agrees (except as expressly contemplated by this Agreement or to the extent that X Corp. shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) as follows:

          (a) Ordinary operation of business. T Corp. will (1) operate its business, and will cause the business of each of its subsidiaries to be operated, in the usual, regular and ordinary manner, and, to the extent consistent with such operation, will use its reasonable efforts to preserve its present business organization and that of each of its subsidiaries intact, to keep available the services of the present officers and employees of T Corp. and each of its subsidiaries, and to preserve the present relationships of T Corp. and each of its subsidiaries with persons having business dealings with any of them; (2) use its reasonable efforts in all material respects to satisfy its obligations under each material agreement and other commitment of any nature to which it is a party; (3) continue to withhold and deposit with the appropriate taxing authorities all payroll withholding taxes as and when due; and (4) use its reasonable efforts to maintain all material patents, trademarks, and trade names, prosecute all applications pending in relationship thereto and take all steps reasonably appropriate to prevent any infringement of any such patents, trademarks and trade names by third parties.

          (b) Upkeep and insurance of property. T Corp. will maintain, and will cause each subsidiary to maintain, all of its and their properties in customary repair, order and condition, reasonable wear and tear and obsolescence excepted, and will use commercially reasonably efforts to maintain, and to cause each subsidiary to maintain, insurance upon all of its and their properties reasonably required in the conduct of its and their business and with respect to the conduct of its and their businesses in such amounts and of such kinds as are comparable to that in effect on the date of this Agreement.

          (c) Record keeping; compliance with laws. T Corp. will maintain, and will cause each subsidiary to maintain, its and their books, accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a basis consistent with prior years. T Corp. and each subsidiary will use their reasonable efforts to duly comply with all laws applicable to each of them and to the conduct of their respective businesses.

          (d) Changes in Articles or Regulations. T Corp. shall not amend its Articles of Incorporation or Code of Regulations, each as in effect on the date hereof, no subsidiary of T Corp. shall amend its articles of incorporation or regulations and neither T Corp. nor any subsidiary shall merge or consolidate with, or, except with respect to the completion of the sale of the assets T Corp.'s Baxter Tube Company subsidiary as described on
     Schedule 4.1(f) (the "Baxter Tube Sale"), sell any material portion of its assets to, any other corporation or other entity or change the character of its business.

          (e) Issuance of shares and options. T Corp. will not increase the number of authorized shares of capital stock of T Corp., nor increase the number of shares of capital stock of T Corp. issued and outstanding, from that set forth in Section 4.1(c), except pursuant to the exercise of options referred to on Schedule 4.1(d), nor permit any subsidiary to increase the number of authorized or outstanding shares of capital stock of any such subsidiary, nor permit any change to be made or enter into any agreement or other arrangement which could result in a change in the number of shares of capital stock of any of T Corp.'s subsidiaries issued and outstanding or in the ownership by T Corp. or any subsidiary of shares of capital stock of any of T Corp.'s subsidiaries issued and outstanding. Neither T Corp. nor any subsidiary will grant or issue any option, warrant or any other right to purchase or to convert an obligation into shares of capital stock of T Corp. or of any of its subsidiaries.

          (f) Dividends; share purchases. T Corp. will not (1) declare, set aside for payment, pay or make any dividend or other distribution or payment in respect of T Corp. Shares other than its regular quarterly dividend (which is scheduled for payment on October 15, 1997), in the amount of seven cents ($0.07) per share, which may be declared, set aside for payment and paid consistently with past practices, (2) purchase, redeem or otherwise acquire any outstanding T Corp. Shares, (3) sell or otherwise dispose of any indebtedness of any subsidiary of T Corp. otherwise than to T Corp., (4) except for the Baxter Tube Sale, otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.1(f) below, (5) except with respect to severance or other payments due pursuant to contracts with officers, directors or shareholders of T Corp. or its subsidiaries described on Schedule 4.1(g), make any payment or transfer anything of value to any Interested Person (hereinafter defined in Section 4.1(q)) of T Corp. or its subsidiaries, other than in the ordinary course of business consistent with past practice, or (6) modify or amend any contracts, agreements or understandings with any officer, Director or Interested Person (other than Morton L. Reitman), including any contracts described on Schedule 4.1(g), in such a manner as to result in a net increase in the annual aggregate cost or expense to T Corp. or its subsidiaries by more than $50,000 with respect to all such officers, Directors and Interested Persons, such net increase being determined after giving effect to all contemporaneous reductions in costs or expenses in respect of all such officers, Directors and Interested Persons.

          (g) Banking arrangements. No change shall be made in the banking and safe deposit arrangements existing on the date hereof of T Corp. and its subsidiaries except for changes necessitated by the Baxter Tube Sale.

          (h) Conditions precedent. T Corp. will use its reasonable efforts and cooperate fully with all reasonable requests of X Corp. in connection with satisfying the conditions to the obligations of T Corp. in Section 5.2 and of X Corp. in Section 5.1, including, without limitation, causing all of its representations and warranties contained herein to be true and correct in all material respects as of the date contemplated for filing the Certificate of Merger pursuant to Section 3.1(p).

          (i) Shareholders' meeting and proxy statement. T Corp. will cause a meeting of its shareholders (the "Meeting") to be duly called and held, in accordance with the OGCL, all other applicable state and federal laws, the regulations and rules of the American Stock Exchange, Inc. and the Articles of Incorporation and Regulations of T Corp., as soon as practicable after the date hereof, in order that the shareholders of T Corp. may consider and vote upon approval of this Agreement and of the Merger and adoption of the Merger Agreement. Subject to the fiduciary duties of its Board of Directors, as advised by counsel, T Corp. will, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement. In connection with the Meeting, T Corp. shall promptly prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger (the "Preliminary Proxy Statement") and shall use its reasonable efforts to respond as quickly as practicable to the comments of the SEC. T Corp. shall cause a definitive proxy statement (the "Definitive Proxy Statement") to be mailed to the shareholders of T Corp. as soon as reasonably practicable. T Corp. shall notify X Corp. of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement, the Definitive Proxy Statement or for additional information, and shall supply X Corp. with copies of all correspondence between itself (or its representatives) and the SEC (or its staff) with respect thereto. If any event should occur relating to T Corp. and its subsidiaries, or their respective officers and directors which should be described in an amendment or supplement to the Definitive Proxy Statement, T Corp. shall promptly inform X Corp. and shall promptly prepare, file and clear with the SEC and mail to T Corp.'s shareholders such amendment or supplement. The foregoing notwithstanding, nothing contained in this Section 3.1(j) shall prohibit T Corp. from exercising its right to terminate this Agreement pursuant to Section 5.3(a) hereof.

          (j) Compliance with laws. T Corp. will comply promptly with all requirements that federal or state law may impose on T Corp. with respect to the Merger (including, without limitation, relating to the shareholders meeting contemplated by Section 3.1(i) hereof) and will cooperate promptly with, and furnish any reasonably requested information to X Corp. in connection with, any such requirements imposed upon X Corp. in connection with the Merger.

          (k) Government authorizations. T Corp. will use its reasonable efforts, and will cause each subsidiary to use its reasonable efforts, to obtain (and to cooperate with X Corp. in obtaining) at the earliest practicable date and prior to the Effective Date, any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained by T Corp. or its subsidiaries (or by X Corp.) in connection with the Merger or in connection with the taking of any action necessary to the transactions contemplated hereby.

          (l) No solicitation. T Corp. will not, directly or indirectly, whether through any subsidiary, officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, T Corp. or any subsidiary, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal by any person that could reasonably be expected to lead to any Acquisition Proposal (as defined in Article V), unless, after receipt of an unsolicited inquiry or proposal from a third party, T Corp.'s Board of Directors believes after consultation with counsel that the Board's fiduciary responsibilities obligate it to make such information available to and/or engage in such negotiations with such third party. T Corp. will promptly (and in any event not later than the time of its first furnishing such information to or engaging in such negotiations) advise X Corp. orally and in writing of any such inquiries or proposals.

          (m) Purchase of assets. Except as contemplated by this Agreement, T Corp. will not, and will not permit any subsidiary to, acquire or agree to acquire by merging or consolidating with, purchasing any material portion of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

          (n) Material changes. T Corp. will promptly advise X Corp. orally and in writing of any material change in the financial condition, properties, assets, liabilities, operations, business or prospects of T Corp. and its subsidiaries.

          (o) Litigation. If any action, suit, proceeding or investigation of the nature specified in Section 4.1(i) is commenced against T Corp., T Corp. agrees promptly to advise X Corp. of the same in writing, to consult with X Corp. on the nature and effect of and its response to such action, suit, proceeding or investigation, and to use its reasonable efforts to minimize the adverse consequences, if any, thereof.

          (p) Certificate of Merger. Consistent with the terms of this Agreement, after approval of this Agreement and of the Merger and adoption of the Agreement of Merger in the form attached hereto as Exhibit B (the "Merger Agreement") by the shareholders of T Corp., T Corp. will cause the appropriate officers of T Corp. promptly and properly to execute the Merger Agreement and the Certificate of Merger, with such changes consistent with the terms hereof as may be required to effect the filing thereof, and, upon execution of the same on behalf of X Sub Corp., will cause the Certificate of Merger to be filed with the Secretary of State of the State of Ohio promptly following such adoption and approval and the expiration of the period contemplated by Section 1701.85 of the OGCL for exercise of appraisal rights by holders of Dissenter Shares.

          (q) Hart-Scott-Rodino Act. T Corp. agrees promptly to make any and all required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") in connection with the transaction as contemplated hereby, and to cooperate with X Corp. in any submissions required of X Corp. thereunder.

          (r) Access. Upon reasonable notice, T Corp. will afford, and will cause each of its subsidiaries and its and their officers to afford, to X Corp., its attorneys, accountants and other consultants and representatives, and to any banks, lenders, financial institutions and others providing financing for the Merger, reasonable access during normal business hours to all of its officers, properties, books, records and documents (including, without limitation, all of its contracts and commitments and the work papers of its auditors and accountants), customers and suppliers (provided a representative of T Corp. is present in connection with or previously has approved all of X Corp.'s communications with T Corp.'s or its subsidiaries' customers and suppliers), and will furnish X Corp., its attorneys, accountants and other consultants and representatives and the banks, lenders, financial institutions and others with such additional financial and operating data and other information regarding its business and properties as X Corp. and such banks, lenders, financial institutions and others may from time to time reasonably request to verify the accuracy of the representations and warranties contained herein or otherwise in connection with the transactions contemplated hereby.

     3.2 COVENANTS OF X CORP. AND X SUB CORP. During the period commencing on the date hereof and continuing until the Effective Date, X Corp. and X Sub Corp. jointly and severally agree (except as expressly contemplated by this Agreement or to the extent that T Corp. shall otherwise consent in writing) as follows:

          (a) Compliance with laws. X Corp. and X Sub Corp. will comply promptly with all requirements that federal, state or local laws may impose on X Corp. or X Sub Corp. with respect to the Merger and will cooperate promptly with and furnish any reasonably requested information to T Corp. in connection with any such requirements imposed upon T Corp. or upon any subsidiary in connection with the Merger.

          (b) Government authorizations. X Corp. and X Sub Corp. will use their reasonable efforts to obtain (and to cooperate with T Corp. in obtaining) at the earliest practicable date and prior to the Effective Date, any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained by X Corp. or X Sub Corp. (or by T Corp. or any subsidiary) in connection with the Merger or the taking of any action necessary to the transactions contemplated hereby.

          (c) Return of information; confidentiality. X Corp. and X Sub Corp. recognize that all documents and other material or information obtained by X Corp. or X Sub Corp. or their representatives from T Corp. or its representatives, to the extent not publicly available or already known to X Corp. or X Sub Corp. or disclosed to X Corp. or X Sub Corp. by third parties, are proprietary to and confidential information of T Corp. (the "Information"). In the event this Agreement is terminated or the Merger is not consummated for any reason, X Corp. will return the Information to T Corp. and will not directly or indirectly use or disclose, and will use its reasonable efforts to prevent its employees, directors, officers, agents and advisors from using or disclosing, any Information so obtained. Without limiting the generality of the foregoing, X Corp. and X Sub Corp. acknowledge that the terms of the letter agreement dated June 30, 1997 between T Corp. and Linsalata Capital Partners Fund II, L.P. shall govern the treatment and dissemination of the Information unless otherwise provided herein.

          (d) Conditions precedent. X Corp. and X Sub Corp. will use their reasonable efforts and will cooperate fully with all reasonable requests of T Corp. in connection with satisfying all conditions to the obligations of T Corp. in Section 5.2.

          (e) Public announcements. Except as may be required by law, X Corp. and X Sub Corp. will not, without the approval of T Corp., issue any press release or public statement regarding the transactions contemplated by this Agreement.

          (f) Hart-Scott-Rodino Act. X Corp. and X Sub. Corp. agree as promptly as practicable to make any and all required submissions under the Hart-Scott-Rodino Act in connection with the transactions contemplated hereby, and to cooperate with T Corp. in any submissions required of it thereunder.

          (g) Capitalization. X Corp. shall be capitalized on or before the Effective Date with such assets as may be required to make payment in full of the Merger Consideration on the Effective Date without deduction for the Retained Amount, if any. X Sub Corp. is not insolvent (within the meaning of any applicable state or federal law relating to bankruptcy or fraudulent transfers) and will not be rendered insolvent by the transactions contemplated hereby and, giving effect to such transactions, the Surviving Corporation will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will it have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Without limiting the generality of the foregoing, on the Effective Date, after giving effect to the transactions contemplated hereby, (i) all of the issued and outstanding shares of X Corp. and the Surviving Corporation shall have been fully paid in cash; (ii) the Surviving Corporation shall have a net worth (determined in accordance with generally accepted accounting principles) of not less than $17,500,000; and (ii) the aggregate of (A) the Surviving Corporation's working capital (determined in accordance with generally accepted accounting principles) plus (B) its Availability (as hereinafter defined), shall not be less than $8,500,000. As used in this Section 3.2(g), "Availability" means, on any date, the

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

     greater of (a) zero (0) or (b) the remainder of (i) the maximum amount of loans available to the Surviving Corporation on such date under and pursuant to its revolving credit facility, after giving effect to the lesser of (A) the contractual maximum amount of such facility and (B) any applicable so-called "borrowing base" or similar collateral-based advance formula, minus (ii) the aggregate amount of loans outstanding on such date under and pursuant to such facility.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF T CORP. T Corp. represents and warrants to X Corp. and X Sub Corp. as of the date hereof as follows:

          (a) Due incorporation, good standing and qualification. T Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (which jurisdictions are listed in Schedule 4.1(a)), except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 6.13(d) below). True, correct and complete copies of the Articles of Incorporation and Regulations of T Corp., each as amended to date, are attached as Exhibits C and D, respectively.

          (b) Due authorization; no conflict. (1) T Corp. has the requisite corporate power and authority to enter into this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement (when executed pursuant hereto) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of T Corp., subject only to the adoption and approval of this Agreement, the Merger and the Merger Agreement by the shareholders of T Corp. as contemplated by Section 3.1(j). This Agreement has been duly executed and delivered by T Corp. and this Agreement constitutes and the Merger Agreement, when executed and delivered by T Corp. pursuant to Section 3.1(q), will constitute, valid and binding obligations of T Corp. enforceable in accordance with their respective terms except that such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect relating to the enforcement of creditors' rights and applicable equitable principles (whether considered in a proceeding at law or in equity). (2) Subject only to the obtaining of requisite shareholder approval, neither the execution of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the change in corporate control or ownership resulting therefrom nor compliance by T Corp. with any of the provisions hereof will (A) violate any of the provisions of the Articles of Incorporation or Regulations of T Corp. or any subsidiary; (B) conflict with or result in a breach or violation of, or constitute a default or loss of a material benefit under, or permit the acceleration of, any obligation under any note, mortgage, indenture, lease, contract, agreement, permit, concession, grant, franchise, license, judgment, order, arbitration award, decree or other instrument to which T Corp. or any subsidiary is a party or by which it or any of them, or their properties or assets, are bound, except that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will constitute a default under the Credit Agreement dated October 3, 1996, as amended to date, between T Corp. and KeyBank National Association, as agent for the Banks named therein; (C) result in the creation of any lien, charge or encumbrance pursuant to any such documents upon any property or assets of T Corp. or any subsidiary; or (D) violate any applicable law, statute, ordinance, rule, regulation, decree or order of any court or governmental entity.

          (c) Authorized capitalization. The authorized capital stock of T Corp. consists of a 12,000,000 common shares, without par value, of which 3,498,288 are issued and outstanding and are owned of record in accordance with Schedule 4.1(c) and 526,201 shares are held in the treasury of T Corp. as of the date hereof, and 200,000 serial preferred shares without par value, of which none is issued and outstanding. All of such outstanding common shares have been validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 4.1(c), insofar as known to T Corp. there are no agreements or understandings among the shareholders of T Corp. with respect to the voting of T Corp. Shares on any matter.

          (d) Options, warrants, rights, etc. Except as set forth on Schedule 4.1(d), neither T Corp. nor any subsidiary has outstanding any option, warrant, subscription or other right to purchase or convert any obligation into any T Corp. Shares or shares of any subsidiary, nor has any of them agreed to issue, sell or repurchase any T Corp. Shares under any circumstances.

          (e) SEC filings. T Corp. has heretofore delivered to X Corp. copies of (1) its Form 10-K annual report (including all exhibits and financial statements) for its fiscal year ended February 28, 1997; (2) all of its Form 10-Q quarterly reports and Form 8-K current reports (including, in each case, all exhibits and financial statements) for periods ended subsequent to February 28, 1997; (3) all of its proxy statements relating to the meetings of T Corp.'s shareholders (whether annual or special) during calendar 1995, 1996 and 1997, as well as for any meeting notice for which has been given but which has not yet been held; and (4) any other reports, registration statements or other documents filed by T Corp. with the SEC since March 1, 1997 (all of the foregoing being hereafter referred to as the "SEC Filings").

          (f) Conduct of Business. Except as disclosed on Schedule 4.1(f), since the close of business on February 28, 1997, there has not been any Material Adverse Change and T Corp. has not, and prior to the Effective Date will not have, without the prior written consent of X Corp.:

             (i) conducted its business other than in the regular and ordinary course thereof.

             (ii) granted, or suffered to occur, a lien in respect of any inventory, whether or not in the regular and ordinary course of business.

             (iii) except for the Baxter Tube Sale, sold, assigned, transferred, granted, or suffered to occur, a lien in respect of any of its assets other than sales or transfers of (x) inventory or (y) nonproductive, fully depreciated assets, in either case whether or not in the regular and ordinary course of business.

             (iv) introduced any new method of accounting or materially changed any accounting treatment in respect of its business or assets, or rights applicable thereto.

             (v) agreed to do any of the things or made any commitment to take any of the types of action specified in (i) through (iv) above.

          (g) List of documents. Schedule 4.1(g) is a list setting forth for T Corp. and each subsidiary:

             (i) all employee benefit, pension, welfare, 401(k) or multiemployer plans and all contracts with any labor union;

             (ii) contracts for the employment or engagement as an independent contractor of any person on a full-time, part-time, consulting or other basis, excluding contracts wherein the aggregate annual payment contemplated does not exceed Fifty Thousand Dollars ($50,000);

             (iii) contracts pursuant to which T Corp. or such subsidiary has advanced or loaned funds, or agreed to advance or loan funds, to any other person other than minimal advances to employees in the ordinary course of business;

             (iv) contracts or indentures relating to any indebtedness or the mortgaging, pledging or otherwise placing a lien on any of T Corp.'s or any such subsidiary's assets;

             (v) contracts pursuant to which T Corp. or any such subsidiary is the lessee of, or holds or operates, any leasehold estate or any leased operating asset, other than leases of office equipment such as computers, copiers, facsimile machines and the like and of minor materials handling equipment, such as tow motors;

             (vi) contracts pursuant to which T Corp. or any such subsidiary is the lessor of, or permits any party to hold or operate, any real or personal property owned by T Corp. or any such subsidiary;

             (vii) contracts or agreements in respect of services rendered or goods sold to or purchased from others, other than (A) any customer purchase order or (B) any purchase order for inventory accepted in the ordinary course of business and in accordance with T Corp.'s or any subsidiary's past practice which both (x) does not require delivery after the date which is six months after the Effective Date and (y) does not involve an aggregate sale price of more than $100,000;

             (viii) any other contract which is material to the business of T Corp. or any such subsidiary and involves an aggregate consideration in excess of $100,000 annually; or

             (ix) any material contract of Baxter Tube Company of which T Corp. has Knowledge, other than a contract (x) assumed by Caraustar, (y) disclosed in the Baxter Agreement, or (z) related to any of the matters referred to in Sections 3(B)(i) through (vii) of the Baxter Agreement.

          (h) No material defaults. T Corp. has made available to X Corp. for its examination, copies of all material contracts, agreements, leases, licenses and understandings of a kind that would be required to be filed (or incorporated by reference) by T Corp. as exhibits to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, as well as any other agreements and other instruments referred to in Section 4.1(g) to which it or any subsidiary is a party or by which any of them or their properties might be affected. T Corp. is not in default in a manner which could lead to a Material Adverse Change under the terms of any such contract, agreement, lease, license or understanding. Neither T Corp. nor any subsidiary has breached, nor is there pending or threatened any claim, nor any legal basis known to T Corp. for a claim, that T Corp. or any subsidiary has breached any of the terms or conditions of any agreement, contract, commitment, plan, instrument or other arrangement set forth in any of the schedules or exhibits delivered in connection herewith or of any agreement, contract or commitment the breach or breaches of which singularly or in the aggregate could result in the imposition of damages which damages could lead to a Material Adverse Change.

          (i) Litigation. Except as set forth on Schedule 4.1(i), there are no actions, suits or proceedings pending or, to the knowledge of T Corp., threatened against or affecting T Corp. or any of its subsidiaries, at law or in equity, before or by any federal, state, county, municipal court or other governmental department, commission, board, court, agency or instrumentality, domestic or foreign, which, if determined adversely to T Corp. or such subsidiary, would have a Material Adverse Effect. T Corp. is not subject to any order, judgment or decree that can reasonably be expected to result in any Material Adverse Change to T Corp. and its subsidiaries, taken as a whole. T Corp. and its subsidiaries have complied, and continue to comply in all material respects, with all applicable laws, ordinances, regulations, licenses, demands, decrees and orders of any court or governmental entity.

          (j) Taxes. Schedule 4.1(j) lists the jurisdictions in which T Corp. and/or its subsidiaries file tax returns and reports in respect of their respective businesses and employees and the types of taxes represented by such returns and reports. T Corp. and/or each such subsidiary has filed on a timely basis, all such tax returns and reports and has paid on a timely basis, or properly accrued on the Interim Statement (hereinafter defined in Section 4.1(o)) an adequate reserve for, all taxes, fees and charges of any kind (including, without limiting the generality of the foregoing, all deficiencies proposed as a result of any examination) shown as being owed in connection therewith or otherwise due or properly accruable in connection with the properties, business, income, expenses, net worth and corporate franchises or status of T Corp. and/or its subsidiaries.

          (k) Absence of questionable payments. To the best knowledge of T Corp. neither T Corp. nor any subsidiary, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of any of them, has violated any of the provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder, or otherwise made payments to customers, suppliers or others which are not permitted by law.

          (l) ERISA and related matters.

             (i) Schedule 4.1(l) hereto lists all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), fringe benefit plans, programs and similar arrangements maintained by or on behalf of T Corp. that provide benefits or compensation to, or for the benefit of, current or former employees of T Corp. (each, an "Employee Plan" and, collectively, the "Employee Plans"). Except as disclosed on Schedule 4.1(l)(i), true and complete copies of the Employee Plans, all related trust agreements, insurance contracts, summary plan descriptions, and the most recent annual reports (Forms 5500) have been made available to X Corp.

             (ii) With respect to each Employee Plan, to the best knowledge of T
        Corp.: (A) no legal action is pending or threatened involving such Employee Plan; (B) such Employee Plan has been administered and operated substantially in compliance with all applicable laws; and (C) such Employee Plan has been administered and operated only in the ordinary course and substantially in accordance with its terms.

             (iii) With respect to each Employee Plan that is subject to ERISA, to the best knowledge of T Corp., such Employee Plan has not at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA and has not been involved in a breach of fiduciary duty under Section 404 of ERISA. To the best knowledge of T Corp., with respect to each Employee Plan that is subject to ERISA, T Corp. has not incurred any liability or penalty under Section 4975 of the Code or Section 502(1) of ERISA with respect to any such Employee Plan.

             (iv) Except as disclosed on Schedule 4.1(l)(iv), to the best knowledge of T Corp., neither T Corp. nor any member of the controlled group of corporations or businesses of which T Corp. is a part which together with T Corp. would be deemed a "single employer" within the meaning of Section 4001(a) of ERISA ("ERISA Affiliates"), has taken or intends to take any action, and no event has occurred, that has resulted or could reasonably be expected to result in either liability or withdrawal liability under ERISA.

             (v) Any Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified or will be submitted to the IRS to obtain such a determination within the applicable remedial amendment period, as defined in Treasury Regulations sec.1.401(b)-(c).

             (vi) To the best knowledge of T Corp., neither T Corp. nor any of its ERISA Affiliates has incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived, and no event has occurred, and no condition exists, that could subject T Corp. or X Corp. to any liability in respect of any Employee Plan under Sections 412 or 4971 of the Code or Section 302 of ERISA, which would have a Material Adverse Effect.

             (vii) Except as disclosed on Schedule 4.1(l)(vii), neither T Corp. nor any of its ERISA Affiliates contributes or has contributed to a "multiemployer plan" as defined in Section 3(37)(A) of ERISA within the last five years.

             (viii) To the best knowledge of T Corp., all contributions required to be made as of the date hereof to the Employee Plans in the ordinary course of business have been made or reserved for.

             (ix) To the best knowledge of T Corp., except as set forth on
        Schedule 4.1(l(ix), except for COBRA coverage, and except for benefits payable from any Employee Plan which is a "Plan" as defined in Section 3(2) of ERISA, T Corp. has no obligation under any Employee Plan or otherwise to provide benefits after termination of employment to any current or former employee of T Corp. (or to any beneficiary of any such current or former employee), including but not limited to retiree health coverage.

             (x) To the best knowledge of T Corp., except as disclosed on
        Schedule 4.1(l)(x), no individual will be entitled to payment of severance pay as a result of either the execution hereof or the consummation of the transactions contemplated hereby.

             (xi) Except as disclosed on Schedule 4.1(l)(xi), T Corp. neither sponsors nor contributes to a pension plan subject to the provisions of Title IV of ERISA. To the best knowledge of T Corp., no employee Plan listed on Schedule 4.1(l)(xi) has been the subject of a reportable event as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation.

          (m) Brokers. No broker, finder, investment banker, financial advisor or other party is entitled to any brokerage, finder's or other fee, commission or compensation of any nature in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of T Corp., other than Carleton, McCreary, Holmes & Co., a division of Key Capital Markets, Inc. T Corp. previously has delivered to X Corp. a true and complete copy of all agreements pursuant to which any fee, commission or compensation of any nature is or will be due in connection herewith.

          (n) Officers and Directors. Schedule 4.1(n) sets forth, for T Corp. and each operating subsidiary, a statement of the directors of the corporation and a statement of the officers of the corporation, in each case as of the date designated thereon.

          (o) Financial statements. T Corp. heretofore has furnished to X Corp. the "Financial Statements", which are comprised of T Corp.'s consolidated Balance Sheet at February 28, 1997 and the accompanying consolidated Statements of Income and consolidated Statements of Cash Flows for T Corp.'s three (3) fiscal years then ended, together with the schedules and notes, if any, related thereto, accompanied by the applicable report of KPMG Peat Marwick LLP, Certified Public Accountants, and T Corp.'s unaudited consolidated Balance Sheet at August 31, 1997, and the accompanying consolidated Statement of Income and consolidated Statement of Cash Flows for the six-month period then ended (the "Interim Statement"). The Financial Statements fairly present the financial position and the results of operations of T Corp. at the respective dates and for the respective periods to which they apply in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Statement, to normal recurring adjustments, not material in amount, which are made at year end or upon audit and to the absence of notes that, if presented, would not differ materially from those contained in the Balance Sheet at August 31, 1997.

          (p) Authorized signatories; officers and banks. Schedule 4.1(p) is a list of all of the names and locations of each bank at which T Corp. or any subsidiary has an account, safe deposit box or any other banking relationship and the names of all persons authorized to draw therefrom or have access thereto.

          (q) Insider interests. Except as set forth on Schedule 4.1(q) hereto, to T Corp.'s knowledge none of the leases, contracts, documents and instruments required to be set forth in the Schedules delivered pursuant to this Agreement involves any "Interested Person" (hereinafter defined) as a party thereto or as a party beneficially interested therein. Since March 1, 1996 T Corp. has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from or sold, leased to or otherwise disposed of any material amount of property or furnished any services to or otherwise dealt with (except in respect of remuneration for services rendered (including stock options and other fringe benefits) as a Director, officer or employee of T Corp. or a subsidiary thereof), in the ordinary course of business or otherwise, any Interested Person, except for the provision of legal and banking services with entities affiliated with Directors of T Corp., the costs of which legal and banking services are at market rates. As used in this Section 4.1(q), "Interested Person" means any executive officer or Director of T Corp. or any of its subsidiaries or any person with whom such person has any direct or indirect relation by blood or marriage or adoption, or entity in which any such person has any material direct or indirect interest.

          (r) Customers, distributors and suppliers. Schedule 4.1(r) contains a true, correct and complete list for T Corp. and each subsidiary of all of its and their customers, distributors, representatives, agents and suppliers who or which individually accounted for 5% or more of T Corp.'s and its subsidiaries' total sales in the fiscal year ended February 28, 1997.

          (s) Proxy statement. None of the information supplied or to be supplied by or on behalf of T Corp. with respect to the transactions contemplated hereby for inclusion in (1) the letter to shareholders, notice of meeting and proxy statement or form of proxy to be used by T Corp., including any amendments thereof or supplements thereto or (2) any other document to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby, will at the time the Definitive Proxy Statement is mailed to shareholders of T Corp., at the respective times such documents are filed with the SEC and at the time of the shareholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the shareholders' meeting. The Definitive Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

          (t) Environmental Compliance. Except as set forth in the Phase I environmental reports delivered to X Corp., to the best knowledge of T Corp., none of the real property owned by T Corp. or any of its subsidiaries is in material violation of any federal, state or local statutes, regulations, ordinances or other provisions having the force or effect of law, in each case concerning pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), or radiation). Except as set forth in the SEC Filings,
     Schedule 4.1(t) or the Phase I environmental reports delivered to X Corp., to the best knowledge of T Corp., (i) neither T Corp. nor any of its subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither T Corp. nor any of its subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any environmental law; and
     (ii) there are no pending, reasonably anticipated or threatened actions, suits or proceedings (or facts that would form a reasonable basis for any such action, suit or proceeding) against T Corp. any of its subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any environmental law.

          (u) No Other Representations. X Corp. acknowledges that (i) it has had the opportunity to visit with T Corp. and its subsidiaries and meet with their respective officers and other representatives to discuss their respective businesses, assets and liabilities, financial condition, cash flow and operations and (ii) all materials and information requested by X Corp. have been provided to X Corp. to its reasonable satisfaction. Except for the express representations and warranties contained in this Section 4, X Corp. and X Sub Corp. acknowledge that T Corp. has made no representations, warranties or agreements of any kind as to the business and assets of T Corp. and its subsidiaries. Furthermore, X Corp. and X Sub Corp. acknowledge that any information which has been furnished to X Corp. or any investor therein prior to the date hereof shall be deemed to be within the knowledge of X Corp. and X Sub Corp., and T Corp. shall have no liability to X Corp. or X Sub Corp. in respect of any misrepresentation of facts within the knowledge of X Corp., however such knowledge shall have been acquired. T CORP., X CORP. AND X SUB CORP. SPECIFICALLY AGREE THAT THE ASSETS OF T CORP. AND ITS SUBSIDIARIES BEING TRANSFERRED BY OPERATION OF LAW PURSUANT TO THE MERGER ARE BEING CONVEYED "AS-IS" AND THAT THERE ARE NO WARRANTIES RELATING THERETO (INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OTHER THAN THOSE SPECIFICALLY REFERRED TO HEREIN AND IN THE DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE CLOSING. X CORP. AND X SUB CORP. HAVE MADE THEIR OWN INDEPENDENT ANALYSIS AND EVALUATION OF T CORP. AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES AND PRESENT AND EXPECTED FUTURE VALUE AND X CORP. AND X SUB CORP. HAVE NOT RELIED UPON ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE MADE AVAILABLE BY T CORP. OR ITS REPRESENTATIVES. T CORP. HAS MADE NO REPRESENTATION OR WARRANTY THAT THE RESULTS OF OPERATION REFLECTED IN THE FINANCIAL STATEMENTS IN ANY MANNER SUGGEST OR IMPLY THE POSSIBILITIES OR RELATIVE AMOUNTS OF FUTURE SALES, GROSS MARGINS, EXPENSES, TAXES OR NET PROFITS OR OTHER MEASURES OF FINANCIAL PERFORMANCE.

     4.2 REPRESENTATIONS AND WARRANTIES OF X CORP. AND X SUB CORP. X Corp. and X Sub Corp., jointly and severally, represent and warrant to T Corp. as of the date hereof as follows:

          (a) Due incorporation and good standing. Each of X Corp. and X Sub Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, operated or leased by it, or the nature of the business conducted by it, makes such qualification necessary.

          (b) Due authorization; no conflict. (1) Each of X Corp. and X Sub Corp. has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of X Corp. and X Sub Corp. This Agreement has been duly executed and delivered by X Corp. and X Sub Corp. and constitutes a valid and binding obligation of X Corp. and X Sub Corp. enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws now or hereinafter in effect relating to the enforcement of creditors' rights. (2) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by X Corp. or X Sub Corp. with any of the provisions hereof will (A) violate any of the provisions of the Articles of Incorporation or Regulations of X Corp. or X Sub Corp.; (B) conflict with or result in a breach or violation of, or constitute a default or loss of a material benefit under, or permit the acceleration of any obligation under, any note, mortgage, indenture, lease, contract, agreement, permit, concession, grant, franchise, license, judgment, order, arbitration award, decree or other instrument to which X Corp. or X Sub Corp. is a party or by which it or its properties or assets are bound; (C) result in the creation of any lien, charge or encumbrance pursuant to any such documents upon any property or assets of X Corp. or X Sub Corp.; or (D) violate any applicable law, statute, ordinance, rule, regulation, decree or order of any court or governmental entity. (3) No notice to, consent, approval, order or authorization of, or registration, declaration, qualification or filing with, any federal, state or foreign governmental authority is required by or with respect to X Corp. or X Sub Corp. in connection with the execution and delivery of this Agreement by X Corp. or X Sub Corp. or the consummation by X Corp. and X Sub Corp. of the transactions contemplated hereby, except for any filing and regulatory clearance required with respect to the Merger under the Hart-Scott-Rodino Act, any filing of a statement on Schedule 13D under the Exchange Act and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.

          (c) Litigation. There are no actions, suits, proceedings, orders, investigations, inquiries (including inquiries as to the qualifications to hold or receive any license or permit) or claims pending or, to the knowledge of X Corp., threatened against or affecting X Corp. or X Sub Corp., at law or in equity, before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, court, agency or instrumentality, nor is X Corp. subject to any order, judgment, decree or arbitration proceeding that can reasonably be expected to result in any Material Adverse Change. X Corp. and X Sub Corp. have each complied, and each continues to comply, with all applicable laws, ordinances, regulations, licenses, demands, decrees and orders of any court or governmental entity.

          (d) No prior activities. X Sub Corp. has not engaged in any material business activities and has not incurred nor prior to the Effective Date will it incur, directly or indirectly, any liabilities or obligations, except those incurred in connection with its organization, the Merger and the consummation of the transactions contemplated hereby.

          (e) Representations and warranties. X Corp. and X Sub Corp. have reviewed T Corp.'s representations and warranties made herein and have no actual knowledge of any misrepresentation of fact therein.

          (f) Proxy statement. None of the information supplied or to be supplied by or on behalf of X Corp. or X Sub Corp. specifically for inclusion in (1) the Definitive Proxy Statement or (2) any other document to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the time the Definitive Proxy Statement is mailed to shareholders of T Corp., at the respective times such documents are filed and at the time of the shareholders' meeting, be false or misleading with respect to any material fact included in such information, or omit to state any material fact required to be stated in such information or necessary in order to make the statements included in such information in the context of such information not misleading or necessary to correct any statement in any such information previously supplied by X Corp. or X Sub Corp.

          (g) Financing. X Corp. has received one or more binding commitments (subject to the satisfaction of stated conditions) to provide such financing to it as, when combined with immediately available cash from T Corp., will enable it to pay, at the Effective Date, the entire Merger Consideration payable hereunder in cash. X Corp. has provided T Corp. with true and accurate copies of each such commitment, which have not been amended or modified since the respective dates thereof. There are no conditions, restrictions, or limitations on the availability of the financing provided for in such commitments other than as set forth therein.

                                   ARTICLE V

                                   CONDITIONS

     5.1 CONDITIONS TO THE OBLIGATIONS OF X CORP. Notwithstanding any other provision of this Agreement, X Corp. shall not be obligated to consummate the Merger if any of the following conditions does not occur or is not waived by X
Corp.:

          (a) Filings and approvals. All applicable governmental filings and approvals necessary to consummate the Merger, including, without limitation, filing of the Certificate of Merger as contemplated herein, shall have been made or obtained.

          (b) Litigation. No temporary restraining order, preliminary or permanent injunction or other order, restraint or prohibition shall have been issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby (each party agreeing to use its reasonable efforts, including appeals to higher courts, to have any such order, injunction, legal restraint or prohibition set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency or regulatory body that would prevent the consummation of the transactions contemplated hereby.

          (c) Shareholder approvals. The holders of not less than a majority of the outstanding T Corp. Shares shall have voted in favor of this Agreement and approved the Merger contemplated hereby.

          (d) Representations and warranties. The representations and warranties of T Corp. contained in Section 4.1 hereof collectively shall be true and correct to such an extent that any untruth or incorrectness shall not have a Material Adverse Effect, without regard to any knowledge qualifiers contained therein, on and as of the Effective Date with the same force and effect as if made on such date. For purposes of this Section 5.1(d) the representations and warranties of T Corp. contained in Section
     4.1 hereof shall be deemed to be made without the phrase "to the best knowledge of T Corp." or any similar phrase, it being the intent of the parties that X Corp. will not be obligated to consummate the Merger if (i) the representations and warranties of T Corp. contained in Section 4.1 hereof collectively are not true and correct in all material respects as of the Effective Date without regard to the knowledge of T Corp. or any of its officers and (ii) the failure of such representations and warranties to be true and correct causes a Material Adverse Change.

          (e) Material failure to perform obligations. T Corp. shall not have failed in any material respect to perform any obligation or comply with any agreement, covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Effective Date, and T Corp. shall have delivered to X Corp. a certificate of a duly authorized officer of T Corp. attesting to the same.

          (f) Resignation of directors. Prior to the Effective Date, T Corp. shall deliver to X Corp. evidence satisfactory to X Corp. of the resignation of each director of T Corp. and any subsidiary, effective as of the Effective Date.

          (g) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (h) Material Adverse Change. There has been no Material Adverse Change since the date of the balance sheet contained in the Interim Statement.

          (i) Dissenters Rights. The holders of not more than 5% of the issued and outstanding T Corp. Shares shall have elected statutory dissenters rights under the OGCL. For purposes of this Subsection 5.1(i), shares subject to unexercised options on the Effective Date shall be deemed to be the equivalent of dissenting shares and, therefore, shall be included in the determination of the percentage of dissenting shares (for purposes of both the numerator and denominator of such determination).

     5.2 CONDITIONS TO THE OBLIGATIONS OF T CORP. Notwithstanding any other provision of this Agreement, T Corp. shall not be obligated to consummate the Merger if any of the following conditions does not occur or is not waived by T
Corp.:

          (a) Filings and approvals. All applicable governmental filings and approvals necessary to consummate the Merger, including, without limitation, filing of the Certificate of Merger as contemplated herein, shall have been made or obtained.

          (b) Shareholder approvals. The holders of not less than a majority of the outstanding T Corp. Shares shall have voted in favor of the adoption of this Agreement and approved the Merger contemplated hereby.

          (c) Representations and warranties. The representations and warranties of X Corp. and X Sub Corp. contained in Section 4.2 hereof shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on such date.

          (d) Injunction. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the Merger, by any foreign, federal or state government or governmental agency, instrumentality or court, that would render T Corp. unable to consummate the Merger, or make such consummation illegal.

          (e) Material failure to perform obligations. X Corp. or X Sub Corp. shall not have failed in any material respect to perform any obligations or comply with any agreement, covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Effective Date and X Corp. and X Sub Corp. shall each have delivered to T Corp. a certificate of a duly authorized officer of X Corp. or X Sub Corp., as the case may be, attesting to the same.

          (f) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

     5.3  TERMINATION.

     (a) Termination. This Agreement may be terminated on or before the Effective Date, whether before or after approval by the shareholders of T Corp.:
(1) by mutual consent of the Boards of Directors of each Constituent Corporation; (2) by the Board of Directors of any Constituent Corporation if the Effective Date has not occurred by February 27, 1998 and the Constituent Corporation electing to terminate this Agreement is not in material breach of any of its material obligations hereunder; (3) by the Board of Directors of any Constituent Corporation if the shareholders of T Corp. vote against adopting this Agreement and approving the Merger; (4) by the Board of Directors of either T Corp. or X Corp. if the other fails to perform in any material respect any of its material obligations under this Agreement or breaches in any material respect any of its material representations or warranties hereunder, which breach is not (to the extent susceptible of being cured), cured within 10 days after written notice from the other party, (5) by the Board of Directors of any Constituent Corporation if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued a final, non-appealable order, decree or ruling or taken any other action, in any such case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (6) by the Board of Directors of any Constituent Corporation if T Corp. receives an Acquisition Proposal (as defined in Section

5.3(c)(ii)) which, in the opinion of the Board of Directors of T Corp., is more favorable to the shareholders of T Corp. than the transactions contemplated hereby and which offer the Board has determined by vote of a majority of the members thereof to accept and has accepted; (7) by the Board of Directors of X Corp. if T Corp., through its Board, has (A) failed to call or hold the Meeting or failed to conduct the vote to approve the Merger at the Meeting as soon as practicable as contemplated by Section 3.1(i) hereof, (B) failed to recommend that its shareholders approve the Merger, (C) withdrawn, modified (in a manner adverse to X Corp.) or qualified such recommendation once given, or (D) taken any position or action that is inconsistent with such recommendation (including, without limitation, recommending or not opposing any Acquisition Proposal); (8) by the Board of Directors of X Corp. if a single purchaser or a group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of purchasers has acquired, after the date hereof, more than 50% of the issued and outstanding Common Shares of T Corp.; or (9) by the Board of Directors of X Corp. if following the occurrence of an Acquisition Proposal, T Corp. shall have breached any covenant or agreement contained in this Agreement such that X Corp. would be entitled to terminate this Agreement under Section 5.3(a)(4) hereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to this Agreement; provided, however, that in the event a termination of this Agreement under any of subparagraphs (3), (6), (7), (8) or
(9) above gives rise to an obligation to pay the Termination Fee described in
Section 5.3(c) below, such termination shall not be effective unless and until such termination fee is paid to X Corp. or its assignee.

     (b) Notice of termination. In the event of termination of this Agreement by any Constituent Corporation, as provided in 5.3(a) above, written notice thereof (accompanied, in the case of a termination by T Corp., by the termination fee described in Section 5.3(c) below, if applicable) shall promptly be given by the terminating party to the other party thereto.

     (c) Termination fee.

          (i) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time this Agreement is terminated, in the event that this Agreement is terminated by T Corp. pursuant to
     Section 5.3 (a)(3) or (6) hereof, T Corp. shall pay to Linsalata Capital Partners Fund II, L.P. (as assignee of X Corp.) a cash fee of $3 million (the "Termination Fee"). Such fee shall be payable in immediately available funds simultaneously with delivery of notice of termination of this Agreement. T Corp. shall pay to Linsalata Capital Partners Fund II, L.P. (as assignee of X Corp.) the Termination Fee in the event this Agreement is terminated by X Corp. (A) pursuant to Section 5.3(6),(8) or (9) hereof, or
     (B) pursuant to Section 5.3(a)(3) or (7) following the occurrence of an Acquisition Proposal. Such fee shall be payable in immediately available funds within two business days after delivery of notice of termination of this Agreement.

          (ii) As used herein, "Acquisition Proposal" shall mean any (i) publicly-announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than X Corp. (or its affiliates): (A) a merger or consolidation, or any similar transaction, involving T Corp. (other than mergers, consolidations, or any similar transactions involving solely T Corp. and/or one or more wholly-owned subsidiaries of T Corp.); (B) a purchase, lease or other acquisition of all or substantially all of the assets of T Corp. or any of its subsidiaries (other than Baxter Tube Company); or (C) a purchase or other acquisition after the date hereof by a single purchaser or a group (as defined in Section 13(d) of the Exchange Act) of purchasers (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of T Corp.

          (iii) As used herein, "Nullifying Event" shall mean an event causing X Corp. to be in breach of any of its covenants or agreements contained in this Agreement such that T Corp. shall be entitled to terminate this Agreement pursuant to section 5.3(a)(4) hereof, unless such event shall have resulted from or been caused by any act or failure to act of T Corp.

     5.4 EXPENSES. Each party shall pay all of the expenses incurred by it in connection with this Agreement, and the investigation, negotiation, consummation or termination of the same, including all out-of-pocket expenses for attorneys, accountants, investment bankers, financial advisers, appraisers and consultants, travel expenses, and all deposits, commitments and other fees paid to potential lenders, except that, in the event of a Termination under
Section 5.3(a)(4), the non-terminating party shall pay all such expenses in addition to any other damages which may be due to the terminating party in respect thereof.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary waivers, consents and approvals, and effecting all necessary registrations and filings with any and all relevant governmental agencies. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of X Corp., X Sub Corp. or T Corp., as the case may be, shall take all such necessary action.

     6.2 CERTIFICATION OF SHAREHOLDER VOTES. On or prior to the Effective Date, T Corp. shall deliver to X Corp. a certificate of its Secretary setting forth the number of T Corp. Shares outstanding and entitled to vote on the adoption of this Agreement and approval of the Merger, the number of T Corp. Shares voted in favor of adoption of this Agreement and approval of the Merger, the number of T Corp. Shares voted against adoption of this Agreement and approval of the Merger, the names of all of its shareholders not voting in favor of this Agreement who have filed with T Corp. written notice of election to dissent to this Agreement, in accordance with Section 1701.85 of the OGCL, and the number of T Corp. Shares owned of record by each such shareholder.

     6.3 DEFINITION OF SUBSIDIARY. As used in this Agreement, the term "subsidiary" shall mean any corporation 20% or more of the capital stock of which having ordinary voting power for the election of directors shall be owned, directly or indirectly, by a parent corporation or by one or more of its subsidiaries or by such parent corporation and one or more subsidiaries.

     6.4 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate filing, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same document.

     6.5 NOTICES. Any notice or other communication required or permitted hereunder shall be expressed in writing and sent by certified or registered mail, return receipt requested; or sent by nationally recognized overnight courier service such as Federal Express; or sent by facsimile transmission between the hours of 9:00 a.m. and 4:30 p.m. local time at the place of intended receipt, which facsimile transmission advises the sender thereof that the transmission was received by the correct telephone number and that the status of such transmission was "okay", and which facsimile transmission is confirmed by recognized overnight courier service or certified or registered mail, return receipt requested; to the respective parties at the following addresses, or at such other addresses as the parties shall designate by written notice to the other:

    If to The Tranzonic Companies, to:              Copy in the same manner to:
    Robert S. Reitman and                           Samuel S. Pearlman, Esq.
    Alayne L. Reitman                               Berick, Pearlman & Mills Co.,L.P.A.
    The Tranzonic Companies                         1350 Eaton Center
    30195 Chagrin Boulevard                         1111 Superior Avenue
    Cleveland, Ohio 44124                           Cleveland, Ohio 44114

    If to TZ Acquisition Corp. or TZA Sub Corp.,    Copy in the same manner to:
    to:
    Linsalata Capital Partners Fund II, L.P.        Ronald H. Neill, Esq.
    c/o Donald C. Molten, Jr.                       Calfee, Halter & Griswold LLP
    23200 Chagrin Boulevard                         1400 McDonald Investment Center
    Cleveland, Ohio 44122                           800 Superior Avenue
                                                    Cleveland, Ohio 44114

     6.6 WAIVERS. Any failure of any of the Constituent Corporations to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other Constituent Corporations.

     6.7 AMENDMENTS, SUPPLEMENTS, ETC. At any time before or after approval and adoption by the T Corp. shareholders, this Agreement and the exhibits thereto may be amended or supplemented by additional agreements, articles or certificates, as may be determined in the judgment of the Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Agreement and otherwise to the fullest extent authorized by the OGCL.

     6.8 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Berick, Pearlman & Mills Co., L.P.A., as soon as practicable after approval of the Merger by the shareholders of T Corp. and satisfaction or waiver of all conditions contained in Article V hereof and simultaneously with the filing of the Certificate of Merger contemplated by Section 3.1(q).

     6.9 ASSIGNMENT. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

     6.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

     6.11 SEVERABILITY. If any term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.12 INDEMNIFICATION. After the Effective Date and subject to the consummation of the Merger, the Surviving Corporation shall maintain in effect and perform the obligations of T Corp. under any indemnification agreement specifically referred to on a Schedule to this Agreement and entered into by T Corp. with any T Corp. director, officer or employee and shall include in the Articles of Incorporation and Code of Regulations of the Surviving Corporation (and shall not thereafter amend) any indemnification provision or provisions, including without limitation provisions respecting the advancement of expenses, contained in the Articles of Incorporation or Regulations of T Corp. in effect on the date hereof for the benefit of T Corp.'s officers, directors, employees and agents, except to the extent that such amendment increases or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents. X Corp. shall use its best efforts to cause the persons serving as officers and directors of T Corp. immediately prior to the Effective Date to be covered for a period of three (3) years from the Effective Date by the directors' and officers' liability insurance policy or extended discovery insurance maintained by T Corp. (provided that X Corp. may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of T Corp. than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such; provided, however, that T Corp. shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by T Corp. for such insurance ("T Corp.'s Current Premium"), and if such premium for such insurance would at any time exceed 150% of T Corp.'s Current Premium, then X Corp. shall cause to be maintained policies of insurance which, in X Corp.'s good faith determination, provide the maximum dollar loss coverage available at an annual premium equal to 150% of T Corp.'s Current Premium. This
Section 6.12 shall survive the Closing and continue for a period of six (6) years (except that the foregoing provision regarding Directors and Officers Liability Insurance shall apply for the three-year period applicable thereto) and is intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Effective Date and is either a party to an indemnification agreement with T Corp. or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Articles of Incorporation or Regulations as of the date hereof.

     6.13  NO PERSONAL LIABILITY.

     (a) T Corp. No director, officer, employee or agent of T Corp. shall have any personal liability to X Corp. or its affiliates for any breach by T Corp. of any of its representations, warranties or obligations contained in this Agreement, except for fraudulent breaches in which such director, officer, employee or agent actively and directly participated with actual knowledge of the fraud. This Section 6.13 shall not be construed so as to impose upon any such director, officer, employee or agent any duty, obligation or liability to X Corp. or X Sub Corp. and their affiliates not otherwise imposed by law. Nothing in this Section 6.13(a) shall limit or affect the obligation or liability of any T Corp. shareholder under the Voting Agreement described in the WHEREAS clauses to this Agreement.

     (b) X Corp. and X Sub Corp. No director, officer, employee or agent of X Corp. or X Sub Corp. shall have any personal liability to T Corp. or its affiliates for any breach by X Corp. of any of its representations, warranties or obligations contained in this Agreement, except for fraudulent breaches in which such director, officer, employee actively and directly participated with actual knowledge of the fraud. This Section 6.13 shall not be construed so as to impose upon any such director, officer, employee or agent any duty, obligation or liability to T Corp. and its affiliates not otherwise imposed by law. Each obligation of X Corp. or X Sub Corp. hereunder is the joint and several obligation of both X Corp. and X Sub Corp.

     (c) Effect of Best Knowledge; T Corp.'s "knowledge". Where a party's representation is made on "knowledge" or "best knowledge", and the actual fact or circumstance as to which the representation is made is otherwise, such representation shall not be deemed to be fraudulent for purposes of imposing liability under Section 6.13(a) or (b) except where there is actual knowledge to the contrary by the party making the representation, but the representation shall nevertheless be deemed to be false, for purposes of the conditions specified in Sections 5.1(f) and 5.2(c). As used herein, the "best knowledge" or "knowledge" or T Corp. and/or any of its subsidiaries shall mean the actual knowledge of Robert S. Reitman and Alayne L. Reitman after reasonable inquiry.

     (d) Definition of Material Adverse Change and Material Adverse
Effect. When used in this Agreement, the terms "Material Adverse Change", "Material Adverse Effect" or similar terms shall mean a material adverse change in, or a material adverse effect upon, the business, properties, operations, prospects or assets or in the condition, financial or otherwise, of T Corp. and its subsidiaries taken as a whole and giving effect to any material favorable change or material favorable effect not disclosed to, or known by, X Corp. as of the execution of this Agreement; provided, however, that Material Adverse Change or Material Adverse Effect shall include, without limitation, any such net change or effect which could reasonably be expected to result in a reduction of $1 million or more in the consolidated pre-tax income of T Corp. and its subsidiaries in the 12-month period following the date of the event which caused such change; and provided further, that any modification or termination in the existing contractual or customer-supplier relationship(s) with Proctor & Gamble will not be deemed a Material Adverse Change or Material Adverse Effect.

     6.14  HEADINGS.

     The section and subsection headings and any table of contents listing the same contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.15  EXHIBITS AND SCHEDULES.

     All Exhibits and Schedules referred to in this Agreement are attached hereto and hereby are incorporated by reference herein and made a part hereof. Information disclosed on any one Exhibit or Schedule shall be deemed to have been disclosed on all other relevant Exhibits and Schedules.

     IN WITNESS WHEREOF, this Agreement has been signed and attested to on behalf of each of the Constituent Corporations as of the date first above written.

                                          THE TRANZONIC COMPANIES

                                          By:      /s/  ROBERT S. REITMAN

                                            ------------------------------------
                                          Its: Chairman

                                          TZ ACQUISITION CORP.

                                          By:    /s/  DONALD C. MOLTEN, JR.

                                            ------------------------------------
                                            Donald C. Molten, Jr.,
                                            Vice President

                                          TZA SUB CORP.

                                          By:    /s/  DONALD C. MOLTEN, JR.

                                            ------------------------------------
                                            Donald C. Molten, Jr.,
                                            Vice President

                                                                        ANNEX II

                [LETTERHEAD OF CARLETON, MCCREARY, HOLMES & CO.]

                                October 16, 1997

The Board of Directors
The Tranzonic Companies
30195 Chagrin Blvd.
Pepper Pike, Ohio 44124

Dear Members of the Board:

     The Tranzonic Companies ("TNZ") and Linsalata Capital Partners Fund II. L.P. ("Lincap") have entered into an Agreement and Plan of Merger (the "Agreement"), dated the date hereof. Pursuant to the Agreement, a newly formed Ohio corporation, controlled by Lincap, will form and merge a subsidiary with and into TNZ (the "Merger") and each outstanding share of TNZ's common stock (the "Shares") not held as treasury shares of TNZ will be converted into the right to receive $29.00 in cash. The Agreement also provides for the possible funding of an escrow for the potential settlement of indemnification claims against TNZ which could be asserted by the buyer of the assets of Baxter Tube Company. Although no indemnification claims are presently anticipated by TNZ's management such claims, if any, could result in a reduction of cash consideration of up to approximately $0.55 per share, resulting in a minimum net cash consideration of $28.45 to the holders of the Shares. In addition to the Agreement, Lincap and Robert Reitman, Sylvia Reitman, David Golden, the Estate of Miriam G. Golden and the Robert S. and Sylvia K. Reitman Foundation (collectively, the "Principal Shareholders") of TNZ, have entered into an agreement dated October 16, 1997 (the "Voting Agreement") pursuant to which the Principal Shareholders have agreed to vote their shares (together, the "Principal Shareholders' Shares") in favor of the Merger at a special shareholders' meeting which is expected to be held in December of 1997. The Principal Shareholders' Shares represent approximately 46% of the total Shares outstanding. The Principal Shareholders will receive the same per share consideration as the other shareholders who tender their shares. The Merger is expected to be consummated shortly after the date of the special shareholders' meeting.

     You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of the Shares in the Merger is fair to such shareholders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:


          i. Reviewed TNZ's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended February 28, 1997 and TNZ's Forms 10-Q and the related unaudited financial information for the quarterly periods ending May 31, 1997 and August 31, 1997;


          ii. Reviewed certain financial information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of TNZ, provided to us by TNZ;

          iii. Reviewed certain publicly available information of Lincap;

          iv. Conducted discussions with members of the senior management of TNZ with respect to its past and current business operations, financial condition and future prospects;

          v. Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to TNZ;

          vi. Compared the results of operations of TNZ with those of certain companies which we deemed to be reasonably similar to TNZ;

          vii. Reviewed the Agreement;

                                      AII-1

          viii. Investigated and determined that there were no other mergers and acquisitions of which the terms were publicly available and which we deemed to be relevant or comparable to the transaction contemplated by the Agreement;

          ix. Reviewed the Voting Agreement; and

          x. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information supplied or otherwise made available to us by TNZ. We have not assumed any responsibility for or been engaged to conduct any independent verification of such information or any independent appraisal of the assets of TNZ and have further relied upon the assurances of the management of TNZ that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. With respect to the financial forecasts furnished by TNZ, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of TNZ's management as to the expected future financial performance of TNZ. Our opinion is necessarily based on general economic, market, monetary and other conditions as they exist on and the information made available to us as of, the date hereof.

     In connection with our providing financial advice to TNZ regarding the matters set forth in this opinion, we have, at TNZ's request, had contacts with a number of financial and strategic potential purchasers with respect to an acquisition of TNZ.

     Our opinion set forth below is directed to the Board of Directors of TNZ and does not constitute a recommendation to any shareholder of TNZ with respect to the approval of the transactions contemplated by the Agreement. This letter is for the information of the Board of Directors of TNZ only in connection with its consideration of the Agreement and is not to be quoted or referred to, in whole or in part, in any document prepared in connection with the transactions contemplated by the Agreement, nor shall this letter be used for any other purpose or publicly disclosed, without our prior written consent; provided, however, TNZ is authorized to include this letter in its entirety and, subject to our approval, summaries of our analyses and references to this letter in the proxy materials contemplated by the Agreement. It is understood that this letter and the proxy materials contemplated by the Agreement will be filed with the Securities and Exchange Commission.

     We have acted as financial advisor to the Board of Directors of TNZ in connection with the transactions contemplated by the Agreement and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the transactions contemplated by the Agreement. We have, in the past, provided financial advisory services to TNZ and have received fees for the rendering of such services.

     In the ordinary course of business, an affiliate of Carleton, McCreary, Holmes & Co. may actively trade the equity securities of TNZ for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Carleton, McCreary, Holmes & Co. is also a lender to TNZ.

     On the basis of, subject to the foregoing and irrespective of whether or not there is an indemnification claim, we are of the opinion that the proposed cash consideration to be received by the holders of the Shares pursuant to the Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,


                                          /s/ CARLETON, MCCREARY, HOLMES &
                                          CO.


                                          Carleton, McCreary, Holmes & Co.
                                          a division of Key Capital Markets,
                                          Inc.

                                      AII-2

                                                                       ANNEX III

SECTION 1701.85. DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.


     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.


     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation [shall promptly](1) return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas

---------------

(1) Act reads "promptly shall"

                                     AIII-1
of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the data of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief [ ](2) and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them [terminate](3) if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

---------------

(2) Act contains a comma

(3)Act reads "terminates"

                                     AIII-2

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D) (1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of [a](4) corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If[,](5) during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest [that](6), except for the suspension, would have been payable upon such shares or securities [ ](7) shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions [that](8), except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

---------------

(4) Act reads "the"

(5) Omitted from Act

(6) Act reads "which"

(7)Act contains a comma

(8) Act reads "which"

                                     AIII-3

                            THE TRANZONIC COMPANIES

                               COMMON SHARE PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Shares hereby appoints JAMES H. BERICK AND ROBERT S. REITMAN as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Shares of The Tranzonic Companies held of record by the undersigned on December 29, 1997, at the Special Meeting of Shareholders to be held on January 22, 1998 and at any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned holder of Common Shares. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

           PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

 ................................................................................


                  *           FOLD AND DETACH HERE           *

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                            THE TRANZONIC COMPANIES
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

                                                                           FOR     AGAINST  ABSTAIN
1. Approval and Ratification of Agreement and Plan of Reorganization       [ ]       [ ]      [ ]
 by and among The Tranzonic Companies, TZ Acquisition Corp. and
 TZA Sub Corp.


                                                  Date:                   , 1998
                                                  ------------------------------


                                                  ------------------------------
                                                  Signature(s)

                                                  ------------------------------
                                                  Signature(s)

                                                  NOTE: PLEASE SIGN EXACTLY AS
                                                  NAME APPEARS HEREON. JOINT
                                                  OWNERS SHOULD EACH SIGN. WHEN
                                                  SIGNING AS ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE FULL
                                                  TITLE AS SUCH.


 ................................................................................

                  *           FOLD AND DETACH HERE           *

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.